UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CorVu Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Common stock, $0.01 par value per share Series B Convertible Preferred Stock, $0.01 par value per share

(2) Aggregate number of securities to which transaction applies:

49,527,724 shares of Common Stock and 360,000 shares of Preferred Stock, outstanding as of April 5, 2007
options and warrants to purchase an aggregate of 16,520,190 shares of
Common Stock, outstanding as of April 5, 2007

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$0.40 for each share of Common Stock $2.33333 for each share of Preferred Stock

(4) Proposed maximum aggregate value of transaction:
(stock, options and warrants)

$19,810,909.60 for shares of Common Stock outstanding
$839,998.80 for shares of Preferred Stock outstanding
$1,662,184.76 for options and warrants to purchase shares of Common Stock

Total consideration $22,313,093.16

The filing fee was determined by adding (x) the product of (i) the number of shares of common stock that are proposed to be acquired in the merger, and (ii) the merger consideration of $0.40 in cash per share of common stock, plus (y) the product of (i) the number of shares of preferred stock that are proposed to be acquired in the merger, and (ii) the merger consideration of $2.33333 in cash per share of preferred stock, plus (z) the amount expected to be paid to holders of options and warrants to purchase shares of common stock per share of common stock which is the difference between the exercise price of the options and the $0.40 per share price.  The payment of the filing fee, calculated in accordance with Exchange Act Rule 0 11(c)(1), was calculated by multiplying the total consideration by .00003070.

(5) Total fee paid:
$685.01

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

CorVu Corporation
3400 West 66th Street

Suite 445

Edina, MN 55435

                    , 2007

To Our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of CorVu Corporation, a Minnesota corporation (“CorVu”), which will be held at                                             , Minnesota on [                                  ], 2007, at [               ], local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve the acquisition of CorVu by Rocket Software, Inc., a Delaware corporation (“Rocket Software”), pursuant to the Agreement and Plan of Merger dated as of March 5, 2007 among Rocket Software, Rocket Software Minnesota, Inc. (“Newco”), a wholly-owned subsidiary of Rocket Software, and CorVu.

The merger agreement provides for, among other things, the merger of Newco with and into CorVu, with CorVu surviving the merger and becoming a wholly-owned subsidiary of Rocket Software. If the merger is completed and except for shareholders who have properly exercised their dissenters’ rights under Minnesota law, each holder of common stock will be entitled to receive $0.40, without interest, for each share of common stock, and each holder of Series B Convertible Preferred Stock will be entitled to receive $2.33333, without interest, for each share of preferred stock. Upon completion of the merger, CorVu will cease to be a public company.

The two independent members of the board of directors who comprise the special committee that the the board of directors established and authorized to review and consider this transaction have unanimously approved the merger and the merger agreement. Accordingly, the special committee of the board of directors unanimously recommends that CorVu’s shareholders vote “FOR” the approval of the merger agreement. In considering the special committee’s unanimous recommendation that shareholders approve the merger agreement, shareholders should be aware that members of CorVu’s board of directors and its special committee and CorVu’s executive officers have interests in the merger both similar to and potentially different than those of other shareholders. The attached proxy statement provides a detailed description of such interests.

The proxy statement attached to this letter contains important information about the proposed merger and the special meeting. We encourage you to read the proxy statement carefully because it describes the proposed merger and other related matters, including the terms of the merger agreement and the conditions to the completion of the merger. The proxy statement is dated [               ], 2007 and is first being mailed to shareholders on or about [               ], 2007.

Under CorVu’s Articles of Incorporation, as amended and restated, the merger agreement must be approved by (a) the affirmative vote of the holders of a majority of the outstanding shares of common stock and the holders of a majority of the outstanding shares of preferred stock, voting together as a single class on an as-converted basis, and (b) the affirmative vote of the holders of a majority of the outstanding shares of preferred stock, voting as a separate class. Your vote is very important. Only shareholders of record of CorVu common and preferred stock at the close of business on [               ], 2007 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE YOUR SHARES BY MAIL BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED UNDER DIFFERENT NAMES OR HELD IN MORE THAN ONE ACCOUNT BY A BANK, BROKER OR OTHER NOMINEE HOLDER, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you later decide to attend the special meeting and vote in person.

Thank you for your continued support.

CorVu Corporation

Edina, Minnesota

[            ], 2007

CorVu Corporation

3400 West 66th Street

Suite 445

Edina, MN 55435

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD

                       , 2007

TO OUR SHAREHOLDERS:

A special meeting of shareholders of CorVu Corporation, a Minnesota corporation, will be held on [          ,             , 2007, at                  , local time], at                                         , Minnesota, for the following purposes:

1.     To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of March 5, 2007 by and among Rocket Software, Inc. a Delaware corporation, Rocket Software Minnesota, Inc., a Minnesota corporation and a wholly-owned subsidiary of Rocket Software (“Newco”), and CorVu, pursuant to which Newco will be merged with and into CorVu, with CorVu surviving the merger as a wholly-owned subsidiary of Rocket Software. Upon completion of the merger, each share of CorVu’s common stock (other than shares held by shareholders who properly assert their dissenters’ rights under Minnesota law) will be converted into the right to receive $0.40 in cash, without interest, and each share of CorVu’s Series B Convertible Preferred Stock (other than shares held by shareholders who properly assert their dissenters’ rights under Minnesota law) will be converted into the right to receive $2.33333 in cash, without interest. If the merger is completed, CorVu will cease to be a public company.

2.     To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to vote FOR approval of the Agreement and Plan of Merger if there are insufficient votes present and cast at the special meeting to approve the Agreement and Plan of Merger.

CorVu has two classes of voting securities outstanding, namely common stock, with a par value of $0.01 per share, and Series B Convertible Preferred Stock, with a par value of $0.01 per share. Only holders of CorVu common and preferred stock at the close of business on [             ], 2007 are entitled to notice of and to vote at the special meeting.

Your vote is important, regardless of the number of shares you own. The approval of the merger agreement requires (a) the affirmative vote of the holders of a majority of the outstanding shares of common stock and the holders of a majority of the outstanding preferred stock, voting together in a single class on an as-converted basis, and (b) the affirmative vote of the holders of a majority of the outstanding shares of preferred stock, voting as a separate class. Therefore, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

The proposal to adjourn the meeting, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the common stock and preferred stock that are present in person or by proxy at the meeting. Abstentions are considered present and entitled to vote and therefore will have the same effect as a vote against any proposal to adjourn the meeting, whereas broker non-votes are not considered present and entitled to vote and will not affect any proposal to adjourn the special meeting. Three of our shareholders have entered into agreements with Rocket Software, Inc. pursuant to which these shareholders are obligated to vote an aggregate of 10,102,745 shares of our common stock FOR approval of the merger agreement, which represents 20.4% of our issued and outstanding common stock and

19.9% of our issued and outstanding capital stock (on an as-converted basis) that has the power to vote on the merger.

The two independent members of the board of directors who comprise the special committee that the board of directors established and authorized to review and consider this transaction, have unanimously approved the merger and the merger agreement. Accordingly, the special committee unanimously recommends that CorVu’s shareholders vote “FOR” the approval of the merger agreement. In considering the special committee’s unanimous recommendation that shareholders approve the merger agreement, shareholders should be aware that members of CorVu’s board of directors and its special committee and CorVu’s executive officers have interests in the merger both similar to and potentially different than those of other shareholders. The attached proxy statement provides a detailed description of such interests.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement and in favor of the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares of CorVu common or preferred stock will not be counted for the purposes of determining whether a quorum is present at the special meeting and, because both proposals require a certain percentage vote to pass, will effectively act as votes against the proposals. If you are a shareholder of record and do attend the special meeting and wish to vote in person, you will be entitled to do so.

Shareholders of CorVu who do not vote “FOR” the approval of the merger agreement will have the right to demand the fair value of their shares if the merger is completed, but only if they comply with all of the requirements of the laws of the State of Minnesota, which are summarized in, and attached as Annex C to the accompanying proxy statement.

By Order Of The Special Committee of The Board Of Directors

/s/ Joseph J. Caffarelli
Chief Executive Officer

Edina, Minnesota

                      , 2007

i

ii

CorVu Corporation

3400 West 66th Street

Suite 445

Edina, MN 55435

PROXY STATEMENT

Special Meeting of Shareholders

To be Held [        ], 2007, at      local time

At                   , Minnesota

Unless we otherwise indicate or unless the context requires otherwise:  all references in this document to “CorVu,” “we,” “our,” and “us” refer to CorVu Corporation and its subsidiaries; all references to “Rocket Software” refer to Rocket Software, Inc.; all references to “Newco” refer to Rocket Software Minnesota, Inc.; all references to the “merger agreement” refer to the Agreement and Plan of Merger dated as of March 5, 2007 among Rocket Software, Newco and CorVu, a copy of which is attached as Annex A to this proxy statement; all references to the “merger” refer to the merger contemplated by the merger agreement; all references to “Common Shares” refer to the shares of CorVu’s common stock,  par value $0.01 per share; all references to “Preferred Shares” refer to the shares of CorVu’s Series B Convertible Preferred Stock, par value $0.01 per share; all references to “Capital Shares” refer to both Common Shares and Preferred Shares; all references to “ComVest Group” refer to ComVest Group Holdings, LLC; all references to “ComVest Investment” refer to “ComVest Investment Partners II LLC”; all references to “Mr. MacIntosh” refer to Justin MacIntosh; and all references to Mrs. MacIntosh refer to Delia MacIntosh.

The mailing address of CorVu’s principal executive office is 3400 West 66th Street, Edina, Minnesota 55435. CorVu expects that this proxy statement, the related proxy card and the Notice of Special Meeting will first be mailed to shareholders on or about              , 2007.

SUMMARY TERM SHEET

•                  The Parties to the Merger Agreement. CorVu Corporation, a Minnesota corporation, Rocket Software, Inc., a Delaware corporation, and Rocket Software Minnesota, Inc., a Minnesota corporation and a wholly-owned subsidiary of Rocket Software.

•                  The Merger Agreement. You are being asked to consider and vote upon the approval of a merger agreement providing for the acquisition of CorVu by Rocket Software through a merger of Newco with and into CorVu, with CorVu surviving the merger as a wholly-owned subsidiary of Rocket Software. Upon effectiveness of the merger, (a) each outstanding Common Share (other than shares held by shareholders who properly assert dissenters’ rights under Minnesota law) will be converted into the right to receive $0.40 in cash, without interest, (b) each Preferred Share (other than shares held by shareholders who properly assert dissenters’ rights under Minnesota law) will be converted into the right to receive $2.33333 in cash, without interest, and (c) CorVu will cease to be a public company. See “The Merger Agreement” beginning on page 33.

•                  Certain Effects of the Merger. At the effective time of the merger, all assets of every description and the business of each of CorVu and Newco shall vest in CorVu, as the surviving corporation, and all debts, claims, liabilities and obligations of each of CorVu and Newco shall become the debts, claims, liabilities and obligations of the surviving corporation, all as provided under the Minnesota Business Corporation Act. CorVu will be a wholly-owned subsidiary of Rocket Software and cease to be a public company following the merger. See “The Merger - Certain Effects of the Merger” on page 25.

•                  Merger Consideration. Upon effectiveness of the merger, unless you properly assert your dissenters’ rights under Minnesota law, you will be entitled to receive $0.40 in cash, without interest, for each Common Share that you own, less any applicable withholding taxes, and $2.33333 in cash, without interest, for each Preferred Share that you own, less any applicable withholding taxes. See “The Merger Agreement - Merger Consideration” on page 34. Immediately prior to the merger, all outstanding options to acquire Common Shares will become fully vested. Each holder of an option or a warrant to purchase Common Shares will be entitled to receive in cash an amount equal to (i) the number of Common Shares subject to such option or warrant, multiplied by (ii) the merger consideration of $0.40 less the exercise price of such option or warrant and less any applicable withholding taxes. See “The Merger Agreement - Treatment of Options and Warrants to Acquire Common Shares” beginning on page 35.

•                  Market Prices of CorVu’s Common Shares. CorVu’s Common Shares are quoted on the Over The Counter Bulletin Board (“OTCBB”) under the trading symbol “CRVU.”  The closing sale price of a Common Share on March 2, 2007, which was the last trading day before the announcement of the execution of the merger agreement, was $0.28 per share. On [             ], 2007, which was the last trading day before the date of this proxy statement, the closing sale price of a Common Share was [$     ] per share. As a result of the merger, CorVu will be a privately-held company and the Common Shares will cease to be quoted on the OTCBB. See “Market Prices of CorVu’s Common Shares” on page 49.

•                  Recommendation by Special Committee. The special committee of our board of directors (consisting of two disinterested board members, Daniel R. Fishback and Ismail Kurdi), in accordance with the powers and authority delegated to it by our board of directors, unanimously approved the merger and unanimously recommends that CorVu’s shareholders vote “FOR” the approval of the merger agreement. See “The Merger - Recommendation of the Special Committee” on page 20.

•                  Share Ownership of Directors, Executive Officers and Principal Shareholders; Votes. As of the record date for the special meeting, the current directors and executive officers of CorVu have sole or share voting power with respect to an aggregate of 35,899,664 Common Shares (excluding shares subject to options), representing approximately 72.5% of the outstanding Common Shares. Mr. David C. Carlson, our Chief Financial Officer, owns 50,000 Preferred Shares, representing approximately 13.9% of the outstanding Preferred Shares. ComVest Investment, our largest single shareholder, holds 22,000,000 Common Shares, representing approximately 44.4% of the outstanding Common Shares; Mr. Robert L. Priddy, one of our directors, shares the voting power of the Common Shares registered in the name of ComVest Investment. Mr. MacIntosh, another of our directors, has sole or shared voting power over an aggregate of 11,958,701 Common Shares (approximately 24.1% of the outstanding Common Shares), 7,541,733 of which (approximately 15.2% of all outstanding Common Shares) are held in street name by Barleigh Wells Limited for Opella Holdings Limited, and 3,700,957 of which (approximately 7.5% of the outstanding Common Shares) are registered in the name of his spouse, Mrs. MacIntosh. Each of our directors and executive officers has informed CorVu that they intend to vote all of their Common Shares and Preferred Shares “FOR” the approval of the merger agreement. See “The Special Meeting - Voting by Directors and Executive Officers” on page 13.

•                  Fairness Opinion of Cherry Tree Securities, LLC. Given the affiliation of ComVest Group with ComVest Investment, our largest single shareholder, the special committee engaged Cherry Tree Securities, LLC, which we refer to as “Cherry Tree,” as its independent financial advisor to analyze the fairness, from a financial point of view, of the consideration to be paid pursuant to the merger agreement to the holders of Common Shares, and to provide its opinion in that regard. On March 2, 2007, Cherry Tree rendered to the special committee its opinion to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Common Shares pursuant to the merger was fair, from a financial point of view, to those holders. The full text of the Cherry Tree opinion, which sets forth the assumptions made, matters considered, and limitations on the scope of review undertaken by Cherry Tree in rendering its opinion, is attached to this proxy statement as Annex B. The Cherry Tree opinion was provided to the special committee in connection with its consideration of the merger. The Cherry Tree opinion does not constitute a recommendation as to how any shareholder should vote on the proposal to approve the merger agreement or any other matter. CorVu and the special committee encourage CorVu’s shareholders to read the Cherry Tree opinion carefully and in its entirety. Cherry Tree was paid an aggregate fee of $100,000 for its services. The summary of the Cherry Tree opinion in this proxy statement is qualified in its entirety by reference to the full text of the Cherry Tree opinion. See “The Merger – Opinion of Cherry Tree Securities, LLC” on page 20.

•                  Material U.S. Federal Income Tax Consequences. The merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your Capital Shares that are cancelled in the merger. Because determining the tax consequences of the merger can be complicated and depends in part on your particular circumstances, we urge you to consult your own tax advisor regarding the particular tax consequences of the merger to you. See “The Merger - Material U.S. Federal Income Tax Consequences” beginning on page 30.

•                  Dissenters’ Rights of Appraisal. The laws of the State of Minnesota provide you, as a shareholder, with the right to dissent from the proposal to approve the merger agreement and to demand the fair value of your Common Shares or Preferred Shares, respectively, as determined by a court proceeding, and to receive payment in cash based on that valuation. The ultimate amount you receive for your shares as a dissenting shareholder in a dissenter’s proceeding may be more, less or the same as the amount you would have received under the merger agreement. Your failure to follow exactly the procedures specified under the laws of the State of Minnesota will result in the loss of your dissenters’ rights. See “Dissenters’ Rights of Appraisal” beginning on page 53 and Annex C, Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act.

•                  Conversion of Shares; Payment Procedures. As soon as practicable after the effective time of the merger, a paying agent mutually acceptable to Rocket Software and CorVu will mail to all shareholders of CorVu a letter of transmittal and instructions for surrendering Capital Shares in exchange for the applicable merger consideration. You should not return any share certificates, options or warrants you hold with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal. See “The Merger Agreement - Conversion of Shares; Payment Procedures” on page 34.

•                  Timing and Likelihood of Closing. We anticipate that the effective time of merger will occur promptly following approval of the merger agreement at the special meeting, assuming satisfaction or waiver of all other conditions to the merger. However, because the merger is subject to certain conditions, the exact timing of the completion of the merger and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the merger agreement are not satisfied or waived, the merger agreement may be terminated and the merger would not be completed. See “The Merger Agreement - Conditions to the Completion of the Merger” beginning on page 43.

•                  Conditions to the Completion of the Merger. Prior to the consummation of the merger, a number of conditions must be satisfied (or waived by Rocket Software or CorVu, as appropriate, to the extent permitted by law). These include, among others:

•                  the approval of the merger agreement by CorVu’s shareholders;

•                  the absence of any law or order by any governmental authority which prohibits the consummation of the merger;

•                  the availability of sufficient funds to Rocket Software and Newco;

•                  the truth and accuracy as of the closing date of CorVu’s, Rocket Software’s and Newco’s representations and warranties, subject to certain qualifications;

•                  the performance, in all material respects, by each of CorVu,Rocket Software, and Newco of its obligations under the merger agreement;

•                  no “material adverse effect” having occurred with respect to CorVu;

•                  CorVu not exceeding a certain maximum net working capital deficit; and

•                  no assertion of dissenters’ rights by holders of more than ten percent (10%) of the outstanding Capital Shares.

See “The Merger Agreement - Conditions to the Completion of the Merger” on page 43.

•                  Termination of the Merger Agreement. The merger agreement may be terminated upon the occurrence of various events specified in the merger agreement, including, among other things:

•                  the mutual agreement of CorVu and Rocket Software;

•                  the failure to consummate the merger by June 30, 2007;

•                  the failure of CorVu’s shareholders to approve the merger agreement at the special meeting or any adjournment of the special meeting;

•                  if our special committee, pursuant to and in compliance with the terms of the merger agreement, has either (i) approved or recommended to the shareholders any superior competing transaction, or (ii) withheld, withdrawn or modified its recommendation of the merger agreement;

•                  certain types of breaches of the non-terminating party’s representations, warranties or obligations under the merger agreement which are not cured within a specified cure period; or

•                  the existence of a law or governmental order prohibiting the merger.

See “The Merger Agreement - Termination of the Merger Agreement” on page 46.

•                  Termination Fee and Expenses. If the merger agreement is terminated under certain circumstances, CorVu will be obligated to pay a termination fee of up to $1,000,000 to Rocket Software. In certain circumstances, if CorVu or Rocket Software terminates the merger agreement because the merger has not occurred on or before June 30, 2007, and at such time Rocket Software has no other right to terminate the merger agreement, and with the exception of the financing condition, all conditions to Rocket Software’s obligation to consummate the merger are met, then Rocket Software must pay to CorVu a termination fee of $1,000,000. Under certain circumstances, if CorVu terminates the merger agreement to enter into an acquisition agreement for a superior competing transaction, CorVu is required to pay Rocket software a termination fee of $1,000,000. Such payments are intended to be liquidated damages and each party’s sole and exclusive remedy arising out of such terminations. For additional details on these matters, see “The Merger Agreement – Termination Fee” and “The Merger Agreement - Expenses” on pages 47 and 48.

•                  Financing of the Merger and Related Transactions. Rocket Software and Newco estimate that the total amount of funds necessary to consummate the merger and the related transactions (including payment of the aggregate merger consideration for outstanding Common Shares, Preferred Shares and payment of the aggregate amount payable to the holders of options and warrants) will be approximately $22.3 million, which is expected to be funded by cash, third party loans and/or other sources of immediately available funds. The consummation of the merger and the related transactions are subject to Rocket Software and/or Newco obtaining the necessary financing. However, if Rocket Software and Newco are not able to secure financing sufficient to complete the merger and the merger is not completed for that reason, Rocket Software is required to pay a termination fee to CorVu of $1,000,000. This amount has been escrowed by Rocket Software under an escrow agreement with CorVu and U.S. Bank National Association, which the parties entered into concurrently with the execution and delivery of the merger agreement. Rocket Software has entered into a commitment letter with a well-known financial institution to provide financing in an amount sufficient to pay the merger consideration. See “The Merger - Financing of the Merger and Related Transactions” on page 26.

•                  Record Date, Quorum and Voting Power. You are entitled to vote at the special meeting if you owned Capital Shares at the close of business on [               ], 2007, the record date for the special meeting. Each Common Share outstanding on the record date is entitled to one vote, and each Preferred Share outstanding on the record date is entitled to 3 and 1/3 votes, on each matter submitted to shareholders for approval at the special meeting. As of the record date, there are [49,527,274] Common Shares and 360,000 Preferred Shares outstanding and entitled to vote at the special meeting. A quorum will be considered present at the special meeting if the holders of a majority of the voting power of the outstanding Capital Shares entitled to vote are present at the meeting, either in person or represented by proxy. See “The Special Meeting - Record Date, Quorum and Voting Power” on page 12.

•                  Shareholder Vote Required to Approve the Merger Agreement. For us to complete the merger, shareholders as of the close of business on the record date holding at least a majority of the voting power of the outstanding Capital Shares, plus shareholders as of the close of business on the record date holding at least a majority of the outstanding Preferred Shares voting as a separate class, must vote “FOR” the approval of the merger agreement. See “The Special Meeting - Required Vote” on page 13.

•                  Option and Support Agreements. ComVest Investment and Mr. and Mrs. MacIntosh each entered into option and support agreements with Rocket Software pursuant to which they are obligated to vote an aggregate of 10,102,745 Common Shares, under certain terms and conditions, FOR approval of the merger agreement and against any competing transaction. Each of these shareholders also granted Rocket Software an irrevocable proxy to vote the shares at issue if the shareholder does not take certain actions specified in the agreements that are consistent with the shareholder’s voting covenants. Moreover, these shareholders granted to Rocket Software an option to purchase the number of shares subject to each voting agreement at a purchase price of $0.40 per share upon written notice within nine months after certain designated events that are beyond Rocket Software’s control, including the shareholder’s failure to observe or perform any obligation under the option and support agreement or the Special Committee’s approval or recommendation of a competing transaction. See “The Merger - Option and Support Agreements” on page 31.

•                  Interests of Our Directors and Executive Officers in the Merger. In considering the unanimous recommendation of the special committee of the board of directors to vote “FOR” the approval of the merger agreement, CorVu’s shareholders should be aware that some of CorVu’s executive officers and members of CorVu’s board of directors may have interests in the transaction that are different from, and/or in addition to, the interests of CorVu’s shareholders generally. Such differing or additional interests in the transaction may present them with actual or potential conflicts of interest. These differing interests include the following arrangements:

•                  Accelerated vesting of unvested stock options held by CorVu’s executive officers and directors in connection with the cancellation and settlement of all stock options as part of the merger;

•                  Employment agreements between CorVu, its Chief Executive Officer and its Chief Financial Officer that, among other things, provide severance benefits upon termination of employment in connection with transactions such as the merger; and

•                  Certain indemnification rights of CorVu’s directors and executive officers.

See “The Merger - Interests of Our Directors and Executive Officers in the Merger” on page 27.

•                  ComVest Group Holdings, LLC as financial advisor. ComVest Group, an affiliate of ComVest Investment, our largest single shareholder, served as CorVu’s financial advisor in connection with the merger pursuant to an engagement letter dated June 15, 2006. Upon consummation of the merger, ComVest Group will receive for the financial advisory services rendered a fee in the amount of $837,000. See “The Merger – Background of the Merger” on page 16.

•                  Regulatory and Other Governmental Approvals. Except for the required filing of the articles of merger with the Secretary of State of Minnesota at or before the effective time of the merger, we are unaware of any material foreign, federal or state regulatory requirements or approvals required for the completion of the merger. See “The Merger - Regulatory and Other Governmental Approvals” on page 31.

•                  No Solicitation. The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving CorVu or to change or withdraw our recommendation to approve the merger agreement. Notwithstanding these restrictions, under certain circumstances, the special committee may respond to an unsolicited written proposal for an alternative acquisition or terminate the merger agreement and withdraw, modify or change its recommendation to approve the merger agreement and enter into an acquisition agreement with respect to a “superior competing transaction” (as defined in the section entitled “The Merger Agreement - No Solicitation”), so long as CorVu otherwise complies with the terms of the merger agreement. The special committee of the board of directors may also withhold, withdraw, or modify its recommendation to approve the merger agreement if (i) it determines in good faith that the competing transaction is superior to the merger proposal and (ii) it concludes in good faith (after consultation with its advisors) that it is required to do so in order to comply with its fiduciary duties to CorVu shareholders under applicable law. However, Rocket Software has the right, within three business days of its receipt of written notice from CorVu of the proposal for the superior competing transaction, to agree to make adjustments to the terms and conditions of the merger agreement, and CorVu must negotiate in good faith, to allow Rocket Software to match or improve upon the economic or other terms of the purportedly superior competing transaction. See “The Merger Agreement - No Solicitation; Superior Competing Transaction” on page 40.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:   When and where is the special meeting?

A:           The special meeting of CorVu’s shareholders will be held at [             ] local time, on [                ], 2007, at                                  ], Minnesota.

Q:   What matters will you be asked to vote on at the special meeting?

A:           You will be asked to vote on two proposals:

•                  the approval of the merger agreement pursuant to which CorVu will become a wholly-owned subsidiary of Rocket Software and, except for Common or Preferred Shares held by a shareholder who properly asserts dissenters’ rights under Minnesota law, each Common Share will be converted into the right to receive $0.40 in cash and each Preferred Share will be converted into the right to receive $2.33333 in cash; and

•                  the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement.

Q:   Who is soliciting your proxy?

A:           The proxy is being solicited by the special committee of the board of directors of CorVu.

Q:          How does the special committee recommend that you vote on the proposals?

A:           The members of the special committee unanimously recommend that you vote:

•                  “FOR” the proposal to approve the merger agreement; and

•                  “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to vote for the approval of the merger agreement.

Q:   When is the merger expected to be completed?

A:    We expect to complete the merger during the month of May 2007, but no later than June 30, 2007.

Q:   What vote of shareholders is required to approve the merger agreement?

A:           Approval of the merger agreement requires that shareholders holding a majority of the Capital Shares outstanding (on an as-converted basis) as of the close of business on [              , 2007], the record date for the special meeting, voting together as a single class, as well as the shareholders holding a majority of the Preferred Shares outstanding as of the close of business on the record date and voting as a separate class, vote “FOR” the approval of the merger agreement. Three of our shareholders entered into option and support agreements with Rocket Software. Under these agreements, the shareholders have agreed, under certain terms and conditions, to vote an aggregate of 10,102,745 Common Shares, which represents approximately 19.9% of the voting power of the issued and outstanding Capital Shares in favor of the merger and against competing transactions.

Q:          What vote of shareholders is required to adjourn the meeting to solicit additional proxies?

A:           The proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies to vote for approval of the Merger Agreement requires the approval of a majority of the Capital Shares present (in person or by proxy and on an as-converted basis) and entitled to vote on this proposal at the meeting.

Q:          Who is entitled to vote?

A:           Shareholders as of the close of business on [                 ], 2007, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting. On the record

date, [49,527,274] Common Shares, held by approximately [                 ] shareholders of record, and 360,000 Preferred Shares, held by eleven shareholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote for each Common Share you own. Each Preferred Share, when voted together with the Common Shares as one single class, is entitled to 3 and 1/3 votes.

Q:          What does it mean if you get more than one proxy card?

A:           If you have Common Shares and/or Preferred Shares that are registered in different names and/or are held in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:          How do you vote without attending the special meeting?

A:           If you are a registered shareholder (that is, if you hold your shares in your name), you may vote your shares by mail by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions provided by your broker, bank or other nominee with this proxy statement.

Q:          How do you vote in person at the special meeting?

A:           If you are a registered shareholder, you may attend the special meeting and vote your shares in person at the special meeting by giving us a signed proxy card or ballot before the voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If your shares are held in “street name”, through a broker, bank or other nominee holder, only your nominee holder can vote your shares. (Shares purchased through a broker, typically, are registered and held in the name of an entity designated by the brokerage firm, in which event the shares are referred to as being held in “street name”.)

Q:          If your shares are held in “street name” by your broker, bank or other nominee, will your nominee vote your shares for you?

A:           Only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee with this proxy statement regarding how to instruct your nominee to vote your shares. Without instructions, your shares will not be voted. If your broker, bank or other nominee fails to contact you, you should contact your broker, bank, or other nominee directly.

Q:          Can you change your vote?

A:           You may revoke or change your proxy at any time before it is voted. If you are a registered shareholder, you may revoke or change your proxy before it is voted by:

•                  filing a notice of revocation, which is dated a later date than the proxy you wish to revoke, with an officer of CorVu; or

•                  submitting a duly executed proxy bearing a later date.

Simply attending the special meeting in person will not constitute revocation of a proxy. If your shares are held in “street name”, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies.

Q:          What happens if you sell your shares before the special meeting?

A:           If you were a shareholder of record on            , 2007, the record date, you retain your right to vote at the special meeting, even if you sell your shares after that date. If you held your CorVu shares in

“street name” on the record date, you retain your right to direct your broker or other nominee to vote at the special meeting, even if you sell your shares after that date. However, if you transfer your CorVu shares after the record date but prior to the date on which the merger becomes effective, you will not be entitled to the merger consideration for those shares that you have sold. The right to receive the merger consideration for such shares will pass to the person who owns the shares immediately prior to the effectiveness of the merger.

Q:          What is a quorum?

A:           A quorum of the holders of the outstanding Capital Shares must be present to conduct business at the special meeting. A quorum is present if the holders of a majority of the outstanding Common Shares and the outstanding Preferred Shares, calculated on an as-converted basis, entitled to vote are present in person or by proxy at the meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q:          How are votes counted?

A:           For the proposal relating to the approval of the merger agreement, you may vote “for”, “against” or “abstain”. Approval of the merger agreement requires (a) the affirmative vote of the holders of at least a majority of the outstanding Common Shares and of the Preferred Shares, voting together as a single class on an as-converted basis, and (b) the affirmative vote of the holders of at least a majority of the outstanding Preferred Shares, voting as a separate class. Abstentions will count for the purpose of determining whether a quorum is present, and will have the same effect as a vote against the merger agreement.

For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies to vote for approval of the merger agreement, you may vote “for”, “against” or “abstain”. The proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding Common Shares that are present in person or by proxy at the special meeting and entitled to vote on this proposal. Abstentions are considered present and entitled to vote and therefore will have the same effect as a vote against any proposal to adjourn the meeting, whereas broker non-votes are not considered present and entitled to vote and will not affect the proposal to adjourn the special meeting.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement, and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Nominee holders will be have discretion to vote shares without instructions from the beneficial owner thereof because the matters to be voted on are not “routine” matters as to which such discretion applies. Broker non-votes will not count as votes cast on a proposal.

Q:          Is it important for you to vote?

A:           Yes, because we cannot conduct the vote to approve the merger agreement without a quorum (as described above) of the holders of the outstanding Capital Shares present at the special meeting and the affirmative vote in favor of the merger agreement by the holders of a majority of the outstanding Capital Shares, voting as a single class on an as-converted basis, and the affirmative vote by the holders of a majority of the outstanding Preferred Shares, voting as a separate class.

Q:          Are you entitled to dissenters’ rights?

A:           Under Minnesota law, a shareholder is entitled to dissenters’ rights with respect to the merger if such shareholder (a) gives written notice to CorVu before the merger is submitted to a vote at the special meeting that such shareholder objects to the merger proposal and intends to demand payment of the fair value for his or her shares if the merger agreement is approved, (b) does not vote his or her shares in favor of approval of the merger agreement and (c) carefully follows the statutory procedure for perfecting dissenters’ rights set forth in Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, a copy of which is attached to this proxy statement as Annex C. See “Dissenters’ Rights of Appraisal” on page 53.

Q:          Who will bear the cost of this solicitation?

A:           The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by CorVu. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of CorVu, none of whom will receive additional compensation therefor.

Q:          Will a proxy solicitor be used?

A:           No. CorVu has decided not to retain the services of a proxy solicitor at the present time.

Q:          Should you send in your share certificates now?

A:           No. Assuming the merger is completed, you will receive, shortly thereafter, a letter of transmittal with instructions informing you how to send your share certificates to the paying agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange your CorVu shares for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY SHARE CERTIFICATES, OPTIONS OR WARRANTS WITH YOUR PROXY.

Q:          Who can help answer your other questions?

A:           If you have more questions about the special meeting or the merger, you should contact David C. Carlson, Chief Financial Officer, at (952) 944-7777.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and may be based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of CorVu, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger - Opinion of Cherry Tree Securities, LLC” and in statements made in the future tense or containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results, events or developments we anticipate will be realized or occur, or that they will have the expected effects on the business or operations of CorVu. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as mandated by applicable law. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•                  the satisfaction of the conditions to the merger, including the receipt of the required shareholder approval;

•                  the uncertain effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees, suppliers and customers;

•                  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including circumstances that may require us to pay a termination fee to Rocket Software;

•                  the risk that the merger may not be completed in a timely manner or at all, which may materially adversely affect our business future prospects and the price of our Common Shares, which are quoted on the OTCBB;

•                  the risk that we may be subject to litigation in connection with the merger;

•                  risks related to diverting management’s attention from our ongoing business operations;

•                  the amount of the costs, fees, expenses and charges related to the merger;

•                  our ability to make the proper strategic choices with respect to pursuing profitable growth in our business;  and

•                  the other risks and uncertainties set forth in CorVu’s publicly filed documents, including CorVu’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by the special committee of our board of directors for use at the special meeting of shareholders to be held on [             ], 2007, starting at [            ] local time, at                           , Minnesota. The purpose of the special meeting is for our shareholders to consider and vote upon two proposals: (1) to approve the merger agreement, and (2) to approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies to vote for approval of the merger agreement if there are insufficient votes to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about [              ], 2007.

Recommendation of the Special Committee of the Board of Directors

The two independent members of the board of directors comprising the special committee that the board of directors established and authorized to review and consider this transaction, unanimously have approved the merger and the merger agreement. Accordingly, the special committee unanimously recommends that CorVu’s shareholders vote “FOR” the approval of the merger agreement. In considering the special committee’s unanimous recommendation that shareholders approve the merger agreement, shareholders should be aware that members of CorVu’s board of directors and CorVu’s executive officers have interests in the merger both similar to and potentially different than those of other shareholders. Please see the section entitled “The Merger – Interests of Our Directors and Executive Officers in the Merger” on page 27 for a description of such interests.

Record Date, Quorum and Voting Power

The holders of record of Capital Shares at the close of business on [                ], 2007, the record date for the special meeting, are entitled to receive notice of, and to attend and vote at, the special meeting. As of the record date, there were [49,527,274] Common Shares and 360,000 Preferred Shares issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding Common Share on the record date entitles the holder to one vote on each matter submitted to shareholders for a vote at the special meeting. Each outstanding Preferred Share on the record date entitles the holder to 3 and 1/3 votes on each such matter.

A quorum of the holders of the outstanding Capital Shares must be present to conduct business at the special meeting, including conducting the vote on the two proposals described in this proxy. A quorum is present if the holders of a majority of the voting power of all Capital Shares entitled to vote are present in person or by proxy at the special meeting. Abstentions will count for the purpose of determining whether a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will need to be established at the reconvened meeting.

Required Vote

For us to complete the merger, shareholders as of the close of business on the record date holding at least a majority of the voting power of the outstanding Capital Shares (that is, Common and Preferred Shares, on an as-converted basis, voting as one class), as well as shareholders as of the close of business on the record date holding at least a majority of the outstanding Preferred Shares, must vote in favor of approval of the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the voting power of the Capital Shares entitled to vote at the special meeting and present in person or by proxy. Abstentions are considered present and entitled to vote and therefore will have the same effect as a vote against any proposal to adjourn the meeting, whereas broker non-votes are not considered present and entitled to vote and will not affect the proposal to adjourn the special meeting.

In order for your Capital Shares to be included in the vote, if you are a registered shareholder (that is, if you hold your shares in certificated form), you must submit your proxy and vote your shares by signing, dating and returning the enclosed proxy in the postage prepaid envelope provided, or you may vote in person at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your nominee holder. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee directly for directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on the proposal to approve the merger, and will therefore have the same effect as a vote cast against that proposal.

Voting by Directors and Executive Officers

As of [          ], 2007, the record date for the special meeting, the current directors and executive officers of CorVu have sole or share voting power with respect to an aggregate of 35,899,664 Common Shares (excluding shares subject to options and warrants), representing approximately 72.5% of the outstanding Common Shares. Mr. David C. Carlson, our Chief Financial Officer, owns 50,000 Preferred Shares, representing approximately 13.9% of the outstanding Preferred Shares. Each of our directors and executive officers has informed CorVu that he intends to vote all of his Capital Shares “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Mr. Robert L. Priddy, one of our directors, shares in the voting power of 22,000,000 Common Shares registered in the name of ComVest Investment, our largest single shareholder. Mr. MacIntosh, one of our directors, his spouse, Mrs. MacIntosh, and ComVest Investment each entered into option and support agreements with Rocket Software pursuant to which they have agreed to vote an aggregate of 10,102,745 Common Shares, under certain terms and conditions, in favor of the merger and against any competing transaction. Each of these shareholders also granted Rocket Software an irrevocable proxy to vote the shares at issue if the shareholder does not take certain actions specified in the agreement that are consistent with the shareholder’s voting covenants. Moreover, these shareholders granted to Rocket Software an option to purchase the number of shares subject to each voting agreement at a purchase price of $0.40 per share upon written notice within nine months after certain designated events that are beyond Rocket Software’s control, including the shareholder’s failure to observe or perform any obligation under the option and support agreement or the Special Committee’s approval or recommendation of a competing transaction.

Proxies; Revocation

If you vote your Capital Shares by signing and dating a proxy, your shares will be voted at the special meeting in accordance with your instructions. If no instructions are indicated on your signed and dated proxy card, your shares will be voted “FOR” the approval of the merger agreement, and “FOR” adjournment of the meeting, if necessary or appropriate to solicit additional proxies.

You may revoke or change your proxy at any time before it is voted. If you have not voted through a broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•                  filing a notice of revocation that is dated after the date of the proxy you wish to revoke with an officer of CorVu; or

•                  submitting a duly executed proxy bearing a later date.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street” name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies.

Under Minnesota law, no matter other than the proposal to approve the merger agreement and the proposal to adjourn the meeting, if necessary or appropriate to solicit additional proxies, may be brought before the special meeting.

Shareholders should NOT send share certificates, options or warrants with their proxy cards. If the merger is completed, shareholders will be mailed a transmittal letter form following the completion of the merger with instructions for use in effecting the surrender of shares in exchange for the applicable merger consideration.

Expenses of Proxy Solicitation

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by CorVu. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of CorVu, none of whom will receive additional compensation therefor. CorVu will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies to vote for the approval of the merger agreement. Any adjournment may be made without notice, other than by an announcement made at the special meeting. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders of CorVu who have already sent in their proxies may revoke them prior to their use at the special meeting, reconvened following such adjournment, in the manner described above.

THE PARTIES TO THE MERGER AGREEMENT

CorVu Corporation

We are a corporation incorporated under the laws of the State of Minnesota with our principal executive offices at 3400 West 66th Street, Suite 445, Edina, MN 55435. Our telephone number is (952) 944-7777. We are a holding company that develops and sells business performance management software products and related professional services through our subsidiaries. CorVu was incorporated as J.B Goodhouse on September 29, 1983. On April 28, 1988, it changed its name to Lockermate Corporation, and on October 20, 1992, it changed its name to Minnesota American, Inc. Following the merger of CorVu Corporation, a privately held company, with and into Minnesota American, Inc. on January 14, 2000, CorVu continued to operate the business of the privately held company and changed its name to “CorVu Corporation”.

Rocket Software, Inc.

Rocket Software, Inc., which we refer to as Rocket Software, is a Delaware corporation incorporated in 1990. It is a global software development firm that builds enterprise infrastructure products for the world’s leading OEMs, networks and software companies. Rocket Software’s current lines of business complement and extend strategic OEM offerings in the areas of business intelligence, enterprise and mobile security, relational databases, mobile and wireless computing, and operational support systems (OSS). Rocket’s current OEM relationships and technology partners include IBM, EMC, HP, RSA Security, Microsoft, Nortel, and Motorola. The business address of Rocket Software is 275 Grove Street, Newton, MA 02466-2272 (Attention: Johan Magnusson Gedda) and its telephone number is (617) 614-4321.

Rocket Software Minnesota, Inc.

Rocket Software Minnesota, Inc., which we refer to as Newco, is a Minnesota corporation incorporated under the laws of the State of Minnesota on March 1, 2007 for the sole purpose of entering into the merger agreement and completing the merger with CorVu. Newco is a wholly-owned subsidiary of Rocket Software. Newco has not engaged in any business except in anticipation of the merger. The business address of Newco is c/o Rocket Software, Inc., 275 Grove Street, Newton, MA 02466-2272 (Attention: [Johan Magnusson Gedda]) and its telephone number is (617) 614-4321.

THE MERGER

Background of the Merger

We regularly review and assess strategic alternatives available to build and maximize shareholder value. Our board of directors and our management share the view that our revenue growth goals can only be achieved through organic growth combined with the acquisition of other companies with complimentary technologies. Given the challenges facing companies our size in today’s market place we have also been open to consider the option of being acquired ourselves if an appropriate opportunity were to be available. Therefore, on June 15, 2006, we engaged ComVest Group, an affiliate of our largest single shareholder, ComVest Investment, to provide financial advisory services to us with regard to a potential acquisition transaction or series of transactions. The services to be provided by ComVest Group included, but were not limited to, identifying and contacting potential transaction partners. The compensation payable to ComVest Group for its services did not include a monthly retainer, but was based solely on the value of any transaction in which CorVu would engage. Upon consummation of the merger, ComVest Group will receive a fee in the amount of $837,000 plus reimbursement of expenses up to $10,000.

Following its engagement, ComVest Group analyzed our strategic opportunities and began to identify potential candidates for a business combination transaction. By November 25, 2006, ComVest Group had contacted on our behalf a total of 128 companies mostly in the areas of business intelligence and business performance management software, 26 of which entered into nondisclosure agreements with us to exchange confidential information to enable the parties to further evaluate their mutual interest in a business combination. These contacts resulted in serious additional negotiations and discussions between us and two entities interested in acquiring us, one of which was Rocket Software. On November 3, 2006, Rocket Software provided to us a non-binding letter of interest in which they indicated that they were willing to negotiate the acquisition of CorVu based upon an enterprise value of approximately $25 million for CorVu and subject to confirmatory due diligence and the terms and conditions negotiated for definitive transaction documents. Further due diligence meetings and discussions, including several on-site visits and conference calls, between us and Rocket, and between us and the other entity, followed. Whereas Rocket Software continued to pursue discussions with us, the other potential acquirer discontinued discussions at the end of December 2006.

At its meeting on January 4, 2007, our board of directors discussed with legal counsel the need to establish a special committee consisting of disinterested directors to oversee and direct the process of responding to acquisition proposals we might receive. At that meeting, the board formed a special committee consisting of two disinterested directors, Messrs. Daniel R. Fishback and Ismail Kurdi, and delegated to the special committee the power and authority of the board with regard to any acquisition offer, including, but not limited to, the authority to evaluate offers, direct negotiations, make the final determination regarding such offer on behalf of CorVu and make any recommendation to our shareholders as to whether to accept such offer.

On January 15, 2007, we received the first draft of a merger agreement from Rocket Software’s legal counsel.

The special committee decided to engage an independent investment banking firm to obtain an opinion regarding the fairness, from a financial point of view, of any consideration to be paid to the holders of our Common Stock in an acquisition. The special committee met with representatives of three investment banking firms during its meeting on January 16, 2007. At its subsequent meeting on January 18, 2007, the special committee determined to engage Cherry Tree Securities, LLC (“Cherry

Tree”) based on Cherry Tree’s qualification, expertise and reputation. During that meeting, the special committee also discussed with ComVest Group the efforts ComVest Group undertook since its engagement in June of 2006.

Our management and legal counsel as well as ComVest Group continued to negotiate the terms and condition of the proposed merger agreement with Rocket Software and its counsel while concurrently conducting and completing the due diligence process, which included meetings with the financial advisors of Rocket Software. Our legal counsel reported to the special committee on the progress of the negotiations during special committee meetings held on January 22, January 25, February 26, and in the morning of March 2, 2007, and discussed with the special committee their views and input on the progress of, and specific matters subject to, negotiations.

During a meeting on January 24, 2007, our board of directors discussed the refinancing of our outstanding promissory note to ComVest Investment in the principal amount of $1.5 million and the redemption of the issued and outstanding shares of our Series C Convertible Preferred Stock (“Series C Preferred Stock”) for $1.7 million. All these securities were held by ComVest Investment. The discussion was prompted by the fact that interest payments under the note as well as dividend payments on the Series C Preferred Stock were scheduled to increase from 9% to 12% per annum each beginning February 11, 2007. We had received an offer from Commerce Bank to provide us with financing at a rate well below 12% per annum to prepay the promissory note and redeem the Series C Preferred Stock, thereby significantly reducing our ongoing financing and debt service costs. Moreover, the board discussed that a redemption of the Series C Preferred Stock prior to a potential change of control such as a merger, would eliminate the need to pay a liquidation preference for the Series C Preferred Stock, resulting in an additional $850,000 potentially being made available for distribution as merger consideration to all other shareholders of CorVu if such transaction were to be completed. The board therefore authorized the new credit facility, together with the prepayment of the promissory note to ComVest Investment and the redemption of the Series C Preferred Stock. We closed on the new credit facility on February 20, 2007, at which time we prepaid the note and redeemed all outstanding shares of the Series C Preferred Stock as intended.

During this period, negotiations to finalize a merger agreement continued with Rocket Software. While maintaining its offer to assume an enterprise value of $25 million for CorVu, as a result of the additional financial due diligence performed, Rocket Software proposed at this time to pay merger consideration of $0.40 in cash per each Common Share. Despite intensive negotiations with our management and ComVest Group, Rocket Software was not willing to increase the enterprise value assumed.

On March 2, 2007, the parties concluded negotiations with respect to the terms and conditions of the definitive merger agreement, reflecting the $0.40 per share cash price for the Common Shares.

During a meeting of the special committee in the evening of March 2, 2007, Cherry Tree delivered to the special committee its oral opinion as the committee’s independent financial advisor, which was confirmed by delivery of a written opinion dated March 2, 2007 addressed to the special committee, that, as of such date and based upon and subject to various considerations and assumptions set forth in its written opinion, the merger consideration of $0.40 in cash per share to be received by the holders of the Common Shares pursuant to the merger was fair, from a financial point of view, to those holders. The full text of the written opinion of Cherry Tree, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Cherry Tree in rendering is opinion, is attached as Annex B to this proxy statement.

Following additional discussion and deliberation, the special committee unanimously approved the merger with Rocket Software and Newco, the merger agreement and the other agreements contemplated by the merger agreement, authorized CorVu to enter into the merger agreement and such other agreements and resolved to recommend that our shareholders approve the merger agreement. The merger agreement was executed by all parties effective as of Monday, March 5, 2007. CorVu issued a press release announcing the merger early on March 5, 2007.

Reasons for the Merger

In reaching its decision to approve the merger agreement, authorize CorVu to enter into the merger agreement and recommend that our shareholders approve the merger agreement, the special committee consulted with our financial and legal advisors and our management. The special committee considered a number of potentially positive factors, including the following material factors:

•                  the current and historical market prices of our Common Shares, and the fact that the $0.40 per share to be paid for each share of our Common Shares in the merger represents a premium of approximately 42.9% over the closing price of our Common Shares on March 2, 2007, the last trading day before we announced the merger, and a premium of approximately 36.5% over the average closing price for the period from December 1, 2006 through March 2, 2007;

•                  the certainty to our shareholders of realizing in cash a fair value for their investment as a result of the merger, as compared to the potential shareholder value that may be generated from continuing as a stand-alone company or through other strategic alternatives that may or may not be available or successful;

•                  the potentially challenging alternatives to the sale of CorVu, including continuing to operate CorVu on a stand-alone basis;

•                  the fact that an extensive sale process was conducted by us, with the assistance of our financial and legal advisors, which involved engaging in discussions with 128 parties to determine their interest in acquiring CorVu, entering into confidentiality agreements with 26 parties, receiving two non-binding indications of interest to acquire CorVu, and ultimately, one definitive proposal to acquire CorVu;

•                  the price proposed by Rocket Software was the result of extensive negotiations between the parties and represented the highest offer that we had received for the acquisition of CorVu;

•                  the opinion of Cherry Tree that the consideration to be received by the holders of our Common Shares in the proposed merger is fair, from a financial point of view, to such holders (see “The Merger—Opinion of Cherry Tree Securities, LLC” beginning on page 20 and the full written opinion of Cherry Tree attached as Annex B to this proxy statement);

•                  the terms of the merger agreement and the related agreements, including:

•                  Rocket Software’s willingness to deposit $1,000,000 into escrow upon signing of the merger agreement, which amount will be payable to us if the merger is not consummated due to the lack of sufficient funds available to Rocket Software and Newco;

•                  our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other transaction proposals; and

•                  our ability to terminate the merger agreement in order to accept a financially superior competing transaction, subject to paying Rocket Software a termination fee of $1,000,000;

•                  our business, operations, assets, financial condition, strategy and prospects, as well as the risks to such strategies and prospects, the industry and the challenges facing the industry, specifically smaller companies such as CorVu;

•                  recent acquisitions of and by larger, better financed competitors, and the entry of substantially larger, well-funded software companies into the market which were not previously active in our segment of the business performance market; and

•                  the availability of dissenters’ rights to our shareholders who properly exercise their statutory rights (see “Dissenters’ Rights of Appraisal ” beginning on page 53 and Annex C to this proxy statement).

The special committee also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•                  the risk that the merger might not be completed in a timely manner, or at all, and the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•                  the fact that the merger consideration consists of cash and will therefore generally be taxable to our shareholders for U.S. federal income tax purposes;

•                  the customary restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking extraordinary business opportunities that may arise pending completion of the merger;

•                  the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other proposals and the requirement that we pay Rocket Software fees and reimburse expenses of up to $1,000,000, in certain circumstances, including if we accept a superior competing transaction;

•                  the fact that the merger agreement requires CorVu to not have a greater net working capital deficit than negative $5,463,000 as a condition to the closing; and

•                  the fact that our shareholders will lose the opportunity to participate in any future earnings or growth of CorVu and will not benefit from future appreciation in value of CorVu, if any.

During its consideration of the transaction with Rocket Software, the special committee was also aware that all of our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our shareholders generally, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 27.

The special committee did not assign relative weights to the above factors or the other factors considered by it. In addition, the special committee did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the special committee may have given different weights to different factors.

After taking into account all of the factors set forth above, as well as others that it deemed relevant, the special committee determined that the potentially positive factors outweighed the potentially negative factors. On that basis, the special committee unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously resolved to recommend that our shareholders approve the merger agreement.

Recommendation of the Special Committee

On March 2, 2007, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, the special committee unanimously authorized and approved the merger, the merger agreement and the other agreements we entered into contemporaneously with the merger agreement and unanimously resolved to recommend that CorVu’s shareholders approve the merger agreement. ACCORDINGLY, THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

Opinion of Cherry Tree Securities, LLC

Pursuant to an engagement letter dated January 19, 2007, the special committee engaged Cherry Tree to render an opinion to the special committee as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Common Shares as a result of the proposed merger between Rocket Software and CorVu. On March 2, 2007, Cherry Tree rendered its oral opinion to the special committee subsequently confirmed in writing to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion letter, the $0.40 per share to be received by holders of Common Shares pursuant to the merger was fair, from a financial point of view, to those holders.

The full text of Cherry Tree’s opinion, which sets forth the assumptions made, matters considered, and limitations on the scope of review undertaken by Cherry Tree in rendering its opinion, is attached to this proxy statement as Annex B. CorVu and the special committee encourage CorVu’s shareholders to read Cherry Tree’s opinion carefully and in its entirety.  The summary of the Cherry Tree analyses in this proxy statement is qualified in its entirety by reference to the full text of the Cherry Tree opinion.

The Cherry Tree opinion was provided to CorVu’s special committee in connection with its consideration of the merger and addresses only the fairness, from a financial point of view, as of the date of the Cherry Tree opinion, of the $.40 per share to be received by the holders of CorVu’s Common Shares. The opinion does not address any other aspect of the merger. The amount of the merger consideration was determined through negotiations between ComVest Group, CorVu’s financial advisor, and Rocket Software. The Cherry Tree opinion does not constitute a recommendation as to how any shareholder should vote on the merger or any other matter.

For purposes of the opinion set forth herein, Cherry Tree reviewed and considered such financial and other information and matters as it deemed relevant, including:

•                  the Agreement and Plan of Merger labeled “Execution Version” provided to Cherry Tree on March 2, 2007, and several prior drafts of the merger agreement;

•                  publicly available financial and business information of CorVu;

•                  internal financial statements and other financial and business information of CorVu prepared by the management of CorVu;

•                  financial projections prepared by the management of CorVu;

•                  discussions with senior executives about CorVu’s past and current operations and financial condition, the prospects for CorVu, and characteristics and trends in the markets CorVu serves;

•                  reported prices and trading activity for Common Shares;

•                  publicly available financial, stock price and other information for certain publicly-traded companies; and

•                  financial terms, to the extent publicly available, of certain acquisition transactions deemed relevant or comparable by Cherry Tree.

Cherry Tree has advised CorVu that it performed such financial analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

In its review and analysis and in rendering its opinion, Cherry Tree assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Cherry Tree by CorVu or that was obtained by Cherry Tree from public sources (including, without limitation, the information described above). With respect to CorVu’s financial projections provided to Cherry Tree, Cherry Tree assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of CorVu’s management as to its future performance. Cherry Tree assumed that no material change in the assets, financial condition or prospects of CorVu had occurred since the date of the most recent financial statements made available to it.

Cherry Tree’s opinion is based on the information available to it and the financial, economic, market and other conditions as they existed and were subject to evaluation as of the date of its opinion. Cherry Tree has no obligation to update, revise or reaffirm its opinion based on information which becomes available or developments which occur after the date of its opinion, and expressly disclaims any responsibility to do so.

Cherry Tree did not make any independent valuation or appraisal of CorVu’s assets or liabilities, nor was it furnished with any such valuation or appraisal, and expressed no opinion regarding the liquidation value of CorVu or any of its assets. Cherry Tree made no independent investigation of any legal or accounting matters that may affect CorVu or the merger. Cherry Tree did not opine on, nor did its opinion consider, the tax consequences of the merger.

Cherry Tree’s opinion was for the information of the special committee in its consideration of the merger, and did not address the relative merits of the merger as compared to any alternative transactions or strategies that might be available to CorVu, nor did it address the underlying business decision by CorVu to engage in the merger.

In preparing its opinion, Cherry Tree performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary description. Cherry Tree believes that its analyses must be considered as a whole.

Considering any portion of Cherry Tree’s analyses or the factors considered by Cherry Tree, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Cherry Tree’s opinion. Accordingly, the conclusion reached by Cherry Tree is based on all analyses and factors taken as a whole and also on the application of Cherry Tree’s own experience and judgment.

The following is a summary of the material financial and comparative analyses performed by Cherry Tree that were presented to the special committee on March 2, 2007 in connection with the delivery of Cherry Tree’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Cherry Tree’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Cherry Tree’s financial analyses.

Stock Price Trading Range Analysis

Cherry Tree noted that the merger consideration of $0.40 represented:

•                  a premium of approximately 43% over the closing price of $0.28 on March 1, 2007, one day prior to the date of Cherry Tree’s opinion letter;

•                  a premium of approximately 28% over the average closing price of $.312 for the one-week period prior to March 2, 2007;

•                  a premium of approximately 35% over the average closing price of $.297 for the one-month period prior to March 2, 2007; and

•                  a premium of approximately 34% over the average closing price of $.299 for the three-month period prior to March 2, 2007.

Cherry Tree also noted that there has been limited trading volume in the Common Shares during the three months prior to March 2, 2007.

Guideline Company Analyses

Using publicly available information and information provided by CorVu’s management, Cherry Tree derived various financial multiples and other ratios for CorVu and a group of business intelligence software companies selected by Cherry Tree, which are referred to herein as the “Guideline Companies”. The Guideline Companies consist of the following entities:

•                  Business Objects S.A.

•                  Cognos Corporation

•                  Hyperion Solutions Corporation

•                  Actuate Corporation

•                  Applix, Inc.

•                  Microstrategy Corporation

Financial Multiples

Cherry Tree derived various financial multiples for CorVu and each of the Guideline Companies. Cherry Tree noted that, due to prior years’ losses, CorVu’s pre-tax income was not currently taxed. As a result, Cherry Tree calculated certain multiples for CorVu on both a non-taxed and taxed basis, assuming a tax rate of 35%.

Cherry Tree also noted that five of the Guideline Companies reported their results and publicly provided future earnings guidance on both a Generally Accepted Accounting Principles (“GAAP”) and non-GAAP basis. Those five Guideline Companies provided reconciliations between their GAAP and non-GAAP income statements. The items in the reconciliations included adding back to income the expense of stock based compensation resulting from the implementation of FAS 123R, as well as various other adjustments as specified by each Guideline Company. For purposes of its analyses, Cherry Tree adjusted CorVu’s GAAP income statement for its option and warrant expense to derive non-GAAP financial information.

For each of CorVu and the Guideline Companies, Cherry Tree compared the March 1, 2007 closing stock price (for CorVu, $.40 was used) to:

•                  Trailing twelve months GAAP diluted earnings per share (“EPS”);

•                  Trailing twelve months non-GAAP diluted EPS;

•                  Next fiscal year diluted GAAP EPS; and

•                  Next fiscal year diluted non-GAAP EPS.

For each of the Guideline Companies, Cherry Tree derived an estimated enterprise value equal to the market capitalization (stock price multiplied by the number of shares outstanding) plus interest bearing debt minus cash. For CorVu, Cherry Tree calculated an estimated enterprise value of $24.5 million based on the $.40 per share to be received by the holders of CorVu’s Common Stock. Cherry Tree compared the enterprise values for each of CorVu and the Guideline Companies to:

•                  Trailing twelve months GAAP earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•                  Trailing twelve months GAAP cash flow from operations (“CFO”);

•                  Trailing twelve months GAAP cash flow from operations minus capital expenditures (“FCFO”); and

•                  Trailing twelve months non-GAAP EBITDA.

These analyses produced the following multiples comparing CorVu to the Guideline Companies:

Guideline Companies
	Mean	Median	CorVu
Stock Price To:
Trailing Twelve Months GAAP Diluted EPS	33.1X	31.3X	23.9X
CorVu if Taxed @35%			36.7X
Trailing Twelve Months Non-GAAP Diluted EPS	24.5X	23.4X	20.2X
CorVu if Taxed @35%			31.1X
Next fiscal year Diluted GAAP EPS	33.1X	34.3X	19.3X
CorVu if Taxed @35%			29.7X
Next fiscal year Diluted Non-GAAP EPS	22.1X	22.4X	16.8X
CorVu if Taxed @35%			25.9X

Enterprise Value To:
Trailing Twelve Months GAAP EBITDA	19.8X	21.5X	22.3X
Trailing Twelve Months GAAP CFO	14.3X	14.9X	35.0X
Trailing Twelve Months GAAP FCFO	15.7X	16.0X	40.1X
Trailing Twelve Months Non-GAAP EBITDA	15.1X	15.2X	19.6X

Earnings before interest and taxes (“EBIT”) Margin and Revenue Growth

For each of CorVu and the Guideline Companies, Cherry Tree calculated the following.

•                  GAAP EBIT margins for the trailing twelve months

•                  Non-GAAP EBIT margins for the trailing twelve months

•                  Year-over-year revenue growth for the twelve months ended December 31, 2006

•                  Year-over-year revenue growth for the quarters ended September 30th and December 31, 2006

•                  Year-over-year license revenue growth for the quarters ended September 30th  and December 31, 2006

The following table compares CorVu to the Guideline Companies:

	Guideline Companies
	Mean	Median	CorVu
Trailing Twelve Months Revenue (million)	$587.9	$572.4	$14.4

EBIT Margin GAAP	13.4%	9.9%	6.8%
EBIT Margin Non-GAAP	19.2%	17.3%	7.8%

Revenue Growth Yr./Yr. 12 Months Ended 12/31/06	19.6%	16.6%	1.2%

Total Revenue Growth Yr./Yr. 9/30 Quarter	23.2%	18.5%	-11.4%
Total Revenue Growth Yr./Yr. 12/31 Quarter	21.6%	18.5%	-14.0%

License Revenue Growth Yr./Yr. 9/30 Quarter	23.2%	11.0%	-43.4%
License Revenue Growth Yr./Yr. 12/31 Quarter	25.7%	20.9%	-27.9%

Guideline Transaction Analyses

Cherry Tree identified two acquisition transactions in CorVu’s industry segment for which Cherry Tree believed there was sufficiently complete information to derive data suitable for comparing with the merger. The two transactions are the acquisition of Crystal Decisions, Inc. by Business Objects S.A. (agreement signed July 18, 2003) and the acquisition of Hyperion Solutions Corporation by Oracle Corporation (agreement signed March 1, 2007).

Based on the terms of these acquisitions at the time their acquisition agreements were signed, for each of these acquisitions, Cherry Tree calculated selected enterprise value multiples and compared them to the multiples in the CorVu merger as shown below.

	Crystal Decisions	Hyperion	CorVu

Enterprise Value to:
CFO	13.5X	15.5X	35.0X
FCFO	20.5X	17.4X	40.1X
EBITDA	13.6X	21.5X	22.3X

Other Factors

Cherry Tree noted that for the first six months of CorVu’s fiscal year 2007:

•                  CorVu’s total revenue was approximately 13% lower than in the comparable period in CorVu’s fiscal year 2006;

•                  CorVu’s license revenue was approximately 34% lower than in the comparable period in CorVu’s fiscal year 2006;

•                  CorVu’s operating income and EBITDA were negative compared to positive operating income and EBITDA in the comparable period in CorVu’s fiscal year 2006;

•                  CorVu’s total revenue was approximately 15% below the forecast provided to Cherry Tree;

•                  CorVu’s license revenue was approximately 34% below the forecast provided to Cherry Tree;

•                  CorVu’s operating income and EBITDA were negative to a greater extent than in the forecast provided to Cherry Tree.

Cherry Tree also noted that CorVu was expected to have significant negative working capital at the time of its acquisition.

The Cherry Tree opinion was one of many factors taken into consideration by the special committee in making its determination to approve the merger and should not be considered determinative of the views of the special committee with respect to the merger or the merger consideration.

Pursuant to the engagement letter with Cherry Tree, CorVu paid to Cherry Tree a retainer of $35,000 upon signing of the engagement letter and $65,000 in connection with Cherry Tree rendering its opinion. In addition, CorVu agreed to reimburse Cherry Tree for its expenses and to indemnify Cherry Tree for liabilities and expenses arising out of its engagement. Cherry Tree’s fee was not conditioned upon the completion of the merger.

Certain Effects of the Merger

If the merger agreement is approved by CorVu’s shareholders and the other conditions to the closing of the merger are satisfied or waived, Newco will be merged with and into CorVu, with CorVu surviving the merger as a wholly-owned subsidiary of Rocket Software. Following the merger, CorVu will cease to be a public company and the entire equity in CorVu will be controlled by Rocket Software (through the conversion, at the time of the merger, of each share of common stock of Newco into one share of common stock of the surviving corporation).

When the merger is completed, each Common Share outstanding immediately prior to the effective time of the merger (other than shares held by shareholders who properly exercise dissenters’ rights in compliance with all of the required procedures under the laws of the State of Minnesota) will be converted into the right to receive $0.40 in cash, without interest, less any applicable withholding taxes, and each Preferred Share outstanding immediately prior to the effective time of the merger (other than shares held by shareholders who properly exercise dissenters’ rights in compliance with all of the required procedures under the laws of the State of Minnesota) will be converted into the right to receive $2.33333 in cash, without interest, less any applicable withholding taxes.

The merger agreement provides that at the effective time of the merger, each outstanding option to acquire Capital Shares will become fully vested and will be converted into the right to receive an amount in cash, without interest, less applicable withholding taxes, equal to (i) the number of Capital Shares subject to such option, multiplied by (ii) the excess of $0.40 over the per share exercise price of such option. The merger agreement further provides that at the effective time of the merger, each outstanding warrant to acquire Capital Shares (except for a certain warrant held by ComVest Investment which is subject to a warrant waiver agreement) will become exercisable, and converted into the right to receive an amount in cash, without interest, less applicable withholding taxes, equal to (i) the number of Capital Shares subject to such warrant, multiplied by (ii) the excess of $0.40 over the per share exercise price of such warrant.

In connection with the merger, as described in the section entitled “The Merger - Interests of Our Directors and Executive Officers in the Merger,” our executive officers and certain of our directors will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the shareholders of CorVu generally.

At the effective time of the merger, CorVu’s shareholders will cease to have any direct or indirect ownership interests in CorVu or any rights as Company shareholders. Therefore, the current shareholders of CorVu will not participate in future earnings or growth of CorVu, if any, and will not benefit from appreciation in value of CorVu, if any.

The Common Shares are currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are quoted on the Over The Counter Bulletin Board (“OTCBB”) under the symbol “CRVU.”  As a result of the merger, Rocket Software will own all issued and outstanding shares of common stock of CorVu. It is expected that immediately following the effectiveness of the merger, the registration of the Common Shares under the Exchange Act, and the quoting of trading of the Common Shares on the OTCBB will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to CorVu and will eliminate any public trading market for CorVu’s shares. Also, after the effective time of the merger, CorVu will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”).

At the effective time of the merger, the officers and directors of Newco will become the officers and directors of the surviving corporation, until they are removed or until their respective successors are duly elected and qualified. At the effective time of the merger, the articles of incorporation and bylaws of Newco, both as in effect at the effective time of the merger, will become the articles of incorporation and the bylaws of the surviving corporation.

In addition, from the effective time of the merger, Rocket Software has agreed that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, CorVu’s directors, officers, employees and agents as set forth in CorVu’s articles of incorporation and its bylaws, and in the organizational documents of CorVu’s subsidiaries, for any liabilities in connection with any claims or actions arising out of any acts or omissions in their capacity as officers, directors or employees of CorVu occurring at or prior to the effective time, including the merger, shall continue in full force and effect for a period of not less than six years following the effective time of the merger. The merger agreement also requires that, for a period of six years after the effective time, Rocket Software will cause CorVu, as the surviving corporation, to purchase “tail” directors and officers insurance policy, subject to certain conditions.

Financing of the Merger and Related Transactions

Rocket Software and Newco estimate that the total amount of funds necessary to make the payments of the merger consideration to the holders of Capital Shares, options and warrants will be approximately $22.3 million, which is expected to be funded by cash, third party loans and/or other sources of funds. The foregoing estimate does not take into account the exercise by any shareholders of dissenters’ rights under Minnesota law which may result in their being entitled to receive consideration less than, more than or equal to the merger consideration that would have been payable to them under the terms of the merger agreement. The consummation of the merger is conditioned upon Rocket Software and Newco having sufficient funds available, and if they do not by June 30, 2007 and all other conditions to the merger have been met, Rocket Software is required to pay a termination fee to CorVu of $1,000,000. The amount of the termination fee was deposited into escrow by Rocket Software under an escrow agreement with CorVu and U.S. Bank National Association on the date that the merger agreement was signed.

Rocket Software has entered into a commitment letter with a well-known financial institution that provides for financing in an amount sufficient to fund the cash consideration payable pursuant to the merger and for other general corporate purposes.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our special committee to vote “FOR” the approval of the merger agreement, you should be aware of these interests. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from the interests of other CorVu shareholders generally.

Treatment of Stock Options and Warrants

As of             , 2007, there were approximately                Common Shares subject to outstanding stock options and warrants granted to our current executive officers and directors. Each outstanding stock option or warrant that remains unexercised as of the completion of the merger, whether or not the option or warrant is vested or exercisable, will be canceled, and the holder of any stock options or warrants that have an exercise price of less than $0.40 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•                  the number of Common Shares subject to such option(s) or warrant(s) as of the effective time of the merger, multiplied by

•                  the excess of $0.40 over the exercise price per Common Share subject to such option or warrant.

The table below sets forth, for each of CorVu’s directors and executive officers, (a) the number of Common Shares subject to exercisable options assuming a closing date of June 30, 2007, (b) the number of Common Shares subject to exercisable warrants , assuming a closing date of June 30, 2007, (c) the number of additional Common Shares subject to options that would be unexercisable as of June 30, 2007 and that will become exercisable upon effectiveness of the merger, (d) the aggregate number of shares subject to exercisable options, options that will become exercisable as a result of the merger, and warrants; and (e) the value of all such options and warrants, calculated by multiplying (i) the excess of $0.40 over the per share exercise price of the option or warrant, respectively, by (ii) the number of shares subject to the option or warrant, and without regard to deductions for income taxes and other withholding amounts.

	Common Shares Subject to Exercisable Options				Common Shares Subject to Exercisable Warrants				Common Shares Subject to Unexercisable Options		Aggregate Common Shares Subject to Exercisable and Unexercisable Options and Warrants
Name	Number		Value		Number		Value		Number	Value	Number	Value
Joseph J. Caffarelli	1,358,750		$181,594		—		$—		1,543,750	$208,406	2,902,500	$390,000
Justin M. MacIntosh	940,000		260,000		560,000	(1)	112,000	(1)	—	—	1,500,000	372,000	(1)
Ismail Kurdi	170,440		25,851		—		—		172,500	29,325	342,940	55,176
David C. Carlson	546,250	(2)	63,050	(2)	116,667		23,333		—	—	662,917	86,383	(2)
James L. Mandel	113,750		13,438		—		—		146,250	24,863	260,000	38,301
Daniel R. Fishback	112,500		15,625		—		—		137,500	23,175	250,000	38,800
Robert L. Doretti	127,500		17,625		—		—		137,500	23,275	265,000	40,900
Robert L. Priddy	112,500		16,125		—		—		137,500	23,275	250,000	39,400

Totals	3,481,690		$593,308		116,667		$23,333		2,275,000	$332,319	6,433,357	$1,060,960

(1) Mr. MacIntosh disclaims beneficial ownership of these warrants which are registered in the name of his spouse.

(2) Mr. Carlson disclaims beneficial ownership of 43,195 of the shares that may be purchased upon exercise of options with an aggregate value of $7,208.45 because the pecuniary interest in these shares was transferred to his ex-spouse under a divorce decree from January 2003.

Employment Agreements

CorVu has previously entered into an employment agreement with Joseph J. Caffarelli, CorVu’s Chief Executive Officer, and an employment and a change-of-control agreement with David C. Carlson, CorVu’s Chief Financial Officer. These agreements provide for severance payments in certain circumstances. The agreements, as amended, with each of these officers are summarized below.

Joseph J. Caffarelli

On August 1, 2005, CorVu entered into an Employment Agreement with Joseph J. Caffarelli to serve as its President and Chief Executive Officer. The agreement was subsequently amended on July 20, 2006. Pursuant to the amended agreement, Mr. Caffarelli receives an annual base salary of $250,000 per year, plus performance bonuses based on CorVu’s performance. The agreement has a term of twenty-four months and is automatically renewed for additional twenty-four-month periods unless terminated earlier by either party. Either party may terminate the agreement upon sixty (60) days prior written notice. If CorVu terminates the agreement without cause or Mr. Caffarelli terminates the agreement with good reason (such as CorVu’s failure to continue his appointment as chief executive officer or his election to CorVu’s board of directors), Mr. Caffarelli will receive severance pay in the form of salary continuation (1) for the balance of the term of the agreement if there are at least six months remaining on such term or (2) for the balance of the term of the agreement plus six months if there are fewer than six months remaining on the term of the employment agreement. In addition to the above, upon termination of the agreement due to a change of control, Mr. Caffarelli will receive a payment in an amount equal to eighteen months of his then-current annual base salary, plus any performance bonus he is otherwise entitled to. Mr. Caffarelli participates in all CorVu retirement, welfare and other benefit programs CorVu provides for its executive officers. The employment agreement subjects him to customary confidentiality and non-compete obligations.

David C. Carlson

Effective July 15, 1996, CorVu entered into a one-year employment agreement with David C. Carlson. Pursuant to the agreement Mr. Carlson serves as the Chief Financial Officer. The term of the agreement is automatically renewed for successive one-year periods unless the agreement is terminated earlier. Effective August 1, 2006, Mr. Carlson receives an annual base salary in the amount of $172,000 per year and can earn bonus compensation based on CorVu’s achievement of quarterly budgeted results and the achievement of personal objectives as agreed upon by CorVu and Mr. Carlson. Mr. Carlson participates in all CorVu retirement, welfare and other benefit programs CorVu provides for its executive officers. Both parties to the agreement can terminate the agreement without cause upon 60 days prior written notice. On November 15, 2006, CorVu and Mr. Carlson entered into a Change of Control, Confidentiality, Inventions and Copyrights Agreement. This agreement provides that Mr. Carlson will receive a lump sum payment equal to six months of his then current base salary shortly after any voluntary or involuntary termination of Mr. Carlson’s employment, if such termination occurs within one year of a change of control and is caused by any of the following events: (1) CorVu terminates or fails to renew Mr. Carlson’s employment without cause; (2) his responsibilities and/or tasks are reduced or he is demoted; (3) his compensation is reduced; (4) as a condition of continued employment, he is required to relocate; (5) his responsibilities are changed to require, in his opinion, an extensive amount of travel, or (6) as a condition of continued employment, he is required to sign an agreement which in his opinion is objectionable. In addition, if Mr. Carlson’s employment is terminated under any of those circumstances, CorVu shall continue to provide at its expense family health, dental and life insurance benefits for a period of six months following the termination of employment, and all of Mr. Carlson’s unvested stock options shall become fully vested. As a condition to receiving these payments and benefits, Mr. Carlson will be required to execute and not rescind a release of claims in favor of CorVu.

Set forth below is an estimate of the severance and change of control benefits payable to each of the named executive officers assuming that the merger is consummated on June 30, 2007 and that such officer’s employment is terminated immediately following the merger. This amount does not include the value of continuing health care benefits or other values shown on the table above regarding the cash to be received in exchange for stock options or warrants to purchase the Common Shares. The employment status of these persons following the merger is uncertain.

Name	Estimated Cash Severance Amount
Joseph J. Caffarelli	$520,833
David C. Carlson	$86,000

Indemnification and Insurance

From the effective time of the merger, Rocket Software has agreed that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, CorVu’s directors, officers, employees and agents as set forth in CorVu’s articles of incorporation and its bylaws, and in the organizational documents of CorVu’s subsidiaries, for any liabilities in connection with any claims or actions arising out of any acts or omissions in their capacity as officers, directors or employees of CorVu occurring at or prior to the effective time, including the merger, shall continue in full force and effect for a period of not less than six years following the effective time of the merger. The merger agreement also requires that, for a period of six years after the effective time, Rocket Software will cause CorVu, as the surviving corporation, to purchase “tail” directors and officers insurance coverage, of at least the same coverage and amounts as under CorVu’s current insurance policy, provided, that if the surviving corporation cannot obtain such tail insurance policy for $100,000 (the “Maximum Premium”) or less, the surviving corporation shall only be obligated to maintain the most advantageous insurance coverage obtainable for an annual premium equal to the Maximum Premium.

Material U.S. Federal Income Tax Consequences to U.S. Holders

The following is a general discussion of the material U.S. federal income tax consequences of the merger only with regard to U.S. holders of the Capital Shares that are converted into the right to receive cash in the merger. “U.S. holder” means an individual citizen or resident of the United States, a domestic corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust (if a U.S. court is able to exercise primary supervision over the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust or the trust has validly elected to be treated as a U.S. person). We base this summary on the provisions of the Internal Revenue Code of 1986, as amended through the date hereof (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that U.S. holders hold their Capital Shares as capital assets.

Holders of Capital Shares who are not U.S. holders may have different U.S. federal income tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment (including under U.S. federal, state, local or non-U.S. laws) to them of any cash received pursuant to the merger.

In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of such holder’s particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, brokers or dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, U.S. expatriates, pass through entities (e.g., partnerships) and persons investing in such entities, financial institutions, mutual funds, non-U.S. persons, U.S. holders who hold Capital Shares as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who acquired Common Shares through the exercise of employee stock options or other compensation arrangements or shareholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). This discussion does not address the tax consequences of payments made to the holders of options or warrants to acquire Common Shares. In addition, the discussion does not address any tax considerations that may apply to U.S. holders under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

The receipt of cash pursuant to the merger by U.S. holders of Capital Shares will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Capital Shares will recognize gain or loss equal to the difference between the amount of cash received in exchange for such Capital Shares and the U.S. holder’s adjusted tax basis in the Capital Shares surrendered in the merger. The gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, on the date of the merger, the Capital Shares were held by the U.S. holder for more than one year. In the case of U.S. holders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

A U.S. holder of Capital Shares (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger. In addition, unless an exemption applies, a U.S. holder or other payee that exchanges Capital Shares for cash may be subject to backup withholding at a rate of 28% unless such holder or other payee provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that such holder timely and properly furnishes the required information to the Internal Revenue Service.

The foregoing is not tax advice. Holders of Capital Shares should consult their own tax advisors to determine the U.S. federal, state and local and non-U.S. tax consequences of the merger to them in view of their own particular circumstances.

Regulatory and Other Governmental Approvals

Except with respect to the filing of the articles of merger with the Minnesota Secretary of State, we are unaware of any material foreign, federal or state regulatory requirements or approvals required for the completion of the merger.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. If the merger agreement is terminated, CorVu will, in specified circumstances, be required to reimburse Rocket Software and Newco for various fees and expenses. See “The Merger Agreement - Expenses” on page 48.

Option and Support Agreements

On March 5, 2007, each of ComVest Investment and Mr. and Mrs. MacIntosh entered into an option and support agreement with Rocket Software. These shareholders agreed, pursuant to these agreements, to vote an aggregate of 10,102,745 Common Shares, under certain terms and conditions, in favor of the adoption of the merger agreement and against any competing transaction. Each of these shareholders also granted Rocket Software an irrevocable proxy to vote the shares at issue if the shareholder does not take certain actions specified in the agreement that are consistent with the shareholder’s voting covenants. Each proxy and all of the voting covenants in the agreements terminate upon the termination of the merger agreement that results in the payment to Rocket Software of a termination fee in accordance with the terms of the merger agreement. In addition, these shareholders granted to Rocket Software an option to purchase the number of shares subject to each voting agreement at a purchase price of $0.40 per share upon written notice within nine months after certain designated events that are beyond Rocket Software’s control, including the shareholder’s failure to observe or perform any obligation under the option and support agreement or the special committee’s approval or recommendation of a competing transaction.

Management Employment Acknowledgement

Concurrently with the execution and delivery of the merger agreement, upon Rocket Software’s request, four of our employees provided an employment acknowledgement in which they confirmed their then-current interest to continue their employment with CorVu for a minimum of three months following the merger, with the same duties, responsibilities and rights, including salary and benefits, as prior to the merger. No additional consideration was paid for such acknowledgments, and none of our executive officers was asked to provide such an acknowledgement.

Tax Indemnification Agreement

In February 2005, Mr. MacIntosh agreed to indemnify CorVu for potential tax liabilities of certain European subsidiaries of CorVu that were no longer in existence in excess of $400,000. At the time, Mr. MacIntosh escrowed certain Common Shares he owned with CorVu’s outside legal counsel as security for his indemnification obligations. In a letter agreement with CorVu and Rocket Software and an escrow agreement with Rocket Software and CorVu’s legal counsel, both dated March 5, 2007, Mr. MacIntosh affirmed that such indemnification would be available to CorVu after the merger and agreed that the merger consideration payable for the currently escrowed Common Shares be paid into an escrow account and be released to him only under certain circumstances, such as the expiration of any such potential tax liabilities in excess of $400,000.

THE MERGER AGREEMENT

The summary of the terms of the merger agreement below and elsewhere in this proxy statement does not purport to describe all the terms of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. We urge you to read carefully the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any financial information about CorVu, Rocket Software or Newco. Financial information about CorVu can be found in the documents incorporated by reference in this proxy statement and in the public filings CorVu makes with the SEC, which are available at www.sec.gov.

The merger agreement contains representations and warranties of CorVu, Rocket Software and Newco as of specific dates, subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. The statements embodied in those representations and warranties were made solely for purposes of the contract between CorVu, on the one hand, and Rocket Software and Newco, on the other hand, and may be subject to important qualifications and limitations agreed upon by CorVu, on the one hand, and Rocket Software and Newco, on the other hand, in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to contractual standards of materiality that differ from standards of materiality under U.S. federal securities or other laws, or may have been used for the purpose of allocating risk between CorVu, on the one hand, and Rocket Software and Newco, on the other hand, rather than establishing matters as facts. Therefore, shareholders should not unduly rely on the existence of such representations and warranties in determining how to vote at the special meeting.

Structure of the Merger

In accordance with and subject to the terms of the merger agreement and the Minnesota Business Corporation Act, which we refer to as the MBCA, Newco, a wholly-owned subsidiary of Rocket Software, will merge with and into CorVu, with CorVu surviving the merger. As a result of the merger, at the effective time of the merger, the separate corporate existence of Newco will cease, and CorVu will continue as a wholly-owned subsidiary of Rocket Software.

Effective Time

The merger will become effective at such time as the articles of merger are duly filed with the Minnesota Secretary of State. The parties will execute and file articles of merger with the Minnesota Secretary of State and make all other filings or recordings required under the MBCA in connection with the merger at or immediately following the closing. The closing of the merger will take place on a date no later than three business days after the satisfaction (or, to the extent permitted by law, waiver) of all of the conditions set forth in the merger agreement (other than those conditions which by their nature cannot be satisfied until closing) or on such other date as Rocket Software and CorVu may agree.

Articles of Incorporation and Bylaws

The merger agreement provides that the articles of incorporation of Newco, as in effect immediately prior to the Effective Time, will be the articles of incorporation of CorVu after the merger is completed, and that the bylaws of Newco, as in effect immediately prior to the Effective Time, will be the bylaws of CorVu after the merger is completed. The articles of incorporation of Newco are attached to this proxy statement as Annex D.

Merger Consideration

The merger agreement provides that each Common Share outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $0.40 in cash, without interest, less any applicable withholding taxes, and that each Preferred Share outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $2.33333 in cash, without interest, less any applicable withholding taxes. Any Capital Shares owned by Newco or Rocket Software will be cancelled and cease to exist at the effective time of the merger and no consideration will be delivered or deliverable in exchange for those shares. If dissenters’ rights for any Common or Preferred Shares are properly asserted by any of CorVu’s shareholders, then those shares will be treated as described in the Section entitled “Dissenters’ Rights of Appraisal” on page 53.

The price of $0.40 per Common Share to be received in the merger was determined through arm’s-length negotiations. The price of $2.33333 per Preferred Share was determined based on the merger consideration payable for the Common Shares and with reference to the express rights, preferences and privileges of the Preferred Shares as set forth in CorVu’s articles of incorporation, as amended. After the merger is completed, CorVu shareholders will have the right to receive the merger consideration (or pursue dissenters’ rights if you have followed the procedure under the MBCA), but you will no longer have any rights as a shareholder of CorVu. Shareholders will receive the merger consideration after exchanging their share certificates in accordance with the instructions contained in the letter of transmittal that the paying agent for the merger will send to the shareholders shortly after completion of the merger.

Conversion of Shares; Payment Procedures

The conversion of Common Shares and Preferred Shares (other than dissenting shares) into the right to receive $0.40 and $2.33333 per share in cash, respectively, without interest and minus any required withholding for taxes, will occur automatically at the effective time of the merger. At or prior to the effective time of the merger, Rocket Software will appoint a bank, trust company or other person mutually acceptable to CorVu and Rocket Software, to serve as paying agent to administer payment of the merger consideration in exchange for certificates representing the Capital Shares. No later than the effective time of the merger, Rocket Software will deposit or cause to be deposited with the paying agent cash in an amount sufficient to pay the aggregate merger consideration payable pursuant to the merger. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to the holders of record of Capital Shares a letter of transmittal and instructions explaining how to surrender their share certificates to the paying agent in exchange for the merger consideration. Upon surrender of a certificate for cancellation to the paying agent, together with a duly completed and validly executed letter of transmittal and any other documents customarily required by the paying agent, the holder of such certificate will be entitled to receive the appropriate merger consideration in cash, less any withholding taxes.

Shareholders should not return their share certificates with the enclosed proxy card, and they should not forward their share certificates to the paying agent without a letter of transmittal.

Treatment of Options and Warrants to Acquire Common Shares

At the effective time of the merger, each outstanding option or warrant to purchase our Common Shares, whether or not then vested and exercisable, will be canceled and converted into the right to receive an amount in cash equal to the excess (if any) of the $0.40 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option or warrant, without interest and less any applicable withholding taxes. Each holder of an option or warrant to purchase Common Shares shall surrender the option or warrant certificate, as the case may be, to Rocket Software, together with written instructions from the holder of such option or warrant regarding the recipient of any payments. Upon receipt of such items, Rocket Software shall direct the paying agent to make the appropriate payments. If the exercise price of any option or warrant to purchase Common Shares is equal to or greater than $0.40 per share, the holder of such option or warrant shall not be entitled to receive any merger consideration for such option or warrant which shall be cancelled.

Representations and Warranties

The merger agreement contains customary representations and warranties made by CorVu to Rocket Software and Newco and customary representations and warranties made by Rocket Software and Newco to CorVu, subject in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. None of the representations and warranties contained in the merger agreement will survive after the effective time of the merger.

The statements contained in those representations and warranties were made solely for the purposes of the merger agreement and may be subject to important qualifications and limitations. For example, some of CorVu’s, Rocket’s and Newco’s representations and warranties are qualified by materiality or knowledge or are qualified by a material adverse effect standard.

For purposes of the merger agreement, the term “material adverse effect” with respect to CorVu means any circumstance, change in or effect on the business, assets or liabilities of CorVu or any subsidiary of CorVu that, individually or in the aggregate with all other circumstances, changes in, or effects on such business, assets or liabilities of CorVu or any subsidiary of CorVu: (i) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of CorVu and its subsidiaries taken as a whole or (ii) is reasonably likely to materially adversely effect the ability of the corporation surviving the merger to operate or conduct its business in the manner in which CorVu currently conducts its business; but excluding any changes or effects resulting from (i) general changes in economic, or financial or capital market conditions, in each case which do not affect disproportionately CorVu and its subsidiaries, taken as a whole, (ii) terrorism, war or the outbreak of hostilities, (iii) changes in conditions generally applicable to the industries in which CorVu and its subsidiaries are involved, in each case which do not affect CorVu and its subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, (iv) changes in the law or generally accepted accounting principles, or (v) from the announcement of the merger, the taking of any action contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby.

Some of the representations and warranties in the merger agreement may not be accurate or complete as of any specified date, may be subject to contractual standards of materiality that differ from the standards of materiality under U.S. securities or other laws, or may have been used for the purpose of allocating risk between CorVu, on the one hand, and Rocket Software and Newco, on the other hand, rather than establishing matters as facts.

The representations and warranties made by Newco and Rocket Software relate to, among other things:

•                  their organization, good standing and corporate power to operate their properties and conduct their businesses;

•                  their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

•                  the absence of any conflict with or breach of their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger; and

•                  the written information regarding Newco or Rocket Software provided to CorVu for purposes of inclusion in this proxy statement being free from any false or misleading statements with respect to any material fact at the time the same is provided.

CorVu’s representations and warranties relate to, among other things:

•                  our and our subsidiaries’ organization, good standing and corporate power to operate our businesses;

•                  our true and correct organizational documents;

•                  ownership of our subsidiaries;

•                  our capital structure;

•                  our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

•                  the inapplicability of state anti-takeover statutes;

•                  the absence of any conflict with or breach of our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•                  the accuracy of information contained in registration statements, reports and other documents filed with the SEC since January 1, 2004 and the financial statements included in the SEC documents;

•                  this proxy statement being free from false or misleading statements or omissions with respect to any material fact;

•                  our compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•                  the absence of undisclosed liabilities;

•                  the absence of any material adverse effect since June 30, 2006;

•                  tax matters;

•                  our intellectual property;

•                  the absence of pending or threatened litigation against us or our subsidiaries;

•                  environmental matters;

•                  our employee benefit plans;

•                  our compliance with applicable laws;

•                  our labor matters;

•                  our insurance policies;

•                  the receipt of an opinion from Cherry Tree; and

•                  the absence of undisclosed broker’s or finder’s fees.

Conduct of Business Pending the Merger

CorVu has agreed that from and after March 5, 2007 until the effective time of the merger (or, if applicable, the date on which the merger agreement is terminated), except as may be agreed by Rocket Software in writing or as expressly contemplated by the merger agreement, CorVu must and must cause each of our subsidiaries to:

•                  conduct its operations according to its ordinary and usual course of business consistent with past practice in compliance in all material respects with all applicable laws;

•                  pay its debts and taxes when due;

•                  pay or perform other material obligations when due (and so long as consistent with such obligation, with no less diligence or effort that would be applied in the absence of our obligation to do so pursuant to the merger agreement) ;

•                  use commercially reasonable efforts to preserve intact its current business organizations;

•                  keep available the service of its current officers and employees; and

•                  preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses will not be impaired in any material respect at or prior to the effective time of the merger.

Further, CorVu has agreed that during the same period, except (i) as may be required by law, (ii) as may be expressly permitted pursuant to the merger agreement or (iii) as previously disclosed to Rocket Software, CorVu and our subsidiaries will not do any of the following without the prior written consent of Rocket Software:

•                  except for shares to be issued or delivered upon exercise of options outstanding as of March 5, 2007 in accordance with CorVu’s option plans or other option-related agreements or warrants outstanding as of March 5, 2007 in accordance with their respective terms, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Capital Shares), or any securities or rights convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Capital Shares outstanding on March 5, 2007;

•                  redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of its capital stock;

•                  split, combine, subdivide or reclassify any shares of capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or otherwise make any payments to shareholders in their capacity as such, except for “upstream” dividends paid by a subsidiary to CorVu;

•                  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CorVu or any of its subsidiaries (other than the merger);

•                  adopt any amendment, modification or repeal, or propose to, or permit or consent to, any amendment, modification or repeal of CorVu’s articles of incorporation or CorVu’s bylaws (or the equivalent organizational documents of the subsidiaries) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of CorVu’s subsidiaries;

•                  make any acquisition, by means of merger, consolidation, acquisition of all or substantially all of the assets, capital stock or equity interests, or otherwise, of any person, or make any disposition or assignment, of any of its capital stock, material assets or properties or permit any of its assets or properties to be subject to any liens (other than liens expressly permitted by the terms of the merger agreement), except to the extent such disposition or lien is made or incurred in the ordinary course of business consistent with past practice;

•                  incur any indebtedness for borrowed money or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or investments in, any other person other than to or in CorVu or any of our subsidiaries, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•                  grant any increases (other than as required by law) in the compensation, pension, retirement or other employment benefit of any character, or grant any new material benefit to any of its directors, officers or employees, except for increases in compensation for employees who are not officers in the ordinary course of business and in accordance with past practice;

•                  pay or agree to pay any pension, retirement allowance or other employee benefit with respect to its directors, employees, agents or consultants not required or contemplated by any of the existing benefit plans of CorVu as in effect on March 5, 2007;

•                  enter into any new, or amend any existing, employment, severance, change of control or termination agreement with any director, officer, consultant, agent or employee;

•                  except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder;

•                  change or remove CorVu’s certified public accountants or change any of the accounting methods, policies, procedures, practices or principles used by CorVu unless required by generally accepted accounting principles or the SEC;

•                  enter into, or become obligated under, or change, amend, terminate or otherwise modify any material contract;

•                  modify the terms of, discount, setoff or accelerate the collection of, any accounts receivable, except in the ordinary course of business consistent with past practice;

•                  pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with past practice;

•                  fail to maintain in all material respects inventory levels appropriate for the businesses of CorVu and each of our subsidiaries;

•                  make or commit to make aggregate capital expenditures in excess of $50,000;

•                  settle any material pending claim or other material disagreement resulting in any payment of an amount in excess of $50,000 in the aggregate as to all such claims or disagreements;

•                  grant any lien on the capital stock of CorVu or any of our subsidiaries except for liens for utilities and current taxes not yet due and payable, mechanics’ and other similar liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not yet due and payable, liens for taxes being contested in good faith, and other liens expressly permitted by the terms of the merger agreement;

•                  enter into, directly or indirectly, any new material transaction with any affiliate of CorVu (excluding transactions with our subsidiaries in the ordinary course of business and consistent with past practice), including, without limitation, any transaction, agreement, arrangement or understanding that would be required to be reported as a “Certain Relationship or Related Transaction” or similar relationship or transaction pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B;

•                  take, undertake, incur, authorize, commit or agree to take any action that would cause any of the representations or warranties made by CorVu in the merger agreement to be untrue in any respect or would reasonably be anticipated to cause any of the conditions to closing not to be satisfied; or

•                  authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

No Solicitation; Superior Competing Transaction

Upon the signing of the merger agreement, we agreed to cease and terminate, and to direct our officers, directors, employees, investment bankers, attorneys or other advisors or representatives to cease and terminate, all activities, discussions, solicitations, communications or negotiations with a “third party,” i.e. any party other than Rocket Software, Newco or their affiliates, with respect to any “competing transaction” (as defined below). Moreover, we agreed that while the merger agreement is in effect we will not, and will not permit our subsidiaries, nor authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, CorVu or any of our subsidiaries to:

•                  solicit, accept or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any third party to enter into a competing transaction;

•                  participate or engage in any discussions or negotiations with any third party regarding any competing transaction, or furnish to any third party any information or data with respect to or access to our properties in connection with a competing transaction, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any competing transaction;

•                  withdraw, modify or amend in any way adverse to Rocket Software or Newco the recommendation to our shareholders that they approve the merger agreement and the merger (except in strict compliance with the terms of the merger agreement); or

•                  enter into any agreement with respect to any competing transaction, approve or recommend or resolve to approve or recommend any competing transaction, or enter into any agreement requiring CorVu to abandon, terminate or fail to consummate the merger or the other transactions contemplated by the merger agreement.

However, in the event CorVu receives a bona fide, unsolicited written proposal or offer not subsequently withdrawn for a competing transaction from a third party, under specified circumstances, we may furnish information with respect to us and our subsidiaries to, and participate in discussions and negotiations directly or through our representatives with, any such third party in response to such unsolicited offer or proposal, provided, that:

•                  we receive the unsolicited offer or proposal prior to our shareholders’ approval of the merger agreement by the vote required;

•                  the special committee, acting reasonably and in good faith (after consultation with CorVu’s outside legal counsel and financial adviser), determines by majority vote (excluding any members of the committee that are not independent of the third party making the proposal or offer) that this unsolicited proposal or offer is reasonably likely to result in a “superior competing transaction” (defined below);

•                  the proposal or offer did not result from our violation of non-solicitation provisions of the merger agreement;

•                  prior to furnishing any information with respect to us and our subsidiaries, the third party executes a nondisclosure agreement at least as restrictive as the existing confidentiality agreement between us and Rocket Software;

•                  prior to taking any such actions in response to such unsolicited offer or proposal, we deliver written notice advising Rocket Software that we intend to take action in response to this offer or proposal, and such written notice includes the material terms and conditions of the applicable offer or proposal, the identity of the third party making such offer or proposal, and any written materials and correspondence (or a summary of any oral communications) from or to that third party or its advisors; and

•                  we provide Rocket Software at least three business days from the date of delivery of such written notice to agree to make adjustments to the terms and conditions of the merger agreement to match or improve upon the economic or other terms of the purportedly superior competing transaction, and we must negotiate in good faith with respect thereto.

We have agreed to as promptly as reasonably practicable (and to use our reasonable best efforts to within one business day following receipt by CorVu or any of our advisors) notify Rocket Software of the receipt of any proposal for a competing transaction or a written request for nonpublic information relating to CorVu or any of our subsidiaries or for access to the business properties, assets, personnel, books or records of CorVu or any of its subsidiaries by any third party that indicates it may be considering making, or has made, a proposal for a competing transaction. With such notice, we have agreed to provide Rocket Software the material terms and conditions of that proposal, indication of interest or request and the identity of the third party submitting such proposal, indication or request. In addition, we have agreed to keep Rocket Software reasonably informed, on a current basis, of the status and material details of any such proposal, indication or request (including of any meeting of our board of directors or committee thereof at which the board or such committee is reasonably expected to consider any competing transaction).

The term “competing transaction” means the acquisition of beneficial ownership (as such term is defined under Rule 13(d) of the Exchange Act) of all or more than 15% of the assets of CorVu and our subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of CorVu, whether pursuant to a merger, consolidation or other business combination or other transaction, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such a third party to acquire beneficial ownership of more than 15% of the assets of CorVu and our subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of CorVu.

The term “superior competing transaction” means a competing transaction that (i) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of the Capital Shares than the merger, (ii) is reasonably capable of being consummated within a reasonable period of time, and (iii) for which financing, to the extent required, is committed.

Change of Special Committee Recommendation

Prior to shareholder approval of the merger agreement by the vote required, in response to the receipt of an unsolicited bona fide written proposal or offer for a competing transaction, if the special committee:

(1) determines that it has received a proposal for a superior competing transaction; and

(2) reasonably determines in good faith (after consultation with CorVu’s outside legal counsel and financial advisors) that it is required to take any or all of the following actions in order to comply with its fiduciary duties under applicable law, then, the special committee may withdraw, modify or change its approval or recommendation of the merger agreement, approve or recommend to our shareholders the superior competing transaction, terminate the merger agreement (subject to certain additional conditions set forth in the merger agreement), or publicly announce its intention to do any of the foregoing. However, prior to the special committee taking any of the foregoing actions, CorVu must give written notice that it intends to take such actions of a proposal for a superior competing transaction (including the material terms and conditions and the identity of the person making any such proposal) to Rocket Software. Rocket Software has the right, within three business days of delivery of such written notice, to agree to make adjustments to the merger agreement and to match or improve upon the economic or the terms of the superior competing transaction.

Reasonable Best Efforts Covenants

Subject to the terms and conditions set forth in the merger agreement, each of CorVu, Rocket Software and Newco will use its reasonable best efforts to:

•                  take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the merger and the other transactions contemplated by the merger agreement, including using its reasonable best efforts to obtain approval by CorVu’s shareholders of the merger agreement, all necessary or appropriate waivers, consents, and approvals, to effect all necessary registrations, filings and submissions, and to challenge or lift any injunction or other legal bar to the merger;

•                  cooperate with each other in taking, or causing to be taken, all actions necessary to terminate the registration of the Common Shares under the Exchange Act at the effective time of the merger; and

•                  keep each other reasonably informed of the status of their respective efforts to consummate the transactions contemplated by the merger agreement, including by furnishing each other with such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of necessary filings or submissions of information to any governmental authority and by giving prompt notice of developments such as any representation or warranty no longer being true, any failure to satisfy any of its agreements or covenants under the merger agreement, a change in facts or circumstances such that such fact or circumstance would have been required to be disclosed had it existed at the time the merger agreement was signed.

Shareholders’ Meeting

We have agreed to duly call, notice and hold a special meeting and to prepare and mail this proxy statement and solicit proxies to vote FOR approval of the merger agreement in accordance with applicable legal requirements. We have also agreed that, subject to certain limited exceptions, the special committee of our board of directors will recommend that our shareholders approve the merger agreement and the merger and that we will include such recommendation in the proxy statement.

Access to Information

During normal business hours and upon reasonable advance notice, we and our subsidiaries shall afford to the officers, employees, counsel, accountants and other authorized representatives of Rocket Software, in order to evaluate the transactions contemplated by the merger agreement and from time to time evaluate our net working capital, reasonable access to our properties, books, records, facilities, officers, directors and accountants and shall furnish or make available reasonably promptly to such representatives all information concerning our business, properties and personnel as may reasonably be requested. Any such access shall be conducted under the supervision of our personnel and in a manner that does not unreasonably interfere with our normal business operations. Rocket Software agrees that it and its representatives shall not use any such information for any purpose unrelated to the consummation of the transactions contemplated by the merger agreement. The confidentiality agreement between CorVu and Rocket Software dated September 11, 2006 shall apply to any information provided to Rocket Software.

Public Announcement

The parties agreed to consult with each other and to mutually agree upon any press releases or public announcements pertaining to the merger agreement and the merger prior to their issuance, except as may be required by applicable law or by obligations under any agreement with the OTCBB, in which case the party proposing to issue such press release or to make such public announcement shall consult in good faith with the other parties before issuing any such press releases or making any such public announcements.

Indemnification and Insurance

Rocket Software and Newco agreed that all rights to indemnification in favor of, and all exculpations and limitations of the personal liability of, our directors, officers, employees and agents in our articles of incorporation and our bylaws and the respective organizational documents of our subsidiaries, as in effect on the date of the merger agreement, will continue in full force and effect for a period of not less than six years following the effective time of the merger. Any rights to indemnification in respect of any such claim asserted or made within such time period shall continue until the disposition of the respective claim, and Parent and Newco are obligated to obtain “tail” directors’ and officers’ liability insurance and fiduciary insurance coverage effective as of the effective time of the merger covering such claims; provided, that Parent is only obligated to obtain the “tail” insurance coverage on such terms and for such duration as reasonably can be obtained for $100,000.

Confidentiality, Assignment and Loyalty Agreements

We agreed to use our commercially reasonable best efforts to cause each person (i) who currently provides services to us as employee, consultant or independent contractor or (ii) who is hired after the date of the merger agreement and prior to the effective time of the merger to execute a standard confidentiality, assignment and loyalty agreement in a form agreed upon by the parties.

Conditions to the Completion of the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

•                  CorVu’s shareholders shall have approved the merger agreement in accordance with applicable law and CorVu’s articles of incorporation and bylaws;

•                  no law enjoining or prohibiting the consummation of the transactions contemplated by the merger agreement shall be in effect; and

•                  all consents, orders and approvals of governmental authorities legally required for the consummation of the merger and the other transactions contemplated by the merger agreement shall have been obtained and be in effect at the effective time of the merger.

The obligations of CorVu to complete the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•                  The representations and warranties that Rocket Software and Newco made in the merger agreement, without regard to any qualification or reference to “material”, “material adverse effect” or similar variation thereof, must be true and correct at and as of the effective time of the merger as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except for those failures to be true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse change in the financial condition, business, assets, liabilities, properties or results of operations of Rocket Software and its subsidiaries, taken as a whole (with certain changes resulting from certain events excepted), which would prevent Rocket Software from performing its obligations to deliver the merger consideration due under the merger agreement. At the closing, CorVu must receive a certificate of a duly authorized officer of Rocket Software to the foregoing effect.

•                  Rocket Software and Newco must have performed and complied with in all material respects their obligations under the merger agreement required to be performed or complied with on or prior to the effective time of the merger. CorVu must have received a certificate of a duly authorized officer of Rocket Software to the foregoing effect.

The obligations of Rocket Software and Newco to complete the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•                  CorVu’s representations and warranties contained in the merger agreement, without regard to any qualification or reference to “material”, “material adverse effect” or similar variation thereof, must be true and correct at and as of the effective time of the merger as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) except for those failures to be true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect with regard to CorVu. At the closing, Rocket Software must receive a certificate of a duly authorized officer of CorVu to the foregoing effect.

•                  CorVu must have performed and complied with in all material respects its obligations under the merger agreement, required to be performed or complied with on or prior to the effective time of the merger. Rocket Software must have received a certificate of a duly authorized officer of CorVu to the foregoing effect.

•                  All consents, approvals and authorizations necessary for CorVu to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained (including any consents needed from holders of options and warrants).

•                  Dissenters’ rights shall not have been asserted by Holders of more than ten percent (10%) of the outstanding Capital Shares.

No material adverse effect with respect to CorVu and our subsidiaries may have occurred.

•                  No legal action shall be pending that has a reasonable likelihood of success challenging the merger agreement or the transactions contemplated thereby, seeking to delay, restrain or prohibit the merger or seeking to prohibit or impose material limitations on the ownership or operations of all or a material portion of the operations or assets of CorVu or any of its subsidiaries that would be effective after the effective time of the merger, or seeking the payment of any material amount of damages.

•                  Rocket Software and Newco shall have sufficient funds available to them to consummate the merger.

•                  Except for a certain term loan in the principal amount of $3,200,000, as evidenced by that certain promissory note, dated as February 20, 2007 issued by CorVu in favor of Commerce Bank pursuant to a certain Term Loan Agreement, dated as of February 20, 2007 between CorVu and Commerce Bank, there may be no other indebtedness of CorVu outstanding as of the effective time, other than accounts payable, trade payables and capital lease obligations incurred in the ordinary course of business. CorVu must deliver to Rocket Software evidence of the repayment of a promissory note issued to ComVest on February 11, 2005, and of the termination of any related liens.

•                  CorVu’s outside legal counsel must provide a legal opinion to Rocket Software.

•                  Rocket Software must receive a certificate of a duly authorized officer of CorVu certifying (i) that the disclosure schedule provided by CorVu to Rocket Software at the execution of the merger agreement accurately and completely sets forth all of the fees and expenses payable by CorVu in connection with the merger and (ii) that such fees and expenses do not exceed, in the aggregate, $1,900,000 (including the full amount of any reimbursable expenses). Rocket Software must have received an executed release, in a form reasonably satisfactory to Rocket Software, from each person to whom any of these transaction fees and expenses were payable, and pursuant to which CorVu, the surviving corporation, Rocket Software and Newco and any affiliate of any of them, are fully released from any obligation or liability in respect of any amounts in excess of the respective amounts owed to such person as set forth in CorVu’s disclosure schedule.

•                  An agreement between CorVu and ComVest Investment dated March 5, 2007, pursuant to which ComVest Investment waived its rights to purchase Common Shares under a certain warrant without payment, must remain in full force and effect and may not have been amended since the execution thereof.

•                  CorVu must deliver to Rocket Software the following documents: (i) a certified copy of the appropriate corporate resolutions authorizing the execution, delivery and performance of the merger agreement and the merger, (ii) a certified copy of the resolutions duly adopted by CorVu’s shareholders adopting the merger agreement, (iii) a good standing certificate, or equivalent document, certified by the Secretary of State of the State of Minnesota, and dated no more than two (2) business days prior to the closing date (iv) a copy of CorVu’s articles of incorporation, certified by the Secretary of State of the State of Minnesota as of no more than two (2) business days prior to the closing date, and (v) a certificate executed by a duly authorized officer of CorVu to the effect that neither CorVu nor any of its subsidiaries is a U.S. real property holding company.

•                  The net working capital deficit as of the closing date must be no greater than negative $5,463,000.

•                  Cherry Tree’s opinion relating to the fairness of the merger consideration to be paid for the Common Shares must be delivered and not subsequently modified, amended, withdrawn or rescinded.

•                  CorVu must deliver to Rocket Software executed copies of all confidentiality, assignment and loyalty agreements which CorVu had an obligation to use its commercially reasonable best efforts to cause to be executed by employees, consultants and independent contractors following the date of the merger agreement.

•                  The tax indemnification agreement between Justin MacIntosh, Rocket Software and CorVu must be in full force and effect in favor of CorVu, and shall be available to and enforceable by the corporation surviving the merger from and after the effective time of the merger.

•                  Rocket Software must have received all original certificates representing shares of all Series C Stock marked “cancelled”, as well as other evidence to demonstrate that all previously issued and outstanding shares of CorVu’s Series C Stock were redeemed.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time (even after CorVu’s shareholders have approved the merger agreement):

By CorVu and Rocket Software:

•                  upon the mutual written consent of CorVu and Rocket Software.

By CorVu or Rocket Software, if:

•                  there is in force a law permanently restraining, enjoining or otherwise prohibiting the merger and such law has become final and non appealable and not subject to challenge;

•                  CorVu has not obtained the necessary shareholder approval of the merger agreement at a duly called shareholders’ meeting at which a quorum was present, or any adjournment thereof, provided, that CorVu may not exercise this termination right if CorVu has breached certain provisions of the merger agreement); or

•                  the merger has not occurred on or before June 30, 2007, unless such party’s failure to fulfill any material obligation under the merger agreement was the principal cause of, or resulted in, the failure of the merger to occur on or before such date.

By Rocket Software, if:

•                  Rocket Software is not in material breach of certain of its obligations under the merger agreement, and CorVu materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that gives rise to a failure to meet certain closing conditions, and such breach or failure or CorVu is not cured, or is incapable of being cured within ten (10) days after the receipt by CorVu of written notice;

•                  the special committee withdraws or modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Rocket Software or Newco; or

•                  CorVu has approved or recommended a competing transaction.

By CorVu, if:

•                  CorVu is not in material breach of certain of its obligations under the merger agreement, and Rocket Software materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that gives rise to a failure to meet certain closing conditions, and such breach or failure of Rocket Software is not cured, or is incapable of being cured within ten (10) days after the receipt by Rocket Software of written notice; or

•                  the special committee withdraws, modifies or changes its recommendation of the merger agreement or the merger, and at such time, a proposal or offer constituting a superior competing transaction exists and CorVu concurrently enters into a definitive agreement providing for the consummation of such superior competing transaction. However, if CorVu terminates the merger agreement on this basis, CorVu must comply with certain additional conditions prior to and at termination.

In the event of termination of the merger agreement for one of the reasons named above, the merger agreement shall immediately become void and except for the payment of certain termination fees, there shall be no liability or obligation of the parties with respect to the merger agreement. However, the termination of the merger agreement does not relieve any party from liability for any fraud or breach of any representation, warranty, covenant or other agreement contained in the merger agreement occurring prior to termination.

Termination Fees

If the merger agreement is terminated under certain circumstances, CorVu or Rocket Software may be obligated to pay the other party a termination fee or reimburse the other party’s reasonable out-of-pocket costs and expenses as follows:

•                  If either Rocket Software or CorVu terminates the merger agreement due to CorVu’s failure to obtain CorVu’s shareholders approval of the merger agreement by the vote required, then CorVu is obligated to reimburse Rocket Software the amount of expenses (including any financing commitment fees) actually incurred by Rocket Software or Newco in connection with the merger agreement or the transactions contemplated thereby up to a maximum of one million dollars ($1,000,000).

•                  If the merger agreement is terminated:

(i)             by CorVu for failure to obtain the necessary shareholder approval, or because the merger has not occurred on or before June 30, 2007 (plus any additional time due to the SEC review of this proxy statement, as described above), and within nine months of such termination, CorVu and/or our shareholders enter into a definitive agreement for or consummate a competing transaction in which at least 50% of CorVu’s assets or stock are transferred;

(ii)          by Rocket Software because the special committee withdrew or modified or changed its recommendation of the merger agreement or the merger in a manner adverse to Rocket Software or Newco, or CorVu approved or recommended a competing transaction; or

(iii)       by CorVu because the special committee withdrew, modified or changed its recommendation of the merger, and at such time, a proposal or offer constituting a superior competing transaction existed and CorVu concurrently enters into a definitive agreement providing for the consummation of such superior competing transaction;

then CorVu must pay Rocket Software a nonrefundable fee in the amount of $1,000,000. This fee will be reduced by any expense reimbursement amount that CorVu was obligated to pay to Rocket Software previously in connection with the termination of the merger agreement.

•                  If either party terminates the merger agreement because the merger has not occurred on or before June 30, 2007 (plus any additional time due to the SEC review of this proxy statement, as described above), at such time Rocket Software has no other right to terminate the merger agreement, and with the exception of the financing condition, all conditions to Rocket Software’s obligation to consummate the merger are met, then Rocket Software must pay to CorVu a nonrefundable fee of $1,000,000. Rocket Software deposited this amount into escrow to be held under an escrow agreement with CorVu and U.S. Bank National Association on the date that the merger agreement was signed.

The foregoing termination fee and expense reimbursement provisions are intended to be liquidated damages and the sole and exclusive remedy of the parties.

Expenses

Except as described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are payable by the party incurring such expenses.

Amendment

Any provision of the merger agreement may be amended or waived by the parties at any time prior to the consummation of the merger, before or after shareholder approval has been obtained. However, after approval of the merger agreement by CorVu’s shareholders, no amendment shall be made that changes the merger consideration payable or adversely affects the rights of CorVu’s under the merger agreement or requires by law futher approval by CorVu’s shareholders, unless the approval of CorVu’s shareholders for such amendment is obtained.

MARKET PRICES OF CORVU’S COMMON SHARES

Common Shares are quoted on the OTCBB under the symbol CRVU.OB. Quotations in the following table are based on information provided by the “Historical Quotes” database of LexisNexis(R), which includes data provided by SunGard Management Solutions (R). The quotations represent inter-dealer prices, without retail markup, markdown or commission, and do not necessarily represent actual transactions.

	High Bid	Low Bid
Fiscal Quarter ended
September 30, 2004	$0.55	$0.27
December 31, 2004	0.36	0.16
March 31, 2005	0.35	0.20
June 30, 2005	0.20	0.12

September 30, 2005	$0.40	$0.12
December 31, 2005	0.26	0.15
March 31, 2006	0.41	0.24
June 30, 2006	0.41	0.34

September 30, 2006	$0.49	$0.37
December 31, 2006	0.48	0.27
March 31, 2006	0.38	0.28

The closing sale price of the Common Shares on the OTCBB on March 2, 2007, the last trading day before CorVu announced the execution of the merger agreement, was $0.28 per share. The average trading price of the shares over the prior three-month period was approximately $             . On [            ], 2007, the last trading day before this proxy statement was printed, the closing price of our Common Shares on the OTCBB was $[              ] per share. You are encouraged to obtain current market quotations for the Common Shares in connection with voting your shares.

CorVu has not paid any cash dividends in prior years and it is currently restricted by the terms of the merger agreement from paying cash dividends. As of                , 2007, we had [177] shareholders of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of                  , 2007 concerning the beneficial ownership of our Capital Shares by:  (i) each of our directors, (ii) our Chief Executive Officer and the two most highly compensated executive officers other than our Chief Executive Officer, (iii) the persons known by us to own more than 5% of a class of our voting stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares owned by them. The beneficial ownership percentages reflected in the table below are based on [49,527,274] Common Shares and [360,000] Preferred Shares outstanding as of                2007. Except as otherwise indicated, the address of each person in this table is c/o CorVu Corporation, 3400 West 66th Street, Suite 445, MN 55435.

	Common Stock (1)			Series B Preferred Stock (1)
Name (and Address of 5% Owners) or Identity of Group	Shares		Percent of Class	Shares		Percent of Class

Joseph J. Caffarelli (2)	1,360,250	(3)	2.7%	—		0%
Justin M. MacIntosh(2)	13,458,701	(4)	26.4%	—		0%
Ismail Kurdi(2)	1,799,932	(5)	3.6%	—		0%
David C. Carlson(2)	833,327	(6)	1.7%	50,000	(7)	13.9%
James L. Mandel(2)	253,311	(8)	*	—		0%
Daniel R. Fishback (2)	112,500	(9)	*	—		0%
Robert L. Doretti (2)	127,500	(10)	*	—		0%
Robert L. Priddy (2)	25,512,500	(11)	48.1%	—		0%
Directors and executive officer as a group (includes 8 in group)	43,458,021	(12)	76.1%	50,000		13.9%

Delia S. MacIntosh	13,458,701	(13)	26.4%	—		0%
Opella Holdings Limited(14)	7,541,733	(15)	15.2%	—		0%
Dominic K.K. Sum(14)	7,541,733	(16)	15.2%	—		0%
ComVest Investment Partners II LLC (17)	25,400,000	(18)	48.0%	—		0%
Rocket Software, Inc. (19)	10,102,745	(20)	20.4%	—		0%
The George McKay Reid Revocable Trust (21)	—		0%	50,000		13.9%
Roderic Holliday-Smith (22)	—		0%	50,000		13.9%
Henry Gold (23)	—		0%	50,000		13.9%
Polaris Partners LP (24)	—		0%	50,000		13.9%
John Scott (25)	—		0%	30,000		8.3%
John Colson (26)	—		0%	30,000		8.3%
Marjorie Scott (27)	—		0%	20,000		5.5%

* less than 1%

(1)                                  For each person or group, any securities that the person or group has the right to acquire within 60 days of March 26, 2007 pursuant to options, warrants, conversion privileges or other rights, have been added to the total amount of outstanding shares when determining the percent owned by such person or group.

(2)           Address: 3400 West 66th Street, Suite 445, Edina, MN 55435.

(3)                                  Mr. Caffarelli’s beneficial ownership includes 1,358,750 shares that Mr. Caffarelli may purchase upon exercise of stock options.

(4)                                  Mr. MacIntosh’s beneficial ownership includes (i) 7,541,733 shares registered in the name of Opella Holdings Ltd. (see also footnotes 15 and 16), (ii) 940,000 shares that may be purchased upon exercise of options held by Mr. MacIntosh, and (iii) 3,700,957 shares and a warrant to purchase 560,000 shares held by Mr. MacIntosh’s spouse. Mr. MacIntosh disclaims beneficial ownership of the shares and the warrant owned by his spouse.

(5)                                  Mr. Kurdi’s beneficial ownership includes 170,440 shares that may be purchased upon exercise of options.

(6)                                  Mr. Carlson’s beneficial ownership includes 546,250 shares that may be purchased upon exercise of options and 116,667 shares that may be purchased upon exercise of warrants. Mr. Carlson disclaims beneficial ownership of 70,695 of the shares that may be purchased upon exercise of options because the pecuniary interest in these shares was transferred to his ex-spouse under a divorce decree from January 2003.

(7)                                  Mr. Carlson’s shares of Series B Preferred Stock are convertible into 166,667 shares of common stock.

(8)                                  Mr. Mandel’s beneficial ownership includes (i) 113,750 shares that may be purchased upon exercise of options held by Mr. Mandel and (ii) 15,350 shares held by Mr. Mandel’s spouse. Mr. Mandel disclaims beneficial ownership of the shares owned by his spouse.

(9)                                  Represents 112,500 shares that Mr. Fishback may purchase upon exercise of stock options.

(10)                            Represents 127,500 shares that Mr. Doretti may purchase upon exercise of stock options.

(11)                            Mr. Priddy’s beneficial ownership includes (i) 112,500 shares that may be purchased upon exercise of stock options, (ii) 22,000,000 shares held by ComVest Investment Partners II LLC, and (iii) 3,400,000 shares that ComVest Investment Partners II LLC may purchase upon exercise of a warrant. Mr. Priddy is a member of ComVest II Partners LLC, the managing member of ComVest Investment Partners II LLC.

(12)                            Includes 7,558,357 shares of the executive officers and directors as a group that may be purchased upon exercise of stock options and warrants.

(13)                            Mrs. MacIntosh’s beneficial ownership includes (i) a warrant to purchase 560,000 shares held by herself, (ii) 7,541,733 shares registered in the name of Opella Holdings Ltd. (see also footnotes 4, 16 and 17), and (iii) 716,011 shares and an option to purchase 940,000 shares held by Mrs. MacIntosh’s spouse. Mrs. MacIntosh disclaims beneficial ownership of the shares registered in the name of Opella Holdings Ltd. and the shares and options held by her spouse.

(14)                            Address: c/o Tempio Corporate Consultants Limited, Suite 701, 7/F, 6-8 Pottinger Street, Central, HONG KONG.

(15)                            Opella Holdings Limited as trustee of The Asia Pacific Technology Trust is the beneficial owner of 7,541,733 shares of Common Stock registered in the name of Barleigh Wells Limited as street name holder. Opella Holdings Limited shares beneficial ownership of the shares with Mr. MacIntosh (see footnote 4) and Mr. Sum (see footnote 17).

(16)                            Mr. Sum is the sole shareholder of Opella Holdings Limited (see footnote 15). The director of Opella Holdings Limited is Pio Services Limited whose sole shareholder is Tempio Group of Companies Limited which in turn is wholly owned by Mr. Sum. Pio Services Limited has two directors, one of which is Mr. Sum.

(17)                            Address: One North Clematis, West Palm Beach, FL 33401. According to a Schedule 13D filed on February 22, 2005, ComVest Investment Partners II LLC shares voting and dispositive power with regard to all of the CorVu securities registered in its name with the following entities and individuals:  ComVest II Partners LLC, the managing member of ComVest Investment Partners II LLC; Commonwealth Associates Group Holdings, LLC, the managing member of ComVest II Partners LLC;  Michael Falk, the chairman and principal member of Commonwealth Associates Group Holdings, LLC; and Robert Priddy (see footnote 11).

(18)                            Includes 3,400,000 shares that may be purchased upon exercise of a warrant.

(19)                            Address: 275 Grove Street, Newton, MA 02466-2273.

(20)                            Includes 10,102,745 shares of Common Stock that Rocket Software may vote due to irrevocable proxies granted by certain shareholders, subject to certain terms and conditions set forth in option and support agreements.

(21)                            Address: 3114 West 28th Street, Minneapolis, MN 55416.

(22)                            Address: Apt. 202, 1 Wallis St., Woollahra, NSW 1350, Australia.

(23)                            Address: 874 East 9th St, Brooklyn, NY 11230.

(24)                            Address: 530 Fifth Avenue, New York, NY 10036.

(25)                            Address: 1309 Madera Ct., Keller, TX 76248.

(26)                            Address: 530 Marin St, Alpharetta, GA 30022.

(27)                            Address: 610 26th St, Santa Monica, CA 90402.

DISSENTERS’ RIGHTS OF APPRAISAL

The following summary of the rights of dissenting shareholders is qualified in its entirety by the provisions of Sections 302A.471 and 302A.473 of the MBCA. The text of Sections 302A.471 and 302A.473 is set out in full as Annex C to this proxy statement. The right to dissent is applicable only to CorVu shareholders as of the record date. Any shareholder wishing to avail himself or herself of his or her rights to dissent as provided by Sections 302A.471 and 302A473 of the MBCA should seek legal advice, as failure to comply strictly with the provisions of Sections 302A.471 and 302A.473 of the MBCA may prejudice such shareholder’s right of dissent.

Under the MBCA, a shareholder can invoke the right to receive payment of the fair value of his or her shares if the shareholder dissents, under Section 302A.473 of the MBCA, from a proposal by CorVu to merge.

Any shareholder wishing to dissent, and obtain payment in cash of the fair value of his or her shares, must adhere strictly to the following procedure:

•                  He or she must give written notice to CorVu before the special meeting of shareholders at which the merger is submitted to a vote, or at the special meeting but before the vote on the merger, that he or she objects to the merger proposal and that the shareholder proposes to demand payment of the fair value of his or her shares if the merger proposal is approved. The dissenting shareholder may not vote his or her shares in favor of the merger.

•                  After the date on which the shareholders approve the merger, CorVu must give written notice to the dissenting shareholder(s) that the merger proposal was approved.

•                  Within 30 days of the date of the notice referred to above, each dissenting shareholder must give to CorVu written notice of his or her decision to dissent and deposit his or her share certificates with CorVu, such notice to include a demand for payment of fair value of his or her shares.

A shareholder who dissents must do so in respect of all shares that he or she holds in CorVu.

Notwithstanding this deposit, the dissenter shall retain all rights as a shareholder of CorVu until the merger takes effect.

After the merger becomes effective or after CorVu receives a valid demand for payment, whichever is later, CorVu shall remit payment to the dissenting shareholders of the amount CorVu estimates to be the fair value of the shares held by such shareholder, plus interest, accompanied by certain financial information about CorVu, an estimate of the fair value of the shares, the method used for determining fair value, and a copy of Sections 302A.471 and 302A.473 of the MBCA.

If a dissenting shareholder believes that the amount remitted by CorVu is less than the fair value of the shares, with interest, the dissenting shareholder may give written notice to CorVu of his or her estimate of fair value, with interest, within 30 days after CorVu mails such remittance and must demand payment of the difference. UNLESS A SHAREHOLDER MAKES SUCH A DEMAND WITHIN SUCH THIRTY-DAY PERIOD, THE SHAREHOLDER WILL BE ENTITLED ONLY TO THE AMOUNT REMITTED BY CORVU. Within 60 days after CorVu receives such a demand from a shareholder, it will be required either to pay the shareholder the amount demanded (or agreed to after discussion between the shareholder and CorVu) or to file in court a petition requesting that the court determine the fair value of the shares, with interest.

All shareholders who have demanded payment for their shares, but have not reached agreement with CorVu, will be made parties to such court proceeding. The court will then determine whether the dissenting shareholders have fully complied with the provisions of Section 302A.473 of the MBCA and will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including the recommendation of any appraisers appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not such method was used by CorVu or a shareholder. The expenses of the court proceeding will be assessed against CorVu, except that the court may assess part or all of those costs and expenses against a shareholder whose action in demanding payment is found to be arbitrary, vexatious, or not in good faith. The fair value of CorVu’s shares means the fair value of the shares immediately before the effective time of the merger. Under Section 302A.471 of the MBCA, a shareholder of CorVu has no right at law or equity to set aside the consummation of the merger, except if such consummation is fraudulent with respect to such shareholder. Any shareholder making a demand for payment of fair value for his or her shares may withdraw the demand at any time before the determination by a court of the fair value of the shares by filing with CorVu written notice of such withdrawal.

The address for purposes of making a dissenter’s demand is:

CorVu Corporation

400 West 66th Street

Suite 445

Edina, MN 55435

Attn: Chief Financial Officer

ADJOURNMENT OF THE SPECIAL MEETING

CorVu is asking its shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings.

If the merger is not completed, a shareholder may submit a proposal intended to be presented at the 2007 annual meeting to CorVu by June 30, 2007, to be considered for inclusion in CorVu’s proxy statement and related proxy for the 2007 annual meeting. If a shareholder proposal, intended to be presented at the 2007 annual meeting but not included in CorVu’s proxy statement and proxy, is received by CorVu after September 16, 2007, then the individuals named as proxies in CorVu’s proxy form for the 2007 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in CorVu’s proxy materials.

OTHER MATTERS

Other Business at Special Meeting

The board of directors does not know of any other business that may be presented for consideration at the special meeting.

Multiple Shareholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to CorVu Corporation, 400 West 66th Street, Suite 445, Edina, MN 55435, telephone: (952) 944-7777. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any shareholder, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and other information concerning us, without charge, by written or telephonic request directed to us at CorVu Corporation, 400 West 66th Street, Suite 445, Edina, MN 55435, telephone: (952) 944-7777 or from the SEC through the SEC’s website at the address provided above.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                   ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ROCKET SOFTWARE, INC.,

ROCKET SOFTWARE MINNESOTA, INC.

AND

CORVU CORPORATION

Dated as of March 5, 2007

TABLE OF CONTENTS

Article I.	THE MERGER
1.1	The Merger
1.2	Effective Time
1.3	Effects of the Merger
1.4	Closing
Article II.	SURVIVING CORPORATION
2.1	Articles of Incorporation
2.2	Bylaws
2.3	Directors and Officers
Article III.	MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SECURITIES IN THE MERGER
3.1	Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger
3.2	Stock Options and Warrants
3.3	Payment for Securities in the Merger
3.4	Dissenting Shares.
3.5	No Further Rights or Transfers
3.6	Certain Company Actions
Article IV.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1	Corporate Organization and Qualification
4.2	Capitalization; Subsidiaries
4.3	Authority Relative to This Agreement
4.4	Consents and Approvals; No Violation
4.5	SEC Reports; Financial Statements
4.6	Absence of Certain Changes or Events
4.7	Litigation
4.8	Absence of Undisclosed Liabilities
4.9	Proxy Statement
4.10	Taxes
4.11	Employee Benefit Plans; Labor Matters
4.12	Environmental Laws and Regulations

4.13	Intellectual Property.
4.14	Compliance with Laws
4.15	Takeover Statutes
4.16	Agreements, Contracts and Commitments
4.17	Permits
4.18	Brokers, Finders and Others
4.19	Opinion of Financial Advisor
4.20	Property
4.21	Insurance
4.22	Books and Records
4.23	Foreign Corrupt Practices
4.24	Affiliate Transactions; Sarbanes-Oxley Act
4.25	Expenses
Article V.	REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO
5.1	Corporate Organization and Qualification
5.2	Authority Relative to This Agreement
5.3	Consents and Approvals; No Violation
5.4	Proxy Statement
5.5	Interim Operations of Newco
5.6	Brokers and Finders
5.7	Company Stock
Article VI.	COVENANTS AND AGREEMENTS
6.1	Conduct of Business of the Company
6.2	No Solicitation of Transactions.
6.3	Reasonable Best Efforts to Complete Transactions
6.4	Shareholders Meeting; Proxy Statement.
6.5	Access to Information
6.6	Publicity
6.7	Indemnification of Directors and Officers
6.8	Invention Assignment Agreements
Article VII.	CONDITIONS TO CONSUMMATION OF THE MERGER
7.1	Conditions to Each Party’s Obligations to Effect the Merger
7.2	Conditions to the Company’s Obligations to Effect the Merger

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7.3	Conditions to Parent’s and Newco’s Obligations to Effect the Merger
Article VIII.	TERMINATION; WAIVER
8.1	Termination by Mutual Consent
8.2	Termination by Either Parent or the Company
8.3	Termination by Parent
8.4	Termination by the Company
8.5	Effect of Termination.
8.6	Extension; Waiver
Article IX.	ADDITIONAL DEFINITIONS
9.1	Certain Definitions
Article X.	MISCELLANEOUS
10.1	Payment of Expenses
10.2	Survival of Confidentiality
10.3	Modification or Amendment
10.4	Waiver of Conditions
10.5	Counterparts
10.6	Governing Law
10.7	Notices
10.8	Entire Agreement; Assignment
10.9	Parties in Interest
10.10	Obligation of Parent
10.11	Severability
10.12	Specific Performance
10.13	Certain Interpretations

Attachments
Exhibit A – Warrant Waiver Agreement
Exhibit B – Option and Support Agreement
Exhibit C - Management Employment Acknowledgement
Exhibit D - Officers and Directors of Surviving Corporation
Exhibit E – Form of Confidentiality, Assignment and Loyalty Agreement
Exhibit F – Form of Opinion
Exhibit G - Certificate
Company Disclosure Schedule
Schedule A Shareholder Register
Schedule B Net Working Capital

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 5, 2007, by and among Rocket Software, Inc., a Delaware corporation (“Parent”), Rocket Software Minnesota, Inc., a Minnesota corporation and a direct wholly-owned Subsidiary of Parent (“Newco”), and CorVu Corporation, a Minnesota corporation (the “Company”).

RECITALS

WHEREAS, each of Parent and the Company has determined that it is in its best interests for Parent to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently herewith, ComVest Investment Partners II LLC, a Delaware limited liability company (“ComVest”) is entering into an agreement in the form of Exhibit A attached (the “Warrant Waiver Agreement”), pursuant to which it is agreeing that the Protective Warrant issued to ComVest as of February 11, 2005 pursuant to which ComVest is entitled to purchase up to 2,000,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”) upon the happening of certain events (the “ComVest Protective Warrant”), automatically shall be cancelled without payment immediately prior to the Effective Time;

WHEREAS, ComVest, Justin M. MacIntosh and Delia MacIntosh are executing and delivering an Option and Support Agreement to Parent substantially in the form attached hereto as Exhibit B (the “Option and Support Agreement”), pursuant to which, among other things, such persons are agreeing to vote certain shares for the Merger and Parent has the option to purchase a portion of such holder’s Common Stock, as more fully described in the respective Option and Support Agreements;

WHEREAS, prior to the date hereof, the Company has redeemed and retired each formerly outstanding share of Series C Convertible Preferred Stock, par value $100.00 per share (the “Series C Stock”), of the Company, such that none of such securities currently are outstanding;

WHEREAS, prior to the date hereof, the Company has paid in full and forever extinguished any payment or other obligations with respect to the Senior Secured Promissory Note in the initial principal amount of $1,500,000 issued in favor of ComVest as of February 11, 2005 (the “ComVest Note”);

WHEREAS, concurrently herewith, each of the Key Employees is entering into an employment agreement, a form of which is attached hereto as Exhibit C(each, a “Management Employment Acknowledgement”);

WHEREAS, concurrently herewith, Parent and Company are executing and delivering to U.S. Bank National Association, a national banking association (the “Escrow Agent”), an escrow agreement (the “Escrow Agreement”), and Parent is depositing One Million Dollars ($1,000,000) (the “Escrow Fund”), to serve as a source of payment if Parent is required to pay the Company the fee provided in Section 8.5(d) hereof;

WHEREAS, a duly constituted committee of disinterested members of the board of directors of the Company (the “Special Committee”), has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the shareholders of the Company, has approved this Agreement and the transactions contemplated hereby in accordance with the Minnesota Business Corporation Act (the “MBCA”), and has resolved to recommend that the shareholders of the Company adopt this Agreement and approve the Merger at a special meeting of shareholders to be duly called and held by the Company;

WHEREAS, the board of directors of each of Parent and Newco has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

1.1     The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), the Company and Newco shall consummate a merger (the “Merger”) in which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the Laws (as defined below) of the State of Minnesota, and (c) the separate corporate existence of the Company shall continue unaffected by the Merger.  The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”

1.2     Effective Time.  As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the appropriate parties hereto shall execute in the manner required by the MBCA and file with the Minnesota Secretary of State appropriate articles of merger relating to the Merger (the “Articles of Merger”), and the parties hereto shall take such other reasonable and further actions as may be required by Law to make the Merger effective.  The time that the Merger becomes effective in accordance with applicable Law is hereinafter referred to as the “Effective Time.”

1.3     Effects of the Merger.  The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

1.4     Closing.  The closing of the Merger (the “Closing”) shall take place (a) at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402-1425 on the third business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement, or (b) at such other place, time and date and in such other manner as Parent and the Company may agree.

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ARTICLE II.

SURVIVING CORPORATION

2.1     Articles of Incorporation. The Articles of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter further amended in accordance with the MBCA and the provisions of such Articles of Incorporation, except that such Articles of Incorporation shall be amended so as to change the name of Newco to “CorVu Corporation”.

2.2   Bylaws.  The Bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the MBCA and the provisions of Newco’s Articles of Incorporation and such Bylaws.

2.3   Directors and Officers.  From and after the Effective Time, the directors and officers of the Surviving Corporation shall be those individuals listed on Exhibit D until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

ARTICLE III.

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SECURITIES IN THE MERGER

3.1     Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any outstanding shares of the Company’s Capital Stock described in Section 4.2 below, each share of such Capital Stock (collectively, the “Shares,” and each, a “Share”) shall be treated as follows:

(a)   Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares of Common Stock which are Dissenting Shares (as defined below) and shares owned by Parent, Newco or any direct or indirect wholly-owned Subsidiary of Parent (collectively, “Parent Companies”) or by the Company or any of the Company’s direct or indirect wholly-owned Subsidiaries), shall be cancelled and extinguished and converted into the right to receive from Parent, pursuant to Section 3.3, an amount equal to the Per Share Merger Consideration, payable to the holder thereof without interest thereon, upon the surrender of the certificate formerly representing such share of Common Stock.

(b)   Each Share issued and outstanding and owned by the Parent Companies or the Company or any of the Company’s direct or indirect wholly-owned Subsidiaries shall immediately prior to the Effective Time cease to be outstanding, be cancelled and retired, without payment of any consideration therefor, and shall cease to exist.

(c)   Each share of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Stock”) issued and outstanding immediately prior to the Effective Time (other

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than those shares of Series B Stock which are Dissenting Shares), shall be cancelled and extinguished and converted into the right to receive, pursuant to Section 3.3, an amount equal to the Per Share Merger Consideration, payable to the holder thereof without interest thereon, upon the surrender of the certificate formerly representing such share of Series B Stock.

(d)   Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2     Stock Options and Warrants.

(a)   Prior to the Effective Time, the Board of Directors shall adopt such resolutions and take such other actions as are required to approve and effect the matters contemplated by this Section 3.2.  The Company shall use its best efforts to obtain any necessary consents of the holders of Options and Warrants (each as defined below) to effect this Section 3.2.

(b)   The Company shall take all necessary steps to ensure that each option to acquire shares of capital stock of the Company (“Option”) that has been granted under the Company’s 1996 Stock Option Plan or the Company’s 2005 Equity Incentive Plan (collectively, the “Option Plans”), or otherwise, and is outstanding as of immediately prior to the Effective Time, and each warrant to purchase Capital Stock, that is outstanding as of immediately prior to the Effective Time (the “Warrants”), other than the ComVest Protective Warrant, will (i) become fully exercisable or “vested” as of immediately prior to the Effective Time, and (ii) at the Effective Time, automatically shall be cancelled and converted into the right to receive, upon compliance with the provisions noted below, a lump sum cash payment in an amount equal to the product of the following:

(i)    the excess, if any, of the Per Share Merger Consideration payable per share of Common Stock over the per share exercise price of each share of Common Stock subject to such Option or Warrant, multiplied by

(ii)   the number of shares of Capital Stock covered by such Option or Warrant, and in each case less applicable taxes required to be withheld pursuant to Section 3.2(f).

(c)   If, in accordance with Section 3.2(b)(i) above, the Per Share Merger Consideration payable per share of Common Stock is less than the per share exercise price of any Option or Warrant, then any such Option or Warrant shall automatically be cancelled without any consideration as of the Effective Time.

(d)   As of the Effective Time, each of the Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of securities or rights to acquire securities of the Company shall be terminated and cancelled (without any liability on the part of Parent or the Surviving Corporation other than as expressly set forth in this Section 3.2).

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(e)   No party to this Agreement shall be liable to any holder of any Option or Warrant for any cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar Law.

(f)    Parent shall cause the Surviving Corporation to deduct and withhold from the cash otherwise payable to the holder of any Option or Warrant pursuant to this Section 3.2, such amounts as the Parent and the Surviving Corporation reasonably and in good faith determine are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any social security, FICA or Medicare tax Law, or any other provision of federal, state, local or foreign tax Law.  To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the Option or Warrant holder in respect of which such deduction and withholding was made by the Surviving Corporation, and (ii) deposited on such Option or Warrant holder’s behalf with the appropriate taxing authorities.

(g)   The Company and the Board of Directors shall take any and all actions (including, but not limited to, giving requisite notices to, and using their best efforts to obtain all necessary consents from, holders of Options and Warrants advising them of such cancellations and any rights pursuant to this Section 3.2) as are necessary to (i) fully advise holders of Options of their rights under the Option Plans or otherwise and the Options in connection with the Merger and the rights of holders of Warrants of their rights under the Warrants in connection with the Merger, and (ii) effectuate the provisions of this Section 3.2 under the terms of the Option Plans or other Option-related agreements and Warrants.  From and after the Effective Time, other than as expressly set forth in this Section 3.2, no holder of an Option or Warrant shall have any rights in respect thereof other than to receive payment (if any) for the Options or Warrants as set forth in this Section 3.2, and neither Parent nor the Surviving Corporation shall have any liability or obligation under any of the Option Plans or, other than the obligation to make any required payment set forth in this Section 3.2, with respect to the Options or Warrants.

(h)   Any payment to be made to a holder of any Option or Warrant in accordance with this Section 3.2 shall be subject to Parent’s prior receipt of (i) the Option or Warrant, as the case may be, for cancellation or delivery of an instrument reasonably satisfactory to Parent effecting the cancellation of the Option or Warrant, as the case may be, and (ii) written instructions from the holder of such Option or Warrant specifying the Person to whom payment should be made and the address where such check should be sent, or appropriate wire transfer instructions.  Upon receipt of such items, Parent shall direct the Paying Agent (as defined below) to make any such payment in respect of such Option or Warrant.  Until surrendered in accordance with the provisions of this Section 3.2, each Option and Warrant shall represent for all purposes after the Effective Time only the right to receive the payments, if any, pursuant to this Section 3.2.

3.3     Payment for Securities in the Merger.  The manner of making payment for Shares, Options and Warrants in the Merger shall be as follows:

(a)   Prior to the Effective Time, Parent shall designate a reputable bank or trust company or other entity reasonably acceptable to the Company to act as paying agent for the

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holders of Shares, Options and Warrants in connection with the Merger (the “Paying Agent”), and to receive the funds to which the holders of Shares will become entitled pursuant to Section 3.1(a), and to which the holders of Options and Warrants may become entitled pursuant to Section 3.2.  Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, Options and Warrants, the funds necessary to make the payments contemplated by Sections 3.1 and 3.2, respectively (the “Payment Fund”).  The Paying Agent shall, pursuant to irrevocable instructions, make the payments contemplated by Sections 3.1(a) and (c) and 3.2, respectively, out of the Payment Fund in accordance with the provisions of Section 3.3(c) below.

(b)   The Paying Agent shall invest the Payment Fund as directed by Parent or Newco in (i) investment grade money market instruments, (ii) direct obligations of the United States of America, (iii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iv) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or (v) certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1 billion, in each case having maturities not to exceed thirty (30) days and as designated by Parent, with any interest earned thereon being payable to Parent.  Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred and not offset by earnings or gains as a result of the aforementioned investments.  All earnings and gains thereon shall inure to the benefit of Parent.  If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Sections 3.1(a) and (c), and this Section 3.3, and to which holders of Options or Warrants shall be entitled under Section 3.2 and this Section 3.3, Parent shall in any event be liable for payment thereof.  The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(c)   As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than holders of certificates representing Dissenting Shares and for Shares referred to in Section 3.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the “Certificates”) and to each holder of record of Series B Convertible Preferred Stock (other than holders owning Dissenting Shares), (i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor.  Upon surrender of Certificates, if any, for cancellation to the Paying Agent, together with such letter of transmittal duly executed and properly completed, and any other required documents, the holder of such Certificates shall be entitled to receive for each Share represented by such Certificates, and the holder of record of Series B Convertible Preferred Stock shall be entitled to receive for each Share of Series B Convertible Preferred Stock, the Per Share Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be cancelled..  With respect to Options and Warrants, Parent shall direct the Paying Agent to make payments to the holders of Options and Warrants (other than the ComVest Protective Warrant) in accordance with the provisions of Section 3.2(h).

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(d)   If payment is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.  Until surrendered in accordance with the provisions of this Section 3.3, each Certificate (other than certificates representing Dissenting Shares or Shares referred to in Section 3.1(b)) shall represent for all purposes only the right to receive, for each Share represented thereby, the Per Share Merger Consideration, and shall not evidence any interest in, or any right to exercise the rights of a shareholder or other equityholder of, the Company or the Surviving Corporation.

(e)   Any portion of the Payment Fund made available to the Paying Agent which remains unclaimed by the former shareholders, holders of Options or holders of Warrants of the Company for nine (9) months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former shareholders, holders of Options or holders of Warrants of the Company shall thereafter look only to Parent for payment of any amounts to which such holders are entitled pursuant to Sections 3.1 or 3.2, as applicable, in each case without any interest thereon and subject to any taxes required to be withheld.

(f)    Neither the Paying Agent nor any party to this Agreement shall be liable to any shareholder or holder of Options or Warrants of the Company for any Merger Consideration or cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar Law.

(g)   The Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any former holder of Shares, Options or Warrants of the Company such amounts as Parent and the Surviving Corporation reasonably and in good faith determine are required to be deducted and withheld with respect to the making of such payment under the Code, or any social security, FICA or Medicare tax Law or any other provision of federal, state, local or foreign tax Law.  To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the former holder of Shares, Options or Warrants, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, and (ii) deposited on behalf of such former holder with the appropriate tax authorities.

3.4     Dissenting Shares.

(a)   Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such Shares in favor of the Merger, who will have delivered, prior to any vote on the Merger, a written demand for the fair value of such Shares in the manner provided in Section 302A.473 of the MBCA and who, as of the Effective Time, will not have effectively withdrawn or lost such right to dissenters’ rights (“Dissenting Shares”) will not be converted into or represent a right to receive the Per Share Merger Consideration pursuant to Section 3.1, but the holder thereof will be entitled only to such rights as are granted by Section 302A.473 of the

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MBCA.  Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Sections 302A.471 and 302A.473 of the MBCA will receive payment therefor from the Surviving Corporation in accordance with the MBCA; provided, however, that if any such holder of Dissenting Shares will have effectively withdrawn such holder’s demand for appraisal of such Shares or lost such holder’s right to appraisal and payment of such shares under Section 302A.473 of the MBCA, such holder will forfeit the right to appraisal of such Shares and each such Share will thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Per Share Merger Consideration, as provided in Section 3.1.

(b)   The Company will give Parent (i) prompt notice of any written notice of intent to demand fair value, any withdrawal of such notice and any other instrument served pursuant to Section 302A.473 of the MBCA received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to notice of intent to demand fair value under Section 302A.473 of the MBCA.  The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such notices or offer to settle or settle any such demand.

3.5     No Further Rights or Transfers.  Except for the surrender of the Certificates representing the Shares in exchange for the right to receive the Per Share Merger Consideration with respect to each Share or the perfection of dissenters’ rights with respect to the Dissenting Shares, at and after the Effective Time, a holder of Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Shares shall thereafter be made on the stock transfer books of the Company.

3.6     Certain Company Actions.  Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the representations and warranties in this Article IV to Parent and Newco, except as qualified or supplemented by sections in the Company Disclosure Schedule attached hereto.

4.1     Corporate Organization and Qualification.  The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Minnesota and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such

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qualification, except failure to so qualify or be in good standing would not have a Company Material Adverse Effect (as hereinafter defined in Section 9.1).  Each of the Subsidiaries (as hereinafter defined in Section 9.1) of the Company is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect (as hereinafter defined in Section 9.1).  The Company has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted.  Each of the Subsidiaries of the Company has all requisite power and authority to own its properties and to carry on its business as it is now being conducted.  The Company has previously made available to Parent complete and correct copies of the Company Articles, and the Company’s Restated Bylaws, as amended and in effect on the date hereof (the “Company Bylaws”), and the certificate of incorporation and bylaws (or other comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Organizational Documents”).

4.2     Capitalization; Subsidiaries.

(a)   The authorized capital stock of the Company consists of 100,000,000 shares, 75,000,000 shares of which are designated as Common Stock, 1,000,000 shares of which are designated as Series A Convertible Preferred Stock, par value $10.00 per share (the “Series A Stock”), 600,000 shares of which are designated as Series B Stock, and 17,000 shares of which are designated as Series C Stock (the Series C Stock, together with the Series A Stock, the Series B Stock and the Common Stock are collectively referred to herein as the “Capital Stock”).  As of the date of this Agreement, 49,527,274 shares of Common Stock were issued and outstanding, no shares of Series A Stock were issued and outstanding, 360,000 shares of Series B Stock were issued and outstanding and no shares of Series C Stock were issued and outstanding.  Other than the foregoing, there are no other shares of a class or series of Capital Stock of the Company or any Subsidiary thereof authorized or outstanding.  All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable, and are free of preemptive rights.  All of the issued and outstanding shares of Capital Stock were issued in compliance with any preemptive rights and any other statutory or contractual rights of any shareholders of the Company and in compliance with all applicable securities Laws.  As of the date hereof, 1,200,000 shares of Common Stock are reserved for issuance upon conversion of the Series B Stock, 8,129,751 shares of Common Stock are reserved for issuance upon the exercise of outstanding Options granted pursuant to the Option Plans, 150,440 shares of Common Stock are reserved for issuance upon the exercise of outstanding Options granted outside of the Option Plans, and 8,239,999 shares of Common Stock are reserved for issuance upon the exercise of outstanding Warrants (including the ComVest Protective Warrant).  Section 4.2(a) of the Company Disclosure Schedule sets forth a correct, true and complete list of each Person who, as of the close of business on March 2, 2007, held an Option under any of the Option Plans or otherwise or a Warrant, indicating with respect to each Option and Warrant then outstanding, the number of Shares subject to such Option or Warrant, the grant date and exercise price of such Option or Warrant, and the vesting schedule and expiration of such Option or Warrant.  The only security issuable upon exercise of outstanding Options or Warrants is Common Stock.  There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, outstanding or authorized options, warrants, convertible securities, calls, rights

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(including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or requiring it to give any Person the right to receive any benefit or rights similar to any rights enjoyed by or accruing to the holders of its shares of capital stock or any rights to participate in the equity or net income of the Company or any of its Subsidiaries.  Other than the Option and Support Agreements, there are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound or, to the Knowledge of the Company, between or among shareholders, in each case with respect to the transfer or voting of any capital stock of the Company or any of its Subsidiaries.

(b)   To the Knowledge of the Company, the shareholder register attached to this Agreement as Schedule A accurately records, in all material respects:  (i) the name and address of each Person owning shares of Capital Stock and (ii) the certificate number of each certificate evidencing shares of Capital Stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

(c)   Section 4.2(c) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization, and jurisdictions of qualification as a foreign entity of each of the Company’s Subsidiaries.  All outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company free and clear of all Liens, other than Permitted Liens (each term as defined in Section 9.1).

(d)   Other than the Subsidiaries, there are no other corporations, joint ventures, associations or other entities in which the Company or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.  Other than the Subsidiaries, neither the Company nor any of its Subsidiaries is a member of (nor is any part of its business conducted through) any partnership nor is the Company or any of its Subsidiaries a participant in any joint venture or similar arrangement.

4.3     Authority Relative to This Agreement.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Special Committee and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the Merger and the adoption of this Agreement by holders of the Shares in accordance with the MBCA and the Company Articles.  This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding agreement of Parent and Newco, constitutes the legal, valid and binding agreement of

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the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

4.4     Consents and Approvals; No Violation.

(a)   Neither the execution and delivery by the Company of this Agreement and of each instrument required hereby to be executed and delivered by the Company at the Closing, nor the performance of its obligations hereunder or thereunder, nor the consummation by the Company of the transactions contemplated hereby or thereby, will:

(i)    conflict with or result in any breach of any provision of the Company Articles or Company Bylaws or the respective Subsidiary Organizational Documents of any of the Company’s Subsidiaries;

(ii)   require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except (A) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, (B) the filing of the Articles of Merger pursuant to the MBCA and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (C) as may be required by any applicable state securities or “blue sky” Laws, or (D) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or adversely affect or materially delay the consummation of the transactions contemplated hereby;

(iii)  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of its or their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained by the Company or the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(iv)  assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made and the approval of the Merger and the adoption of this Agreement by the Company’s shareholders have been obtained, violate any Order (as defined in Section 4.14), or any statute, rule or regulation applicable to the Company or any of its Subsidiaries, or to any of their respective assets.

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(b)   The only votes of the holders of any class or series of the Company’s or its Subsidiaries’ securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby are the affirmative vote of the holders of a majority of the outstanding voting power of (A) the Common Stock and the Series B Stock (on an as-converted basis), voting together as a single class and (B) the Series B Stock, voting as a single class (such approvals, collectively, the “Company Shareholder Approval”).

4.5     SEC Reports; Financial Statements.

(a)   The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004, pursuant to the federal securities Laws and the SEC rules and regulations thereunder (collectively, the “Company SEC Reports”), all of which, as of their respective dates (or if subsequently amended or superseded by a Company SEC Report, then as of the date of such subsequent filing), complied in all material respects with all applicable requirements of the Exchange Act and the Securities Act, as the case may be.  None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with the books and records of the Company and with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) presented fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP.

4.6     Absence of Certain Changes or Events.  As of the date of this Agreement, since June 30, 2006, the Company has not suffered any Company Material Adverse Effect, and to the Knowledge of the Company, no fact, condition or circumstance exists that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.7     Litigation.  As of the date of this Agreement, there are no actions, claims, suits, proceedings, governmental investigations, inquiries or subpoenas (collectively, “Actions”), pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries.

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4.8     Absence of Undisclosed Liabilities.  Except for obligations required or permitted to be incurred in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute or contingent, asserted or unasserted, due or to become due) of the type required by GAAP to be reflected as a liability on a consolidated balance sheet of the Company, other than liabilities and obligations (i) reflected on the balance sheet included in the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2006, or (ii) incurred after December 31, 2006 in the ordinary course of business consistent with past practice and immaterial in amount.

4.9     Proxy Statement.  The Proxy Statement (as defined below) and other materials distributed to the Company’s shareholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Proxy Statement and any other proxy materials will not, (a) at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, (b) at the time of the Shareholders Meeting (as defined below) or (c) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information that is supplied in writing by Newco or Parent expressly for inclusion in the Proxy Statement.

4.10   Taxes.

(a)   Tax Returns.

(i)    The Company and each of its Subsidiaries have duly, timely and properly filed all federal, state, local and foreign tax returns (including, but not limited to, income, franchise, sales, payroll, employee withholding and social security and unemployment) which were or (in the case of returns not yet due but due on or before the date of the Closing, taking into account any valid extension of the time for filing) will be required to be filed with the appropriate taxing authority.  All such tax returns accurately reflect in all material respects all liabilities for taxes for the periods covered thereby, and the Company and its Subsidiaries have paid or accrued, or caused to be paid or accrued, all material taxes for all periods or portions thereof ending on or prior to the date of this Agreement (whether or not shown on any tax return), including interest and penalties and withholding amounts owed by the Company or any such Subsidiary, other than amounts being contested in good faith for which appropriate reserves have been included on the balance sheet of the appropriate Person.  Without limiting the generality of the foregoing, the accruals and reserves for current taxes reflected in the financial statements included in the Company SEC Reports are adequate in all material respects to cover all taxes accruable through the respective dates thereof (including interest and penalties, if any, thereon) in accordance with GAAP consistently applied.

(ii)   Neither the Company nor any of its Subsidiaries has received written notice of any material claim made by a governmental authority in a jurisdiction

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where the Company or such Subsidiary, as the case may be, does not file tax returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iii)  No unpaid tax deficiencies have been proposed or assessed in writing against the Company or any of its Subsidiaries and no material tax deficiencies, whether paid or unpaid, have been proposed or assessed in writing against the Company or any of its Subsidiaries since January 1, 2002.

(iv)  Neither the Company nor any of its Subsidiaries is liable for any taxes attributable to any other Person under any Law, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.  Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company’s consolidated financial statements most recently filed by the Company with the SEC contained in the 2006 Form 10-KSB.  No Person has any right of claim, reimbursement, allocation or sharing against any tax refunds received or due to be received by the Company.

(b)   Audits.  Neither the Company nor any of its Subsidiaries has consented to any extension of time with respect to a tax assessment or deficiency or has waived any statute of limitations in respect of taxes.  In addition, (i) none of the federal income tax returns of the Company or any of its Subsidiaries has been examined by the Internal Revenue Service during the last six (6) taxable years, (ii) no tax audit, examinations or other administrative or judicial proceedings are pending or being conducted, or, to the Knowledge of the Company, threatened, with respect to any taxes due from or with respect to or attributable to the Company or any Subsidiary of the Company or any tax return filed by or with respect to the Company or any Subsidiary of the Company, and (iii) no written notification of an intent to audit, to examine or to initiate administrative or judicial proceedings has been received by the Company or by any of its Subsidiaries.

(c)   Liens.  There are no tax Liens upon any property or assets of the Company or any of its Subsidiaries, except for Liens for current taxes not yet due and payable and Permitted Liens.

(d)   Withholding Taxes.  The Company and each of its Subsidiaries has properly withheld and timely paid in all material respects all taxes which it was required to withhold and pay in connection with or relating to salaries, compensation and other amounts paid or owing to its employees, consultants, creditors, shareholders, independent contractors or other third parties.  All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

(e)   Other Representations.

(i)    There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, or to which the Company or any of its Subsidiaries is bound, including, but not limited to, the provisions of this Agreement, covering any Person that, individually or collectively, has resulted or would result in the

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payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any similar provision of foreign, state or local Law.

(ii)   Neither the Company nor any of its Subsidiaries (A) is a party to or bound by any closing agreement or offer in compromise with any taxing authority, (B) has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any similar provision of foreign, state or local Law as a result of the transactions, events or accounting methods employed as of or prior to the Closing, (C) has any excess loss account (as defined in Treasury Regulations Section 1.1502-19), or (D) has any deferred intercompany gains (as defined in Treasury Regulations Section 1.1502-13).

(iii)  None of the assets of the Company or any of its Subsidiaries is (A) “tax exempt use property” within the meaning of Section 168(h) of the Code, (B) subject to any lease made pursuant to Section 168(f) (8) of the Internal Revenue Code of 1954 or (C) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(iv)  The Company and each of its Subsidiaries have disclosed on their federal income tax returns all positions taken therein that (A) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code or (B) to the Knowledge of the Company, could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(v)   There are no powers of attorney or other authorizations in effect that grant to any Person the authority to represent the Company or any of its Subsidiaries in connection with any tax matter or proceeding.

4.11   Employee Benefit Plans; Labor Matters.

(a)   Employee Benefit Plans.

(i)    Section 4.11(a)(i) of the Company Disclosure Schedule sets forth a list of all Company Plans.  The Company and the Subsidiaries have performed all material obligations required to be performed by them under and are not in any material respect in default under or in violation of, and to the Knowledge of the Company, there is no material default or violation by any party to, any Company Plan.  No Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could give rise to any such Action.

(ii)   All contributions required to be made to each Company Plan under the terms thereof, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, or any other applicable Law have in all material respects been timely made, and are in all material respects fully deductible in the year for which they were paid or accrued.  All other amounts that should be accrued in accordance with GAAP as liabilities of the Company or any Subsidiary under or with respect to each Company Plan (including any unpaid administrative expenses and incurred but not

15

reported claims) for the current plan year of each Company Plan have been recorded in all material respects on the books of the Company or such Subsidiary.

(iii)  There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Company Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

(iv)  To the Knowledge of the Company, there has been no violation of ERISA that could reasonably be expected to result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(v)   No Action is pending or has been asserted or instituted against any Employee Benefit Plan or its assets or against the Company, or, to the Knowledge of the Company, against any plan administrator or fiduciary of any Employee Benefit Plan, with respect to the operation of any such Employee Benefit Plan (other than routine, uncontested benefit claims).  To the Knowledge of the Company, the Company has not engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code.

(vi)  Neither the Company nor any Subsidiary maintains, contributes to or is obligated to contribute to (or within the past three (3) years has maintained, contributed to or been obligated to contribute to) any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(vii) There will be no material liability of the Company or any Subsidiary thereof (A) with respect to any Company Plan that has previously been terminated or (B) under any insurance policy or similar arrangement procured in connection with any Company Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring at or prior to the Effective Time.

(b)   Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts.  There is no labor union or organizing activity pending or, to the Knowledge of the Company, threatened, with respect to the Company, any of its Subsidiaries or their respective businesses.  There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would interfere with the respective business activities of the Company or its Subsidiaries.  To the Knowledge of the Company, as of the date of this Agreement, no executive, key employee or significant group of employees plans to terminate employment with the Company or any Subsidiary during the next twelve (12) months.

4.12   Environmental Laws and Regulations.  The Company and each of its Subsidiaries and their respective properties are in compliance in all material respects with all

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applicable federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., and any amendments thereto, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any amendments thereto, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., any other Laws now in effect relating to, or imposing liability or standards of conduct concerning, any Hazardous Materials (as defined in Section 9.1) (collectively, “Environmental Laws”).  Neither the Company nor any of its Subsidiaries has received within the period of five (5) years prior to the Effective Time written notice of, or, to the Knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging material liability under or noncompliance in any material respect with any Environmental Law or advising it that it is or may be responsible, or potentially responsible, for material response costs with respect to a release or threatened release of any Hazardous Materials.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor anyone acting on their behalf in the course of so acting, has used, generated, stored, released, manufactured, processed, treated, transported or disposed of any Hazardous Materials on, beneath or about any premises owned or used by the Company or any of its Subsidiaries at any time, except for Hazardous Materials that were and are used, generated, stored, released, manufactured, processed, treated, transported and disposed of in the ordinary course of business in material compliance with all applicable Environmental Laws.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has caused or is aware of any release or threat of release of any Hazardous Materials on, beneath or about any premises owned or used by the Company or any of its Subsidiaries at any time, except such releases that are in material compliance with all applicable Environmental Laws.

4.13   Intellectual Property.

(a)   Section 4.13(a) of the Company Disclosure Schedule sets forth true, complete and correct lists of the following Intellectual Property (as defined below), both U.S. and foreign, that are owned or claimed by the Company or any Subsidiary of the Company as of the date of this Agreement along with the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:

(i)    all patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes, renewals, and foreign counterparts thereof;

(ii)   all trademark registrations and pending trademark registration applications; and

(iii)  all copyright registrations and pending copyright registration applications.

For purposes of this Agreement, the “Company’s Registered Intellectual Property” shall mean the above categories (i), (ii) and (iii), collectively.

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(b)   All of the Company’s Registered Intellectual Property is owned collectively by the Company or a Subsidiary of the Company.

(c)   All of the Company’s Registered Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned.  All necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of avoiding abandonment, prosecuting and maintaining of such Company Registered Intellectual Property.

(d)   Except for official actions of the relevant jurisdiction’s patent and trademark office or other government intellectual property office (“Office Actions”), the Company has not received written notice of any pending or threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action (as defined below) before any court, governmental authority or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registerability of any of the Company’s Registered Intellectual Property.  Rejections of pending applications before a national patent, trademark or intellectual property office shall not constitute such written notice.  Except for Office Actions, neither the Company nor any Subsidiary of the Company is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any of the Company’s Registered Intellectual Property.

(e)   The Company and each of the Company’s Subsidiaries owns, or has valid rights to use, all the Intellectual Property (as defined below) used in the business of the Company or such Subsidiary, as applicable, as currently conducted, including without limitation (i) the reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Proprietary Products (as defined below), and (ii) to the Knowledge of the Company, the design and development of Proprietary Products (as defined below).

(f)    To the Knowledge of the Company, the conduct of the business of the Company and each of the Company’s Subsidiaries as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Proprietary Products does not infringe upon or misappropriate any Intellectual Property or other proprietary right owned by any Person, violate any right to privacy or publicity of any person, or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction where the Company currently conducts business.

(g)   To the Knowledge of the Company, no third party is misappropriating, infringing, diluting (with respect to trademarks) or violating any Intellectual Property owned by the Company or any of the Company’s Subsidiaries (collectively, and including the Company’s Registered Intellectual Property, the “Company Intellectual Property”), and no Intellectual Property or other proprietary right, misappropriation, infringement, trademark dilution or violation Actions have been brought against any third party by the Company or any Subsidiary of the Company.

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(h)   As of the date of this Agreement, the Company has not received written notice of any pending or threatened (and at no time within the two years prior to the date of this Agreement has there been, to the Knowledge of the Company, pending any) Action alleging that the activities or the conduct of the Company’s business or any Company Subsidiary’s business dilutes (solely with respect to trademark rights), misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute (solely with respect to trademark rights), misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party (nor, to the Knowledge of the Company does there exist any basis therefor).  Except for Office Actions pertaining to Company’s Registered Intellectual Property, neither the Company nor any of the Company’s Subsidiaries is party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Company’s or any such Subsidiary’s rights to use any Intellectual Property, (ii) restricts the Company’s or any such Subsidiary’s business in order to accommodate a third party’s Intellectual Property rights or (iii) requires any future payment by the Company or any such Subsidiary.

(i)    Other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, there has been no disclosure to any third party of material confidential or proprietary information or trade secrets of the Company or any Subsidiary of the Company related to any product currently being marketed, sold, licensed or developed by the Company or any Subsidiary of the Company (each such product, a “Proprietary Product”).  The current and former employees of the Company and each Subsidiary set forth on Section 4.13(i) of the Company Disclosure Schedule have made material contributions to the development of any Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software code contained in any Proprietary Product) and have signed an invention assignment agreement or have performed such work on the software code in the course of and within the scope of their employment.  All consultants and independent contractors currently or previously engaged by the Company or its Subsidiaries who made contributions to the development of any Proprietary Product (including without limitation all consultants and independent contractors who have designed, written, or modified any software code contained in any Proprietary Product) have entered into a work-made-for-hire agreement or have otherwise assigned to the Company or a Subsidiary of the Company (or a third party that previously conducted any business currently conducted by the Company and that has subsequently assigned its rights in such Proprietary Product to the Company) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company or any such Subsidiary.  To the Knowledge of the Company, other than the employees, consultants and contractors referred to in this Section 4.13(i), no Person currently makes any contribution to the development of any components of any Proprietary Product owned by the Company.

(j)    Neither the Company nor any Subsidiary has granted nor is it obligated to grant access or a license to any of the source code relating to any Proprietary Product, where the Proprietary Product consists of a compiled binary distribution of such source code (including, without limitation, in any such case any conditional right to access or under which the Company or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any of its source code).  Section 4.13(j) of the Company Disclosure Schedule includes,

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with respect to any grant or obligation to grant access or a license to source code listed therein, a detailed description of such grant or obligation, including the source code to which it relates.  The source code for all Proprietary Products that include software has been documented in a manner that is reasonably sufficient to independently enable a programmer of reasonable skill, competence and experience with the programming language in which the software is programmed to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the respective Proprietary Product.

(k)   Section 4.13(k) of the Company Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code (defined below) that is contained in any Proprietary Product or from which any part of any Proprietary Product is derived, (ii) the applicable license agreement for each such item of Open Source Code, and (iii) the Proprietary Product(s) to which each such item of Open Source Code relates.  None of the Proprietary Products is subject to the provisions of any contract or agreement which conditions the distribution of such Proprietary Product on a requirement that the Proprietary Product or any portion thereof be licensed to the public generally for the purpose of making modifications or derivative works, or on a requirement that such Proprietary Product or any portion thereof be distributed without charge to the public generally.  For purposes of this Agreement, “Open Source Code” means any software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community available to the public generally under a license approved, as of the date hereof, by the Open Source Initiative of San Francisco, California as an Open Source License.

(l)    Neither the Company nor any Subsidiary of the Company has any obligation to pay any third party any future royalties or other fees for the continued use of Intellectual Property and will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement.

(m)  To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company is in material violation of any contract, agreement, license or other instrument relating to Intellectual Property to which it is a party or otherwise bound, or is in any violation of such contract, agreement, license or instrument which violation gives grounds for termination of the same by any other party thereto.  The consummation by the Company of the transactions contemplated hereby will not result in any violation, loss or impairment of ownership by the Company or any Company Subsidiary of, or impair or restrict the right of any of them to use, any Intellectual Property that is material to the business of the Company or any Subsidiary of the Company as currently conducted, and will not require the consent of any governmental authority or third party with respect to any such Intellectual Property.  Neither the Company nor any Subsidiary of the Company is a party to any contract, agreement, license or other instrument under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment, alteration or termination of any such license or other right which exists on the date of this Agreement.

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(n)   Other than inbound licenses for generally-available commercial software, implied licenses attendant to the sale or purchase of non-software products, and outbound non-sublicensable licenses to end-user customers in the ordinary course of business, the contracts, licenses and agreements listed in Section 4.13(n)(ii) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company or any of the Company’s Subsidiaries is a party with respect to any Intellectual Property, including all licenses of Intellectual Property granted to or by the Company or its Subsidiaries and all assignments of Intellectual Property to or by the Company or its Subsidiaries, except for assignments by employees pursuant to invention or copyright assignment agreements.  All such contracts, licenses and agreements are in full force and effect, and neither the Company nor any Subsidiary of the Company is in material breach of or has failed to perform under, any of such contracts, licenses or agreements to which it is party and, to the Knowledge of the Company, no other party to any such contract, license or agreement is in material breach thereof or has failed to perform thereunder.  The consummation of the transactions contemplated by this Agreement, will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses, arrangements and agreements set forth in Section 4.13(n).  Following the Effective Time, both Parent and the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or it Subsidiaries would otherwise be required to pay.

(o)   To the Knowledge of the Company, all Company Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation and Parent from and after the Effective Time without restriction and without payment of any kind to any third party.

(p)   Except for non-sublicensable licenses to end-user customers in the ordinary course of business, Section 4.13(p) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, wherein or whereby the Company or any such Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission or similar right with respect to the infringement or misappropriation by the Company, any such Subsidiary or such other Person with respect to any Intellectual Property.

(q)   To the Knowledge of the Company, no government funding, facilities of a university, college, other educational institution or research center or non-revenue funding from third parties was used in the development of any Company Intellectual Property.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or such Subsidiary.

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(r)    To the Knowledge of the Company, the Proprietary Products are free of all viruses, worms, and Trojan horses, excluding key registration and activation mechanisms and self-help mechanisms.

(s)   The Company and its Subsidiaries have entered an agreement with an ICANN-sanctioned domain name registrar for the registration and DNS sponsoring and administration of the second level domain names set forth in Section 4.13(s) of the Company Disclosure Schedules (“Domain Names”).  The domain name registration agreements provide for the registration of each Domain Name of the Company Disclosure Schedules until the date indicated in Section 4.13(s) of the Company Disclosure Schedules, and to the Knowledge of the Company, no third-party other than ICANN has rights in the Domain Names superior to the Company or its Subsidiaries and no Person has made any claims against the Company’s Domain Names.

(t)    For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, slogans, logos, trade dress, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; patents, utility, models and industrial design registrations or applications therefor (including without limitation any continuations, divisionals, continuations-in-part, provisionals, extensions, renewals, reissues, re-examinations and applications for any of the foregoing and foreign counterparts thereof); copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); mask works rights and trade secrets and other confidential business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, where confidential), and computer programs (whether in source code, object code or other form).

4.14   Compliance with Laws.  (a) Neither the Company nor any of its Subsidiaries has in any material respect violated or failed to comply with, or is in any material respect in default under, any Law, applicable to the Company or any of its Subsidiaries or any of their respective material assets and material properties and non-compliance with which has resulted or would be reasonably likely to result in a material adverse effect upon the Company, such Subsidiary or such asset or property, as the case may be, and (b) neither the Company nor any of its Subsidiaries has received any written notice from any governmental authority or other Person claiming any material violation of any Law with respect to the Company, any of its Subsidiaries or any of their respective businesses.

4.15   Takeover Statutes.  The Special Committee has taken all action necessary to render inapplicable to the Merger and to the transactions contemplated by this Agreement the provisions of Section 302A.673 of the MBCA restricting business combinations with “interested shareholders” (including any such restrictions that may arise on account of the Option and Support Agreements entered into after such Special Committee meeting).  The Company does not have any stockholder or shareholder rights agreement or any similar type of anti-takeover protections or defenses.

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4.16   Agreements, Contracts and Commitments.  (a)  Section 4.16 of the Company Disclosure Schedule contains a list of the following written contracts, agreements, understandings or other instruments or obligations to which either the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or has committed to be bound (the “Contracts”) as of the date hereof:

(i)    all leases for personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $50,000;

(ii)   all Contracts between the Company or any of its Subsidiaries and their twenty (20) largest customers relating to the provision of maintenance services and/or consulting services by the Company or its Subsidiaries, as the case may be, determined on the basis of consolidated revenue for the twelve months ended December 31, 2006;

(iii)  all Contracts between the Company or any of its Subsidiaries and their twenty (20) largest suppliers determined on the basis of the total dollar value of goods or services purchased by the Company and the Subsidiaries for the twelve months ended December 31, 2006;

(iv)  all Contracts limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or in any geographic area or with any Person;

(v)   all Contracts to make any capital expenditures in excess of $50,000; and

(vi)  all Contracts with any director, officer, employee or consultant of or to the Company or any of its Subsidiaries or any family member or other Person affiliated with any of the foregoing.

(b)   All Contracts required to be listed in Section 4.16(a) of the Company Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-B of the Securities Act) with respect to the Company or any of its Subsidiaries (such contracts being referred to herein as “Material Contracts”) are valid and binding agreements of the Company or a Subsidiary of the Company, as the case may be, and are in full force and effect. To the Knowledge of the Company, none of the parties to the Material Contracts is in any material respect in breach thereof or default thereunder or, subject to receipt of the consents, waivers or amendments with respect to such Material Contracts as are described in Section 4.4(a)(iii) of the Company Disclosure Schedule, will be in any material respect in breach thereof or default thereunder as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c)   Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated

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on the basis of any of the transactions contemplated by this Agreement.  There are no amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

4.17   Permits.  The Company and each of its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations, certificates and other approvals from all governmental authorities that are required from them to own, lease or operate their assets and to carry on their businesses as presently conducted in compliance with all applicable Law (the “Company Permits”).  Neither the Company nor any of its Subsidiaries is in material violation of the terms of any such Company Permit.  To the Knowledge of the Company, the Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit.

4.18   Brokers, Finders and Others.  Except for the fees and expenses in the total amount of Eight Hundred Thirty Seven Thousand Dollars ($837,000) (plus $10,000 of reimbursable expenses) payable to ComVest Group Holdings, LLC and $100,000 (plus a maximum of $100 of reimbursable expenses) payable to Cherry Tree Securities, LLC (“Cherry Tree”), the Company has not employed, and to the Knowledge of the Company, no other Person has made any arrangement by or on behalf of the Company with, any Person in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.19   Opinion of Financial Advisor.  The Special Committee has received the opinion of Cherry Tree to the effect that, as of the date hereof, the Per Share Merger Consideration to be received by the shareholders of the Company for each share of Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view (such opinion that the Per Share Merger Consideration is fair from a financial point of view, the “Fairness Opinion”).  Cherry Tree has consented to being named in and to the inclusion of a copy of the Fairness Opinion in its entirety and a description of its analysis and other bases for the Fairness Opinion in customary form in the Proxy Statement.

4.20   Property.

(a)   The Company and its Subsidiaries have good and valid title in all personal property owned by them that is material to the business of the Company and its Subsidiaries and/or is included as an owned asset of the Company or any of its Subsidiaries in any of the financial statements included in the Company SEC Reports.  The Company and each of its Subsidiaries holds valid leasehold or license interests in all personal property leased by or licensed to it that is material to its respective business, in each case free and clear of all Liens, except for Permitted Liens.

(b)   True and correct descriptions of all real property leased by the Company or any of its Subsidiaries are set forth in Section 4.20 of the Company Disclosure Schedule.  The Company or a Subsidiary of the Company has a valid leasehold interest in all real property

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leased by it, free and clear of all Liens except for Permitted Liens. Neither the Company nor any Subsidiary of the Company owns any real property.

4.21   Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in its businesses in which the Company and the Subsidiaries are engaged. True and correct copies of all such insurance contracts and policies have been provided to Parent, and none have been subsequently amended, terminated or not renewed. Neither the Company nor any Subsidiary has any reason to believe that it or the Surviving Corporation will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

4.22   Books and Records. The books and records of the Company and each of its Subsidiaries are true and complete in all material respects, and the matters contained therein are appropriately reflected in the financial statements to the extent required to be reflected therein. Without limiting the foregoing, the minute books of the Company and its Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, boards of directors and all committees of the boards of directors of the Company and the Subsidiaries. Copies of all such books and records (including a copy of the stock register for each) of the Company and each Company Subsidiary have been provided by the Company to Parent.

4.23   Foreign Corrupt Practices. Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any of its Subsidiaries (or made by any Person acting on its behalf or any of its Subsidiaries to the Knowledge of the Company) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.24   Affiliate Transactions; Sarbanes-Oxley Act.

(a)   No executive officer, director or employee of the Company or any of its Subsidiaries or any Person owning 1% or more of the Capital Stock (an “Affiliated Party”) is a party to any Contract or has any material interest in any property or assets owned by the Company or any of its Subsidiaries or has engaged in any transaction with the Company material to the Company since January 1, 2004. Each contract, commitment or other arrangement between an Affiliated Party and the Company or any of its Subsidiaries is on terms no less favorable to the Company and its Subsidiaries than would have been available from an unaffiliated third party at the time such Contract or commitment was executed and is terminable by the Company or such Subsidiary at any time without cost, penalty charge, or any other premium. Since January 1, 2004, no event or transaction has occurred that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction

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pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B that was not so reported.

(b)   The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective, and intends to comply substantially with other applicable provisions of the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, upon the effectiveness of such provisions. Without limiting the generality of the foregoing, there are no outstanding loans to directors or officers of the Company or any of its Subsidiaries of the kind prohibited by Section 402 of the Sarbanes-Oxley Act.

4.25   Expenses. Section 4.25 of the Company Disclosure Schedule sets forth a true and complete list of all Company Expenses, including the maximum amount of the obligation (including the maximum amount of any reimbursable expenses) and to whom the respective Company Expenses are payable. Except for the Company Expenses, which shall in no event exceed $1,900,000 in the aggregate (including the full amount of any reimbursable expenses), neither the Company nor any of its Subsidiaries is obligated (and the Surviving Corporation will not be obligated following the Effective Time) to pay any fees or reimburse any expense in connection with this Agreement and the transactions contemplated hereby.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco represent and warrant, jointly and severally, to the Company that:

5.1     Corporate Organization and Qualification. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Parent Material Adverse Effect. Each of Parent and Newco has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted.

5.2     Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each instrument required hereby to be executed and delivered by Parent or Newco at Closing, and the consummation by Parent and Newco of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective boards of directors of Parent and Newco and by Parent as the sole shareholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming that this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the

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legal, valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3     Consents and Approvals; No Violation. Neither the execution and delivery by Parent or Newco of this Agreement or any instrument required hereby to be delivered by Parent and Newco at the Closing, nor the performance by Parent and Newco of their respective obligations hereunder or thereunder, nor the consummation by Parent and Newco of the transactions contemplated hereby, will:

(a)   conflict with or result in any breach of any provision of the Articles of Incorporation (or Certificate of Incorporation, as the case may be) or Bylaws, respectively, of Parent or Newco;

(b)   require Parent or Newco to obtain or make any consent, approval, authorization, permit or filing with or notification to, any governmental authority, except (i) pursuant to the applicable requirements of the Securities Act or the Exchange Act, (ii) the filing of the Articles of Merger pursuant to the MBCA, (iii) as may be required by any applicable state securities or “blue sky” Laws, or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or adversely affect or materially delay the consummation of the transactions contemplated hereby;

(c)   result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby; or

(d)   assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate in any material respect any applicable Law to Parent or any of its Subsidiaries or to any of their respective assets.

5.4     Proxy Statement. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement will, (a) at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, (b) at the time of the Shareholders Meeting or (c) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Newco with respect to (i) statements made or

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incorporated by reference in the Proxy Statement based on information supplied by the Company expressly for inclusion or incorporation by reference therein or (ii) statements regarding Parent or Newco that become incorrect after the filing or mailing of the Proxy Statement which the Company does not correct by amending or supplementing the Proxy Statement to the extent appropriate with a reasonable period of time after written notice of such change from Parent or Newco.

5.5     Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations, other than in connection with the transactions contemplated hereby.

5.6     Brokers and Finders. Neither Parent nor Newco has employed, and to the Knowledge of Parent, no other Person has made any arrangement by or on behalf of Parent or Newco with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.7     Company Stock. Neither Parent nor Newco is, nor at any time during the last four years has it been, an “interested shareholder” of the Company as defined in Section 302A.011 subd. 49 of the MBCA. As of the date hereof, and except to the extent of the rights set forth in the Option and Support Agreements, neither Parent nor Newco is a “beneficial owner” (as defined in Section 302A.011 subd. 41 of the MBCA) of any Shares.

ARTICLE VI.

COVENANTS AND AGREEMENTS

6.1     Conduct of Business of the Company. The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice in compliance in all material respects with all applicable Laws, pay its debts and taxes when due (subject to good faith disputes over such debts), pay or perform other material obligations when due, and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at or prior to the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly permitted in this Agreement, or as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

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(a)   except for shares to be issued or delivered upon exercise of the Options outstanding as of the date hereof in accordance with the Option Plans or other Option-related agreements or Warrants outstanding as of the date hereof in accordance with their respective terms, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

(b)   redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock;

(c)   split, combine, subdivide or reclassify any shares of capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or otherwise make any payments to shareholders in their capacity as such, except for “upstream” dividends paid by a Subsidiary to the Company;

(d)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e)   adopt any amendment, modification or repeal, or propose to, or permit or consent to, any amendment, modification or repeal of the Company Articles of Incorporation or the Company Bylaws (or the equivalent Subsidiary Organizational Documents) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of the Company’s Subsidiaries;

(f)    make any acquisition, by means of merger, consolidation, acquisition of all or substantially all of the assets, capital stock or equity interests, or otherwise, of any Person, or make any disposition or assignment, of any of its capital stock, material assets or properties or permit any of its assets or properties to be subject to any Liens (other than Permitted Liens), except to the extent such disposition or Lien is made or incurred in the ordinary course of business consistent with past practice;

(g)   incur any Indebtedness for borrowed money or guarantee any such Indebtedness, or make any loans, advances or capital contributions to, or investments in, any other Person other than to or in the Company or any of its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(h)   grant any increases (other than as required by Law) in the compensation, pension, retirement or other employment benefit of any character, or grant any new material

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benefit to any of its directors, officers or employees, except for increases in compensation for employees who are not officers in the ordinary course of business and in accordance with past practice;

(i)    pay or agree to pay any pension, retirement allowance or other employee benefit with respect to its directors, employees, agents or consultants not required or contemplated by any of the existing Company Plans as in effect on the date hereof;

(j)    enter into any new, or amend any existing, employment, severance, change of control or termination agreement with any director, officer, consultant, agent or employee;

(k)   except as may be required to comply with applicable Law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing of any benefits thereunder;

(l)    change or remove the certified public accountants for the Company or change any of the accounting methods, policies, procedures, practices or principles used by the Company unless required by GAAP or the SEC;

(m)  enter into, or become obligated under, or change, amend, terminate or otherwise modify any Material Contract;

(n)   modify the terms of, discount, setoff or accelerate the collection of, any accounts receivable, except in the ordinary course of business consistent with past practice;

(o)   pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with past practice;

(p)   fail to maintain in all material respects inventory levels appropriate for the businesses of the Company and each of its Subsidiaries;

(q)   make or commit to make aggregate capital expenditures in excess of $50,000;

(r)    settle any material pending claim or other material disagreement resulting in any payment of an amount in excess of $50,000 in the aggregate as to all such claims or disagreements;

(s)   grant any Lien on the capital stock of the Company or any of its Subsidiaries except for a Permitted Lien;

(t)    enter into, directly or indirectly, any new material transaction with any Affiliate of the Company (excluding transactions with the Subsidiaries in the ordinary course of business and consistent with past practice), including, without limitation, any transaction, agreement, arrangement or understanding that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction pursuant to Statement

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of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B;

(u)   take, undertake, incur, authorize, commit or agree to take any action that would cause any of the representations or warranties in Article IV to be untrue in any respect or would reasonably be anticipated to cause any of the conditions to closing set forth in Article VII not to be satisfied; or

(v)   authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

6.2     No Solicitation of Transactions.

(a)   The Company has ceased and terminated, and has directed each officer, director, employee, investment banker, attorney or other advisor or representative of the Company to cease and terminate, all activities, discussions, solicitations, communications or negotiations with any Third Party (as defined below) with respect to any Competing Transaction (as defined below). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to (i) solicit, accept or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any Person other than Parent, Newco or any Affiliates thereof (any such other Person, a “Third Party”) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class or series of equity securities of the Company, whether pursuant to a merger, consolidation or other business combination or other transaction, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class or series of equity securities of the Company (any transaction or series of transactions with the foregoing effect, a “Competing Transaction”); (ii) participate or engage in any discussions or negotiations with any Third Party regarding any Competing Transaction, or furnish to any Third Party any information or data with respect to or access to the properties of the Company in connection with a Competing Transaction, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; (iii) withdraw, modify or amend in any way adverse to Parent or Newco its recommendation to the Company’s stockholders that they approve this Agreement and the Merger, except in strict compliance with this Section 6.2, or (iv) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction, or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement.

(b)   Notwithstanding the foregoing sentence or anything to the contrary in this Agreement, if the Company receives (in the absence of any violation of this Section 6.2) a bonafide,

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unsolicited written proposal or offer for a Competing Transaction prior to the receipt of the Company Shareholder Approval and that has not been withdrawn, which the Special Committee, acting reasonably and in good faith (after consultation with the Company’s outside legal counsel and financial advisor), determines by majority vote (excluding any members of the Special Committee that are not independent of the Third Parties making such offer for a Competing Transaction) (i) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of Shares than the Merger, (ii) is reasonably capable of being consummated within a reasonable period of time, and (iii) for which financing, to the extent required, is committed (a “Superior Competing Transaction”), then the Company may, in response to such unsolicited proposal or offer and subject to compliance with this Section 6.2, furnish information with respect to the Company and its Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party. Notwithstanding the foregoing, the Company shall not provide any non-public information to any such Third Party unless the Company provides such non-public information pursuant to a nondisclosure agreement at least as restrictive as the Confidentiality Agreement (defined below) or any such other agreement binding on Parent or Newco. The Company shall be permitted to waive the provisions of any “standstill” agreement between the Company and a Third Party to the extent necessary to permit such Third Party to submit a Competing Transaction that the Special Committee believes, in its good faith judgment (after consultation with its legal counsel and financial advisors), is reasonably likely to result in a Superior Competing Transaction. Nothing contained in this Agreement shall prevent the Special Committee or the Board of Directors from (i) complying with any applicable Law, rule or regulation, including, without limitation, Rule 14d-9 and Rule l4e-2 promulgated under the Exchange Act, (ii) making any disclosure to the Company’s shareholders required by applicable Law, rule or regulation, or (iii) otherwise making such disclosure to the Company’s shareholders or otherwise that the Board of Directors (after consultation with its counsel) concludes in good faith is necessary in order to comply with its fiduciary duties to the Company’s shareholders under applicable Law.

(c)   Subject to subparagraph (d) below, if the Special Committee determines that it has received a proposal for a Superior Competing Transaction and reasonably determines in good faith (after consultation with the Company’s outside counsel and financial advisors) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, and provided, that neither the Company nor any representative of the Company is and would not as a result be in breach of any of the provisions of this Section 6.2, the Company and the Special Committee may (i) withdraw, modify or change the Special Committee’s approval or recommendation of this Agreement or the Merger, (ii) approve or recommend to the Company’s shareholders such Superior Competing Transaction, (iii) terminate this Agreement in accordance with Section 8.4(ii), and/or (iv) publicly announce the Special Committee’s intention to do any or all of the foregoing; provided, that in any such event the Company shall timely pay any amounts owing to Parent as a result thereof pursuant to Section 8.5.

(d)   The Company shall not take any of the actions referred to in Section 6.2(b) and the Special Committee shall not take any of the actions referred to in Section 6.2(c) unless the Company shall have delivered to Parent prior written notice advising Parent that it intends to take such action, which written notice shall state the material terms and conditions of the applicable Superior Competing Transaction and the identity of the applicable Third Party

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(including the ultimate beneficial owner thereof if the Third Party is an entity and such information is known to the Company), and shall be accompanied by any written materials and correspondence (or a summary of any oral communications) from or to such Third Party or its advisors with respect to the purportedly Superior Competing Transaction. The parties hereto agree that, in the event any such written notice is delivered pursuant hereto, before the Company takes any action referred to in Section 6.2(b) or the Special Committee takes any action referred to in Section 6.2(c), Parent shall be provided with three business days from the date of delivery of such notice to agree to make adjustments to the terms and conditions of this Agreement, and the Company shall negotiate in good faith with respect thereto, to match or improve upon the economic or other terms of the purportedly Superior Competing Transaction. In addition, the Company shall notify Parent as promptly as reasonably practicable, and use its reasonable best efforts to provide such notice within one business day, following receipt by the Company (or any of its advisors) of any proposal for a Competing Transaction or any written request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any Third Party that indicates it may be considering making, or has made, a proposal for a Competing Transaction  (including the identity of such Third Party and the material terms and conditions of any such proposal, indication of interest or request relating to a Competing Transaction). The Company shall keep Parent reasonably informed, on a current basis, of the status and material details of any such proposal, indication or request (and any modification or amendment thereof), including of any meeting of its Board of Directors (or any committee thereof) at which its Board of Directors (or such committee) is reasonably expected to consider any Competing Transaction.

(e)   The Company shall not take any action to exempt any Person (other than Parent and Newco) from the restrictions on “business combinations” contained in Section 302A.673 of Minnesota Law (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken after a termination of this Agreement in accordance with Section 8.3(iii) or (iv) or Section 8.4(ii).

6.3     Reasonable Best Efforts to Complete Transactions.

(a)   Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate with the other and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the Company Shareholder Approval, all necessary or appropriate waivers, consents, and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, the filings referred to in Sections 4.4(a)(ii) and 5.3(b) and such filings, consents, approvals, orders registrations and declarations as may be required under applicable Laws, which shall be made as promptly as reasonably practicable after the date of this Agreement, and to challenge or lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

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(b)   Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to terminate registration of the Company’s Capital Stock under the Exchange Act as of the Effective Time.

(c)   Each of the Company and Parent shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by furnishing the other with such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of necessary filings or submissions of information to any governmental authority and by giving prompt notice of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in accordance with its terms, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification provided pursuant to clause (i) or (ii) above shall affect the representations, warranties, covenants or agreements of the parties or the conditions to or obligations of the parties under this Agreement, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, (iv) any notice or other communication relating to an investigation or restraint from any governmental authority in connection with the Merger or the transactions contemplated by this Agreement, (v) any notice or communication from the Key Employees who executed and delivered Management Employment Acknowledgements proposing to terminate, revoke or withdraw any statements made therein and (vi) any Action commenced or, to the Knowledge of the Company, on the one hand, or to the Knowledge of Parent, on the other hand, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, on the one hand, and Parent or Newco, on the other hand, and which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as the case may be, or which relate to the consummation of the transactions contemplated by this Agreement.

(d)   Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 6.3 if in the good faith opinion of the Special Committee (after consultation with counsel) such actions would violate its fiduciary duties to the Company’s shareholders under applicable Law.

6.4     Shareholders Meeting; Proxy Statement.

(a)   The Company, acting through the Special Committee, shall:

(i)    (A) use all commercially reasonable efforts to promptly prepare and, no later than fifteen (15) business days after the date of this Agreement, file with the SEC a proxy statement complying with applicable requirements of Law and all of the proxy rules of the SEC for the purposes of considering and taking action upon this Agreement (the “Proxy Statement”), (B) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and (C) undertake to obtain the Company Shareholder Approval, unless the Company has received and accepted an offer for a

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Superior Competing Transaction and has terminated this Agreement pursuant to Section 8.4(ii);

(ii)   include in the Proxy Statement the unanimous recommendation of the Special Committee that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger and use its reasonable best efforts to solicit from the shareholders of the Company proxies in favor of adoption of this Agreement and approval of the Merger for the Shareholders Meeting; provided, that, notwithstanding anything to the contrary set forth in this Agreement, the Special Committee may withdraw, modify or amend its recommendation if, permitted by and in accordance with Section 6.2;

(iii)  duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of obtaining Company Shareholder Approval (the “Shareholders Meeting”), to be held thirty (30) days following the filing of the definitive Proxy Statement with the SEC (even in the case that the Special Committee has withdrawn, modified or amended its recommendation that the shareholders approve this Agreement and the Merger); and

(iv)  if at any time prior to the Shareholders Meeting any information relating to the Company, or any of its Affiliates, officers or directors, should be discovered which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate it to the shareholders of the Company.

(b)   Parent and Newco shall, upon request, furnish the Company with all information concerning it and its Affiliates as the Company may deem reasonably necessary or advisable in connection with the Company preparing the Proxy Statement, and Parent shall be entitled to review and approve the statements made regarding such matters prior to filing with the SEC. If at any time prior to the Shareholders Meeting any information relating to the Parent, or any of its Affiliates, officers or directors, should be discovered by Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate it to the shareholders of the Company.

6.5     Access to Information.

(a)   The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent (“Representatives”), in order to evaluate the transactions contemplated by this Agreement and

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from time to time evaluate the Company’s Net Working Capital, reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Effective Time, to its properties, books, records, facilities, officers, directors and accountants and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not unreasonably interfere with the normal operations of the Company. Parent agrees that it shall not, and shall cause its Representatives not to, use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b)   No information received pursuant to an investigation made under this Section 6.5 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent and Newco in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VII hereof.

(c)   The Confidentiality Agreement, dated September 11, 2006 (the “Confidentiality Agreement”), by and between the Company (being represented by ComVest Group Holdings, LLC) and Parent shall apply, in accordance with the terms thereof, to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, counsel, accountants and other authorized representatives pursuant to this Section 6.5.

6.6     Publicity. The parties shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Agreement and the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any agreement with any automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall consult in good faith with, the other parties before issuing any such press releases or making any such public announcements; provided, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 6.2.

6.7     Indemnification of Directors and Officers.

(a)   Parent and Newco agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of the Company (the “Indemnified Parties”) in the Company Articles and Company Bylaws, and of the Company’s Subsidiaries in their respective Articles of Incorporation and Bylaws, as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not

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less than six (6) years after the Effective Time, and Parent shall cause the Surviving Corporation to honor all such obligations to the Indemnified Parties; provided, however, that (i) all rights to indemnification in respect of any such claims (each, a “Claim”) asserted or made within such period shall continue until the disposition of such Claim, and (ii) Parent and Newco shall acquire “tail” directors’ and officers’ liability insurance and fiduciary insurance policies effective as of the Effective Time covering Claims with respect to matters occurring at or prior to the Effective Time, including the Merger, and with terms that are no less favorable to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance and fiduciary insurance policies in effect immediately prior to the Effective Time; provided, however, that Parent and Newco collectively shall be obligated to pay no more than $100,000 in the aggregate for such “tail” directors’ and officers’ liability insurance and fiduciary insurance policies and if such insurance with terms no less favorable to the Indemnified Parties than such existing directors’ and officers’ liability insurance and fiduciary insurance policies cannot be obtained for aggregate premiums of $100,000 or less, then Parent shall only be obligated to obtain such insurance coverage on such terms and for such duration as reasonably can be obtained for $100,000.

(b)   This Section 6.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.7. The obligations under this Section 6.7 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the “tail” policy referred to in paragraph (a) above) and their respective heirs, successors and assignees without the prior written consent of such Indemnified Party (or other Person who is a beneficiary under such “tail” policy) and their respective heirs, successors and assignees. The rights of each Indemnified Party (and other Person who is a beneficiary under such “tail” policy) (and their respective heirs, successors and assignees) under this Section 6.7 shall be in addition to, and not in substitution for, any other rights that such Persons may have as of the date hereof under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any indemnification agreements to which such Indemnified Party or other Person is a party, or applicable Law (whether in a proceeding at Law or in equity).

(c)   In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

6.8     Invention Assignment Agreements. The Company shall use its commercially reasonable best efforts to cause each Person who (i) is currently employed by the Company or any of its Subsidiaries or is providing services to the Company or any of its Subsidiaries as a consultant or an independent contractor, or (ii) is hired by the Company or any Subsidiary after the date of this Agreement and through the Effective Time who has material responsibilities or makes or has made material contributions with respect to the development of any Proprietary Products (including, designing, writing, testing or working on any software code contained in a Proprietary Product) to execute a Confidentiality, Assignment and Loyalty

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Agreement, in the form attached hereto as Exhibit E as promptly as reasonably practicable after the date of this Agreement.

ARTICLE VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or written waiver by the party protected by the condition to be satisfied or waived, at or prior to the Effective Time, of the following conditions:

(a)   Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Articles and Company By-Laws.

(b)   Injunction. There shall not be in effect any Law enjoining or prohibiting the consummation of the transactions contemplated hereby; provided, however, that prior to any party invoking this condition, such party shall use its commercially reasonable efforts to have any such Law lifted, vacated, or rendered inapplicable to such transactions.

(c)   Governmental Filings and Consents. All consents, orders and approvals of governmental authorities legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time.

7.2     Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by the Company, in whole or in part, at any time prior to the Effective Time):

(a)   The representations and warranties of Parent and Newco contained in this Agreement, without regard to any qualification or reference to “material”, “Material Adverse Effect” or similar variation thereof (a “Materiality Qualifier”) shall be true and correct at and as of the Effective Time as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except for those failures to be true and correct which individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of a duly authorized officer of Parent to the foregoing effect.

(b)   Parent and Newco shall have performed and complied with in all material respects their obligations under this Agreement required to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to the foregoing effect.

7.3     Conditions to Parent’s and Newco’s Obligations to Effect the Merger. The obligations of Parent and Newco to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by Parent and Newco, in whole or in part, at any time prior to the Effective Time):

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(a)   The representations and warranties of the Company contained in this Agreement, without regard to any Materiality Qualifiers, shall be true and correct at and as of the Effective Time as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) except for those failures to be true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate of a duly authorized officer of the Company to the foregoing effect.

(b)   The Company shall have performed and complied with in all material respects its obligations under this Agreement, required to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of a duly authorized officer of the Company to the foregoing effect.

(c)   All consents, approvals and authorizations necessary for the Company to consummate the Merger and the other transactions contemplated hereby shall have been obtained (including any consents needed from holders of Options and Warrants).

(d)   Less than ten percent (10%) of the outstanding shares of Capital Stock shall be Dissenting Shares.

(e)   There shall not have occurred or exist a Company Material Adverse Effect.

(f)    There shall not be pending any Action that has a reasonable likelihood of success challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operations of all or a material portion of the operations or assets of the Company or any of its Subsidiaries that would be effective after the Effective Time, or seeking the payment of any material amount of damages.

(g)   Parent and Newco shall have sufficient funds available to them to consummate the Merger.

(h)   The Company shall have (i) repaid the ComVest Note in full, in accordance with its terms as in effect as of the date of such repayment and without making any other payment not required by its express terms, and (ii) delivered to Parent evidence of repayment in full of the ComVest Note and the release of any related Liens, and except for that certain term loan in the principal amount of $3,200,000, as evidenced by that certain promissory note, dated as of February 20, 2007 issued by the Company in favor of Commerce Bank pursuant to that certain Term Loan Agreement, dated as for February 20, 2007 between the Company and Commerce Bank, there shall be no other Indebtedness of the Company outstanding as of the Effective Time, other than accounts payable, trade payables and capital lease obligations incurred in the ordinary course of business.

(i)    Parent shall have received an opinion of the Company’s outside legal counsel in form and substance in the form attached hereto as Exhibit F.

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(j)    Parent shall have received a certificate of a duly authorized officer of the Company certifying (i) as to the accuracy and completeness of Section 4.25 of the Company Disclosure Schedule and (ii) that Company Expenses do not exceed, in the aggregate, $1,900,000 (including the full amount of any reimbursable expenses). Parent shall have received an executed release, in a form reasonably satisfactory to Parent, from each Person to whom any Company Expense is payable as set forth in Section 4.25 of the Company Disclosure Schedule, and pursuant to which the Company, the Surviving Corporation, Parent and Newco and any Affiliate of any of them, are fully released from any obligation or liability in respect of any amounts in excess of the respective amounts owed to such Person (whether for fees, reimbursable expenses or otherwise) as set forth in Section 4.25 of the Company Disclosure Schedule.

(k)   The Warrant Waiver Agreement shall be in full force and effect and shall not have been amended since the execution thereof.

(l)    The Company shall have delivered to Parent the following documents: (i) a certified copy of the resolutions duly adopted by the Board of Directors authorizing the execution, delivery and performance of this Agreement and the Merger, (ii) a certified copy of the resolutions duly adopted by the Company’s shareholders adopting this Agreement, (iii) a good standing certificate, or equivalent document, certified by the Secretary of State of the State of Minnesota, and dated no more than two (2) business days prior to the Closing Date (iv) a copy of the Company’s Articles, certified by the Secretary of State of the State of Minnesota as of no more than two (2) business days prior to the Closing Date, and (v) a certificate executed by a duly authorized officer of the Company to the effect that neither the Company nor any Subsidiary of the Company is a U.S. real property holding company substantially in the form attached hereto as Exhibit G.

(m)  The Net Working Capital deficit as of the Closing Date shall be no greater than negative $5,463,000 calculated in the same manner as the Target Working Capital as set forth on Schedule B.

(n)   The Fairness Opinion shall have been delivered and not subsequently modified, amended, withdrawn or rescinded.

(o)   The Company shall have delivered to Parent copies of all Confidentiality, Assignment and Loyalty Agreements executed pursuant to Section 6.8.

(p)   The Tax Indemnification Arrangement shall be in full force and effect in favor of the Company, and shall be available to and enforceable by the Surviving Corporation from and after the Effective Time notwithstanding the consummation of the Merger and the other transactions contemplated hereby.

(q)   All previously outstanding shares of Series C Stock shall have been redeemed and retired in accordance with the terms of such Capital Stock and there shall be no Series C Stock outstanding and no holder of such shares entitled to vote on any matter contemplated hereby by virtue of ownership of Series C Stock. Parent shall have received the original Series C Stock certificates marked “CANCELLED” and wire confirmations or cancelled checks, as the

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case may be, showing the full amount paid in respect of the redemption of such shares of Series C Stock, as evidence of the completion of the redemption. In addition, Parent shall have received a stock ledger showing all issuances of Series C Stock, as well as reflecting the redemption of all outstanding shares of Series C Stock, such that no share of Series C Stock remains outstanding.

ARTICLE VIII.

TERMINATION; WAIVER

8.1     Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (even after obtaining the Company Shareholder Approval), by the mutual written consent of Parent and the Company.

8.2     Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) there is in force a Law permanently restraining, enjoining or otherwise prohibiting the Merger and such Law shall have become final and non-appealable and not subject to challenge, (ii) the Company Shareholder Approval shall not have been received at the Shareholders Meeting duly called and held at which a quorum was present or any adjournment thereof; provided that the right to terminate this Agreement pursuant to this Section 8.2(ii) (A) shall not be available to the Company if the Company has breached the provisions of Section 6.2 or 6.4, and (B) shall be subject to the Company’s obligation to pay any amounts determined to be payable to Parent under Section 8.5 as and when due, or (iii) the Effective Time shall not have occurred on or before June 30, 2007 (the “Termination Date”); provided, that (A) the right to terminate this Agreement pursuant to this Section 8.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close, and (B) the Termination Date for any termination by the Company pursuant to this Section 8.2(iii) shall be extended by the number of days in excess of thirty (30) days that is required to obtain final SEC approval of the Proxy Statement (measured from the date of the first filing of the preliminary Proxy Statement with the SEC until the date the Proxy Statement is cleared by the SEC to be mailed to the shareholders of the Company).

8.3     Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time (even after receipt of the Company Shareholder Approval), if (i) there shall have been a breach of representation, warranty or covenant of the Company that gives rise to a failure of the conditions to Closing in Sections 7.3(a) or 7.3(b), which breach or failure is not cured, or is incapable of being cured, within ten (10) days after the receipt by the Company of written notice, provided, that at such time Parent shall not be in breach of its representations, warranties, or covenants such that the conditions in Sections 7.2(a) or 7.2(b) are not then capable of being satisfied other than as a result of the Company’s actions or omissions, (ii) the Special Committee withdraws or modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Newco, or (iii) the Company shall have approved or recommended a Competing Transaction.

8.4     Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i)

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there shall have been a breach of representation, warranty or covenant of Parent or Newco that gives rise to a failure of the conditions to Closing in Sections 7.2(a) or 7.2(b), which breach or failure is not cured, or is incapable of being cured, within ten (10) days after the receipt by Parent of written notice, provided, that at such time the Company shall not be in breach of its representations, warranties, or covenants such that the conditions in Sections 7.3(a) or 7.3(b) are not then capable of being satisfied, other than as a result of Parent’s actions or omissions, or (ii) the Special Committee withdraws or modifies or changes its recommendation of this Agreement or the Merger and there exists at such time a proposal or offer for a Competing Transaction that constitutes a Superior Competing Transaction and the Company concurrently enters into, a definitive agreement providing for the consummation of such Superior Competing Transaction; provided, that, in the case of any such termination by the Company, (A) prior to such termination, the Company shall have complied with its obligations under Section 6.2(d), (B) Parent does not make, within three (3) business days of receipt of the written notice to be delivered pursuant to Section 6.2(d), an irrevocable unconditional offer that the Special Committee reasonably and in good faith determines is at least as favorable to the stockholders of the Company as the proposal or offer for such Superior Competing Transaction, it being understood that the Company shall not enter into such binding agreement during such three (3) business day period, and (C) the Company shall timely pay the Termination Fee or Expense Reimbursement to Parent required by Section 8.5(b) within the applicable time period specified in Section 8.5.

8.5     Effect of Termination.

(a)   In the event of the termination or abandonment of this Agreement pursuant to Sections 8.1, 8.2, 8.3 or 8.4, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, or officers thereof other than pursuant to the provisions of this Section 8.5; provided, that nothing contained in this Section 8.5 shall relieve any party from liability for any fraud or the breach of any representation, warranty, covenant or other agreement contained in this Agreement occurring prior to termination.

(b)   In the event of termination of this Agreement without consummation of the transactions contemplated hereby:

(i)    by the Company pursuant to Section 8.2(ii) or 8.2(iii), if within nine (9) months of the date of such termination, the Company and/or its shareholders enters into a definitive agreement for or consummates a Competing Transaction (for purposes of which the definition of “Competing Transaction” shall be as defined in Section 6.2 except that all references to “15%” shall instead be deemed to refer to “50%”);

(ii)   by Parent pursuant to Sections 8.3(ii) or 8.3(iii); or

(iii)  by the Company pursuant to Section 8.4(ii),

then the Company shall pay Parent by wire transfer of immediately available funds a nonrefundable fee in the amount of One Million Dollars ($1,000,000) (the “Termination Fee”), in

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the case of clause (i) above concurrently with the consummation of the Competing Transaction, or in the case of clauses (ii) or (iii) above concurrently with termination.

(c)   In the event of termination of this Agreement without consummation of the transactions contemplated hereby by either Parent or the Company pursuant to Section 8.2(ii), then the Company shall reimburse Parent by wire transfer of immediately available funds for the amount of expenses (including any financing commitment fees) actually incurred by Parent or Newco in connection with this Agreement or the transactions contemplated hereby, up to a maximum of One Million Dollars ($1,000,000) (the “Expense Reimbursement”), concurrently with such termination, provided that if the Company is obligated to pay a Termination Fee in compliance with Section 8.5(b)(i) thereafter, then the Termination Fee so payable shall be reduced by the amount previously paid by the Company for the Expense Reimbursement.

(d)   If this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(iii) and at such time Parent (i) is not otherwise entitled to terminate this Agreement pursuant to this Article VIII, and (ii) each and every condition to Parent and Newco’s obligation to effect the Merger, other than the financing condition in Section 7.3(g), is then satisfied, (or, to the extent any such condition requires the delivery of documents by or on behalf of the Company at the Closing, the Company shall then be in a position to deliver or cause the delivery of such items to Parent were the Closing then to occur), Parent shall pay to the Company a nonrefundable fee of One Million Dollars ($1,000,000) (the “Parent Termination Fee”) which shall be paid from the Escrow Fund pursuant to the Escrow Agreement. Upon payment of the Parent Termination Fee, Parent, Newco and their respective shareholders, partners, members, Affiliates, directors, officers, employees and agents shall be forever fully released and discharged by the Company from any liability or obligation under this Agreement or as a result of the termination or failure to consummate the transactions contemplated by this Agreement or any claims or Actions arising therefrom.

(e)   The parties acknowledge and agree that Parent and the Company have incurred significant expense in negotiation and entering into this Agreement and that if terminated in the context of facts giving rise to the payment of the Termination Fee, the Parent Termination Fee or the Expense Reimbursement, (i) the Termination Fee or the Parent Termination Fee, respectively, shall be deemed liquidated damages appropriate in such circumstances and not in the nature of a penalty, and (ii) the payment of the Expense Reimbursement also shall be deemed an appropriate measure of liquidated damages to compensate Parent or Newco for expenses associated with the transactions contemplated hereby, and not in the nature of a penalty.

8.6     Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

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ARTICLE IX.

ADDITIONAL DEFINITIONS

9.1     Certain Definitions. As used herein the following terms have the following respective meanings:

(a)   An “Affiliate” of, or a Person “affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(b)   “Company Disclosure Schedule” means the Company Disclosure Schedule dated as of March 5, 2007, delivered to Parent by the Company in connection with the execution and delivery of this Agreement

(c)   “Company Expenses” means the any and all fees and expenses, whether previously paid, accrued or payable in the future, of financial advisors, proxy solicitors, legal counsel, accountants, and all other third parties providing services or advice to the Company in connection with the transactions contemplated hereby, retention or change in control bonuses payable to Company employees, severance payments incurred but not yet paid to Joseph J. Caffarelli and David C. Carlson as a result of the consummation of the Merger or the execution of this Agreement, and all other fees and expenses incurred by the Company or payable by the Company on behalf of other Persons, all in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby.

(d)   “Company Material Adverse Effect” shall mean any circumstance, change in or effect on the business, assets or liabilities of the Company or any Subsidiary of the Company that, individually or in the aggregate with all other circumstances, changes in, or effects on such business, assets or liabilities of the Company or any Subsidiary of the Company: (i) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) is reasonably likely to materially adversely effect the ability of the Surviving Corporation to operate or conduct its business in the manner in which the Company currently conducts its business; but excluding any changes or effects resulting from (i) general changes in economic, or financial or capital market conditions, in each case which do not affect disproportionately the Company and its Subsidiaries, taken as a whole, (ii) terrorism, war or the outbreak of hostilities, (iii) changes in conditions generally applicable to the industries in which the Company and its Subsidiaries are involved, in each case which do not affect the Company and its Subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, (iv) changes in the Law or GAAP, or (v) from the announcement of the transactions contemplated hereby, the taking of any action contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby.

(e)   “Company Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation

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for disability, sick leave, death benefit, hospitalization, medical welfare benefit, deferred compensation, profit sharing, retirement, retiree medical or life insurance, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, restricted stock and phantom stock arrangements or policies) (collectively, the “Employee Benefit Plans”); (ii) all Employee Benefit Plans which are “pension plans” (as defined in Section 3(2) of ERISA (“Pension Plans”)); and (iii) all material employment, termination, bonus, severance or other contracts or agreements (“Employment Agreements”), in each case to which the Company or any ERISA Affiliate (as defined below) is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained by the Company or any ERISA Affiliate or to which the Company or an ERISA Affiliate contributes or is obligated to contribute with respect to current or former employees of the Company.

(f)    “Consolidated Current Assets” means, at any relevant time, the aggregate amount of the current assets, being cash and cash equivalents, trade receivables, prepaid expenses and other receivables of the Company and its Subsidiaries at such time calculated on a consolidated basis, but, in each case, excluding the deferred tax accounts and any cash paid in connection with the exercise of Options or Warrants between the date of this Agreement and the Effective Time.

(g)   “Consolidated Current Liabilities” means, at any relevant time, the aggregate amount of the current liabilities, including, but not limited to, accounts payable, payroll accruals, corporation taxes, other current liabilities and deferred revenues, of the Company and its Subsidiaries at such time calculated on a consolidated basis.

(h)   “governmental authority” means any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic or supranational and whether national, federal, tribal, provincial, state, regional, local or municipal.

(i)    “Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos-containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.

(j)    “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (whether or not drawn), (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock,

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valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

(k)   “Key Employees” shall mean Eddie O’Reilly, Troy Rollo, Grant Christian and Deanna Ziemba.

(l)    “Knowledge of the Company” shall mean the actual knowledge of Joseph J. Caffarelli, Justin M. MacIntosh, Eddie O’Reilly, Troy Rollo, Dave Carlson, Grant Christian, and Deanna Ziemba.

(m)  “Knowledge of Parent” shall mean the actual knowledge of Johan Magnusson Gedda.

(n)   “Law” shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, writs, orders, judgments, injunctions, decrees, licenses, agreements, settlements, governmental guidelines or interpretations, permits, rules and bylaws of a governmental authority.

(o)   “Lien” means any charge, encumbrance, lien, pledge, security interest or adverse claim.

(p)   “Net Working Capital” means, at any time, the aggregate amount of the Consolidated Current Assets of the Company at such time less the aggregate amount of the Consolidated Current Liabilities of the Company at such time.

(q)   “Parent Material Adverse Effect” shall mean a material adverse change in the financial condition, business, assets, liabilities, properties or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any changes or effects resulting from (i) general changes in economic, or financial or capital market conditions, (ii) terrorism, war or the outbreak of hostilities, (iii) changes in conditions generally applicable to the industries in which Parent and its Subsidiaries are involved, in each case which do not affect Parent and its Subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, (iv) changes in the Law or GAAP, or (v) the announcement of the transactions contemplated hereby, the taking of any action contemplated or required by this Agreement, or the

46

consummation of the transactions contemplated hereby, and that in each case would prevent Parent from performing its obligations to pay the Total Merger Consideration payable hereunder.

(r)    “Per Share Merger Consideration” means

(i) with respect to each Share of outstanding Common Stock, $0.40 per Share; and

(ii) with respect to each Share of outstanding Series B Stock, an amount equal to the sum of (A) $1.00 plus (B) the amount obtained by dividing the Per Share Merger Consideration payable per share of Common Stock by 0.3 (carried out to five decimal places).

(s)   “Permitted Lien” means (i) Liens for utilities and current taxes not yet due and payable, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not yet due and payable, (iii) Liens for taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable Person, (iv) easements, restrictive covenants and similar encumbrances or impediments against any of the Company’s assets or properties which do not materially interfere with the business of the Company and its Subsidiaries, and (v) minor irregularities and defects of title which do not materially interfere with the business of the Company and its Subsidiaries.

(t)    “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(u)   “Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns, of record or beneficially, at least 50% of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

(v)   “Target Working Capital” means negative $5,163,000, as reflected and calculated in accordance with Schedule B attached hereto.

(w)  “tax” and “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

(x)    “Tax Indemnification Arrangement” means the obligation of Justin MacIntosh pursuant to a letter agreement dated February 11, 2005 to indemnify the Company from and against certain liability for foreign taxes in excess of $400,000 not timely or fully paid by the Company prior to the Effective Time (including the amount of such tax and any interest,

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penalties, fines, additions to tax or additional amounts imposed by any taxing authority relating thereto), including any document, agreements or other arrangements implemented to give effect to such indemnification obligation.

(y)   “tax returns” means all returns, declarations, reports, estimates, information returns and statement required to be filed in respect of any taxes.

(z)    “Total Merger Consideration” means the aggregate Per Share Merger Consideration plus any amounts due in respect of Options and Warrants under Section 3.2.

ARTICLE X.

MISCELLANEOUS

10.1   Payment of Expenses. If the Merger is not consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

10.2   Survival of Confidentiality. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any such representations, warranties, covenants and other agreements, shall survive beyond the earlier of (i) termination of this Agreement, or (ii) the Effective Time, except for (A) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and(B) the provisions of this Article X. Each party hereto agrees that, except for the representations and warranties contained in this Agreement or in a certificate delivered at the Closing, none of the Company, Parent or Newco makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to any other party or other party’s representatives of any documentation or other information with respect to any one or more of the foregoing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement in accordance with the terms of such Confidentiality Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

10.3   Modification or Amendment. Subject to the applicable provisions of the MBCA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company’s shareholders hereunder, or which by Law requires further approval by the Company’s shareholders, without the approval of such shareholders; provided, further that if the amendment adversely affects the rights of only a

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particular shareholder (or holders of a separate class or series of securities), then this Agreement may be amended with the approval of only that shareholder or those affected holders.

10.4   Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.5   Counterparts. For the convenience of the parties hereto, this Agreement may be executed (by facsimile or pdf signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.6   Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota, without giving effect to the principles of conflicts of law thereof.

10.7   Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) business day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) five (5) business days after being sent by registered or certified mail, postage prepaid, as follows:

If to the Company:

CorVu Corporation

3400 W. 66th St.

Suite 445

Edina, MN 55435

Attn:    Joseph Caffarelli, CEO

Facsimile No.:  (952) 843-7752

With copies (which shall not constitute effective notice) to:

CorVu Corporation

3400 W. 66th St.

Suite 445

Edina, MN 55435

Attn:    David Carlson, CFO

Facsimile No.:  (952) 843-7752

and to

Fredrikson & Byron, P.A.

200 South Sixth Street

Suite 4000

Minneapolis, MN 55402-1425

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Attn:    John H. Stout, Esq.

Facsimile No.:  (612) 492-7077

If to Parent or Newco:

Rocket Software, Inc.

275 Grove Street

Newton, MA 02466-2273

Attn: Johan Magnusson Gedda

Facsimile No.:  (617) 630-7173

With a copy (which shall not constitute effective notice) to:

Bingham McCutchen LLP

355 South Grand Avenue

Los Angeles, CA 90071-3106

Attn: David Robbins, Esq.

Facsimile No.: (213) 830-8660

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

10.8   Entire Agreement; Assignment. This Agreement (including the exhibits, schedules, documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement of the parties and supersedes all prior or contemporaneous agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the collective subject matter hereof. All exhibits and schedules (including the Company Disclosure Schedule) attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement. This Agreement may not be assigned by any of the parties hereto by operation of Law or otherwise without the written consent of the other parties except that (a) Parent may assign any or all of its rights hereunder to any Affiliate of Parent and Newco may assign any or all of its rights hereunder to any other newly organized corporation under the Laws of the State of Minnesota, all of the capital stock of which is owned directly or indirectly by Parent; provided, that Parent shall remain liable on a direct and primary basis for the performance of any such Affiliate or direct or indirect Subsidiary, and (b) Parent or Newco may assign its rights hereunder to any lender financing any portion of the Total Merger Consideration.

10.9   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

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10.10 Obligation of Parent. Whenever this Agreement requires Newco or the Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco or the Surviving Corporation to take such action and a guarantee of the performance thereof.

10.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.12 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.13 Certain Interpretations. For purposes of this Agreement:

(a)   Unless otherwise specified, all references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(b)   The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c)   The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d)   The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers as of the date first above written.

CORVU CORPORATION

By:	/s/ David C. Carlson
Name: David C. Carlson
Title: Chief Financial Officer

ROCKET SOFTWARE, INC.

By:	/s/ Johan Magnusson Gedda
Name: Johan Magnusson Gedda
Title: Executive Vice President

ROCKET SOFTWARE MINNESOTA, INC.

By:	/s/ Johan Magnusson Gedda
Name: Johan Magnusson Gedda
Title:

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ANNEX B

Opinion of Cherry Tree Securities, LLC

CHERRY TREE	301 Carlson Parkway, Suite 103
Minnetonka, Minnesota 55305
Voice:952.893.9012 | Fax:952.893.9036
www.cherrytree.com

March 2, 2007

Special Committee of the Board of Directors

CorVu Corporation

3400 W. 66th Street

Edina, MN 55435

Gentlemen:

We understand that Rocket Software, Inc. (“Rocket”) intends, through a wholly-owned subsidiary named Newco, to enter into a Merger pursuant to the terms of an Agreement and Plan of Merger (“Merger Agreement”), with CorVu Corporation (the “Company”).  The terms of the Merger Agreement provide for each share of the Company’s Common Stock to be converted into the right to receive $.40 in cash at closing (“Merger Consideration”).  We further understand that the Company has outstanding 360,000 shares of a Series B Convertible Preferred Stock (“Series B”).  Pursuant to the terms of the Merger Agreement, the Series B holders will receive $2.33 per share of Series B.

We also understand that the Company’s 17,000 shares of a Series C Convertible Preferred Stock and a $1.5 million Note to Comvest Investment Partners II LLC were redeemed and repaid, respectively, on or about February 20, 2007.  A bank loan in the amount of $3.2 million was incurred for those purposes.

We assume that the final terms of the merger will be substantially identical to the terms contained in the Merger Agreement labeled Execution Version which was provided to Cherry Tree Securities, LLC (“Cherry Tree”) on March 2.

Pursuant to a January 19, 2007 engagement letter between the Special Committee of the Board of Directors of the Company and Cherry Tree, Cherry Tree was engaged to render an opinion on the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Common Stock pursuant to the terms of the Merger Agreement.  Our engagement relates only to the expression of our opinion and none of our fee is conditioned on the completion of the Merger.  We were not authorized to and did not solicit any expressions of interest from any parties with respect to the sale of all or any part of the Company or any alternative transaction.  We did not negotiate the terms of the Merger Agreement with Rocket.

For purposes of the opinion set forth herein, we have reviewed and considered such financial and other information and matters as we deemed relevant, including:

a)              the Merger Agreement labeled Execution Version provided to Cherry Tree on March 2, 2007 and several prior drafts;

b)             publicly available financial and business information of the Company;

c)              internal financial statements and other financial and business information of the Company prepared by the management of the Company;

d)             financial projections prepared by the management of the Company;

e)              discussions with senior executives about the Company’s past and current operations and financial condition, the prospects for the Company, and characteristics and trends in the markets the Company serves;

f)                reported prices and trading activity for the Company’s common stock;

g)             publicly available financial, stock price and other information for certain publicly-traded companies; and

h)             financial terms, to the extent publicly available, of certain acquisition transactions.

We performed such financial analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

For the purposes of this opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by the Company and the information obtained by us from other public sources.  With respect to the financial projections prepared by the Company, we have assumed that they were reasonably prepared on basis reflecting the best currently available estimates and judgments of the future financial performance of the Company.  We have assumed there has been no material change in the assets, financial condition or prospects of the Company since the date of the most recent financial statements made available to us.

We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal, and express no opinion regarding the liquidation value of the Company or any of its assets.  Our opinion is necessarily based on the information available to us and the financial, economic, market and other conditions as they exist and are subject to evaluation as of the date hereof.  We have no obligation to update, revise or reaffirm our opinion based on information which becomes available or developments which occur after the date of this letter, and expressly disclaim any responsibility to do so.

We have made no independent investigation of any legal or accounting matters that may affect the Company or the merger.  We do not opine on, nor does our opinion consider, the tax consequences of the merger.

This letter is for the information of the Special Committee of the Board of Directors of the Company and only in connection with its consideration of the proposed Merger.  This letter may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any information sent to the Company’s shareholders in connection with the Merger.

This opinion relates solely to the proposed $.40 per share Merger Consideration.  We offer no recommendation or opinion about the Company’s underlying business decision to effect or support the Merger, the relative merits of the Merger to the Company or its shareholders, whether or not the Merger should be consummated, the process used in connection with the Merger, how any shareholder should vote with respect to the Merger or whether or not shareholders should or should not exercise any rights that they may have with respect to the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the proposed Merger Consideration of $.40 per share is fair, from a financial point of view, to the holders of the Company’s Common Stock.

Sincerely,

/s/ Michael Bochert
Managing Director
Cherry Tree Securities, LLC

ANNEX C

MINNESOTA STATUTES 2006, SECTION 302A.471 AND 302A.473

302A.471.  Rights of dissenting shareholders

Subdivision 1.  Actions creating rights.  A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)           unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1)           alters or abolishes a preferential right of the shares;

(2)           creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3)           alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4)           excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5)           eliminates the right to obtain payment under this subdivision;

(b)           a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c)           a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d)           a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e)           a plan of conversion adopted by the corporation; or

(f)            any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2.  Beneficial owners.  (a)  A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents.  In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b)           A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3.  Rights not to apply.  (a)  Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b)           If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c)           Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1)           The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market security on the Nasdaq Stock Market.

(2)           The applicability of clause (1) is determined as of:

(i)            the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii)           the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3)           Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4.  Other rights.  The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

History: 1981 c 270 s 80; 1987 c 203 s 2,3; 1988 c 692 s 10; 1991 c 49 s 16; 1992 c 517 art 1 s 15; 1993 c 17 s 40; 1994 c 417 s 5; 1997 c 10 art 1 s 24; 1999 c 85 art 1 s 11; 2000 c 264 s 6,7; 2002 c 311 art 1 s 20; 2004 c 199 art 14 s 16,17; 2006 c 250 art 1 s 27-29

302A.473.  Procedures for asserting dissenters’ rights

Subdivision 1.  Definitions.  (a)  For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b)           “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c)           “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d)           “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2.  Notice of action.  If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3.  Notice of dissent.  If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4.  Notice of procedure; deposit of shares.  (a)  After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1)           the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2)           any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3)           a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4)           a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b)           In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5.  Payment; return of shares.  (a)  After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1)           the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2)           an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3)           a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b)           The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date.  If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction.  The dissenter may decline the offer and demand payment under subdivision 6.  Failure to do so entitles the dissenter only to the amount offered.  If the dissenter makes demand, subdivisions 7 and 8 apply.

(c)           If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions.  However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6.  Supplemental payment; demand.  If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference.  Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7.  Petition; determination.  If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest.  The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located.  The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation.  The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure.  Nonresidents of this state may be served by registered or certified mail or by publication as provided by law.  Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding.  The jurisdiction of the court is plenary and exclusive.  The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares.  The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter.  The fair value of the shares as determined by the court is binding on all shareholders, wherever located.  A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8.  Costs; fees; expenses.  (a)  The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b)           If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable.  These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c)           The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

History: 1981 c 270 s 81; 1987 c 104 s 30-33; 1993 c 17 s 41,42; 1997 c 10 art 1 s 25; 2004 c 199 art 14 s 18,19

ANNEX D

Articles of Incorporation of

Rocket Software Minnesota, Inc.

The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

ARTICLE I

The name of this Corporation is Rocket Software Minnesota, Inc.

ARTICLE II

The registered office of this Corporation is located at 590 Park Street, Suite 6, St. Paul, MN 55103.  The name of the registered agent is National Registered Agents, Inc.

ARTICLE III

This Corporation is authorized to issue an aggregate total of 1,000 shares, all of which shall be designated Common Stock, having a par value of $.01 per share.

ARTICLE IV

The name and address of the incorporator of this Corporation are as follows:

Michael A. Stanchfield

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

ARTICLE V

No shareholder of this Corporation shall have any cumulative voting rights.

ARTICLE VI

No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase, or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE VII

The names of the first directors of this Corporation are as follows:

Johan Magnusson Gedda

Andrew Younnis

D-1

ARTICLE VIII

Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

ARTICLE IX

No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 302A.559 or 80A.23 of the Minnesota Statutes (or similar provisions of future law), (4) for any transaction from which the director derived an improper personal benefit, or (5) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of March, 2007.

/s/ Michael A. Stanchfield
Michael A. Stanchfield

D-2

PROXY

CORVU CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

[               ], 2007

The undersigned hereby appoints _______________ and ________________ and each of them, as proxies, with full power of substitution, to vote all shares of Capital Stock of CorVu Corporation that the undersigned is entitled to vote at the Special Meeting of Shareholders of CorVu to be held on [             ], [             ], 2007 at [             ] Minnesota. and at any adjournment or postponement thereof, upon the matters described in the Notice of Special Meeting and Proxy Statement dated [             ], 2007, receipt of which is hereby acknowledged, subject to any direction indicated on this card, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

The Special Committee of the Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1.	Approval of the Agreement and Plan of Merger dated as of March 5, 2007 among Rocket Software, Inc., Rocket Software Minnesota, Inc. and CorVu Corporation (the “Merger Agreement”).

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

2.

Approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE
MERGER AGREEMENT, AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING IF
NECESSARY OR APPROPRIATE.

Please sign and date this Proxy below and return in the enclosed envelope.

Dated:	, 2007

(Signature)

(Signature)

Please date and sign your name as it appears hereon. When
signing as an attorney, executor, administrator, guardian or in some other representative capacity, please give full title. All joint owners must sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS.